AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998
                                           REGISTRATION STATEMENT NO. 333-48077
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                   FORM S-1

                          REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                --------------

                                  NEFF CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  DELAWARE                        7353                    65-0626400
    (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                              3750 N.W. 87TH AVENUE
                              MIAMI, FLORIDA 33178
                                 (305) 513-3350
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KEVIN P. FITZGERALD
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                   NEFF CORP.
                              3750 N.W. 87TH AVENUE
                              MIAMI, FLORIDA 33178
                                 (305) 513-3350
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                  COPIES TO:

                STEPHEN I. GLOVER, ESQ.         WILLIAM M. HARTNETT, ESQ.
    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON    CAHILL GORDON & REINDEL
           1001 PENNSYLVANIA AVENUE, N.W.            80 PINE STREET
                WASHINGTON, D.C. 20004          NEW YORK, NEW YORK 10005
                     (202) 639-7000                  (212) 701-3000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                --------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                --------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED      , 1998

                                         SHARES

                                  NEFF CORP.

                             CLASS A COMMON STOCK
                                ---------------
OF THE            SHARES OF CLASS A COMMON STOCK BEING OFFERED HEREBY,
 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S.
 UNDERWRITERS AND         SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED
 STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." ALL
 OF THE         SHARES OF CLASS A COMMON STOCK BEING OFFERED HEREBY ARE BEING
 SOLD BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT
 THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $      AND $      PER SHARE.
 SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.
                                ---------------
APPLICATION WILL BE MADE TO LIST THE CLASS A COMMON STOCK ON THE NEW YORK STOCK
                        EXCHANGE UNDER THE SYMBOL "NFF."
                                ---------------
         SEE "RISK FACTORS" BEGINNING ON PAGE    FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

                                PRICE $  A SHARE

                                ---------------

                                    UNDERWRITING
                       PRICE TO     DISCOUNTS AND   PROCEEDS TO
                        PUBLIC     COMMISSIONS(1)   COMPANY(2)
                    ------------- ---------------- ------------
PER SHARE ......... $             $                $
TOTAL(3) .......... $             $                $

-------

  (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT
      $         .
  (3) THE COMPANY HAS GRANTED TO THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF
             ADDITIONAL SHARES OF CLASS A COMMON STOCK AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVERALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS
      AND PROCEEDS TO COMPANY WILL BE $       , $        AND $       ,
      RESPECTIVELY.  SEE "UNDERWRITERS."

                                ---------------
     THE SHARES OF CLASS A COMMON STOCK ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY CAHILL GORDON & REINDEL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR
ABOUT      , 1998 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK,
N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                                ---------------
MORGAN STANLEY DEAN WITTER
            BT ALEX. BROWN
                           DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION
       , 1998

                     PHOTOGRAPHS OF CONSTRUCTION EQUIPMENT


                                  COMPANY LOGO

     Certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. Actual results may differ materially from those projected or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These forward-looking statements involve risks and uncertainties including, but not limited to, those set forth under "Risk Factors."

     UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                                ---------------

                               TABLE OF CONTENTS
                                                  PAGE
                                                 -----
Prospectus Summary .............................    4
Risk Factors ...................................   10
Use of Proceeds ................................   17
Dividend Policy ................................   17
Capitalization .................................   18
Dilution .......................................   19
Unaudited Pro Forma Consolidated
   Financial Data ..............................   20
Selected Consolidated Financial Data ...........   24
Management's Discussion and Analysis
   of Financial Condition and
   Results of Operations .......................   26
Business .......................................   33

                                                  PAGE
                                                 -----
Management .....................................   42
Principal Stockholders .........................   51
Certain Relationships and Transactions .........   52
Description of Certain Indebtedness ............   53
Description of Capital Stock ...................   54
Shares Eligible for Future Sale ................   62
Underwriters ...................................   64
Certain United States Tax Considerations for
   Non-United States Holders ...................   68
Legal Matters ..................................   71
Experts ........................................   71
Additional Information .........................   72
Index to Financial Statements ..................  F-1


     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Class A Common Stock offered hereby, nor does it constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made in the Offering shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.

                                ---------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, SHARES OF CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "NEFF" OR THE "COMPANY" INCLUDE NEFF CORP. AND ITS WHOLLY OWNED SUBSIDIARIES, NEFF RENTAL, INC. ("NEFF RENTAL") AND NEFF MACHINERY, INC. ("NEFF MACHINERY"). UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL") INCLUDE ITS AFFILIATE GECFS, INC. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "COMMON STOCK" INCLUDE THE COMPANY'S CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "CLASS A COMMON STOCK") AND THE COMPANY'S CLASS B SPECIAL COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "CLASS B COMMON STOCK") AND REFLECT AN
84.65 FOR 1.00 STOCK SPLIT FOR EACH CLASS OF COMMON STOCK TO BE EFFECTED PRIOR TO THE COMPLETION OF THE OFFERING. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE U.S. UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.


                                  THE COMPANY


     Neff is one of the largest and fastest growing equipment rental companies in the United States, with 68 rental locations in 15 states. The Company rents a wide variety of equipment, including backhoes, air compressors, loaders, lifts and compaction equipment to construction and industrial customers. The Company also acts as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. In addition, the Company sells used equipment, spare parts and merchandise and provides ongoing repair and maintenance services. The Company has increased its total revenues from $67.3 million in 1995 to $142.0 million in 1997; pro forma for the Acquisitions (as defined) and the Argentina Acquisition (as defined), the Company's total revenues for 1997 were $255.6 million.

     According to industry sources, the U.S. equipment rental industry grew from approximately $600 million in revenues in 1982 to an estimated $18 billion in 1997. This growth has been driven primarily by construction and industrial companies that have increasingly outsourced equipment needs to reduce investment in non-core assets and convert costs from fixed to variable. The equipment rental industry is highly fragmented, with an estimated 17,000 equipment rental companies in the United States. As a result, the Company believes that there are substantial consolidation opportunities for well-capitalized operators such as the Company. According to RENTAL EQUIPMENT REGISTER and studies prepared by Manfredi & Associates, Inc. on the size of the equipment rental market, no single company's revenues represented more than 2% of total market revenues in 1996. Relative to smaller competitors, the Company has several advantages, including increased purchasing power, larger inventories to service larger accounts and the ability to transfer equipment among rental locations in response to changing patterns of customer demand.


COMPETITIVE STRENGTHS

     The Company believes it has several competitive strengths which provide it with the opportunity for continued growth and increased profitability.


     STRONG MARKET POSITION. The Company is one of the largest and fastest growing construction and industrial equipment rental companies in the United States, and is a leading competitor with a significant presence in the Southeast and Gulf Coast regions. The Company operates 68 rental locations in 15 states, including Florida, Georgia, Alabama, Mississippi, South Carolina, North Carolina, Tennessee, Louisiana, Texas, Oklahoma, Arizona, Nevada, Utah, California and Colorado. From December 31, 1995 to December 31, 1997, pro forma for the Richbourg Acquisition (as defined), the

Company increased its equipment rental locations from eight to 68 and expanded its rental fleet from $62 million to $321 million based on original cost. The Company believes its dealership operations complement its equipment rental operations by providing it with competitive advantages over competitors which only rent equipment. These advantages include the ability to achieve favorable pricing by combining equipment purchases for its dealership and rental fleets; the reduction of costs in certain locations by sharing service, maintenance and administrative personnel; and better knowledge of certain local markets by pooling management information. In addition, management believes the Company's size and geographic diversity help insulate it from regional economic downturns. The Company's efforts to improve its market position have caused it to increase its debt and incur significant operating expenses, and thus have adversely affected its short-term cash flow and net income. The Company believes, however, that these efforts are essential to its future performance. See "Risk Factors--Risks Inherent in Growth Strategy," "Risk Factors--Dependence on Additional Capital for Future Growth; Restrictions Under Terms of Indebtedness" and "Risk Factors--Substantial Leverage."


     HIGH QUALITY RENTAL FLEET. Management believes the Company has one of the newest, most comprehensive and well-maintained rental fleets in the equipment rental industry. As of December 31, 1997, pro forma for the Richbourg Acquisition, the average age of the Company's rental fleet was approximately 23 months. The Company makes ongoing capital investment in new equipment, engages in regular sales of new equipment and conducts an advanced preventative maintenance program. Management believes this maintenance program increases fleet utilization, extends the useful life of equipment and produces higher resale values.

     EXCELLENT CUSTOMER SERVICE. The Company differentiates itself from its competitors by providing high quality, responsive service to its customers. Service initiatives include (i) reliable on-time equipment delivery directly to customers' job sites, (ii) on-site repairs and maintenance of rental equipment by factory trained mechanics, generally available 24 hours a day, seven days a week and (iii) ongoing training of an experienced sales force to consult with customers regarding their equipment needs.

     STATE-OF-THE-ART MANAGEMENT INFORMATION SYSTEM. The Company has developed a customized, state-of-the-art management information system capable of monitoring operations at up to 300 sites. The Company uses this system to maximize fleet utilization and determine the optimal fleet composition by market. The system links all of the Company's rental locations and allows management to track customer and sales information, as well as the location, rental status and maintenance history of every piece of equipment in the rental fleet. Rental location managers can search the Company's entire rental fleet for needed equipment, quickly determine the closest location of such equipment, and arrange for delivery to the customer's work site, thus maximizing equipment utilization.


     EXPERIENCED MANAGEMENT TEAM. Since 1995, the Company has significantly increased the quality and depth of its management team to help oversee its growth strategy. Neff's senior management team has extensive experience in the equipment rental industry and its seven regional managers have, on average, 17 years of experience and substantial knowledge of the local markets served within their regions. The Company believes that its management team has the ability to continue the Company's strong growth as well as manage the Company on a much larger scale. The Company is not dependent on recruiting additional operating, acquisition, finance or other personnel to implement its growth strategy. Management believes MasTec, Inc., a public company engaged in the telecommunications construction business which has operations in South America and, like the Company, is majority-owned by the Mas family, will be valuable to the Company in identifying and evaluating acquisitions in both North and South America. It also believes that GE Capital, another major stockholder, can provide significant assistance in this regard.

GROWTH STRATEGY

     The Company's objective is to increase revenue, cash flow and profitability by building and maintaining a leading market position in the equipment rental industry. Key elements of the Company's growth strategy include:


     ACQUIRE EQUIPMENT RENTAL COMPANIES. Management intends to expand the Company through acquisitions of equipment rental companies and believes there are a significant number of acquisition opportunities in North and South America which would complement the Company's existing operations. After completing an acquisition, the Company generally integrates the operations of the acquired company into its management information system, consolidates equipment purchasing and resale functions and centralizes fleet management as quickly as possible while assuring consistent, high-quality service to the acquired company's customers. Since July 1997, the Company has made two strategic acquisitions which have more than doubled the Company's number of rental locations, significantly enhanced the Company's geographic presence and further diversified the Company's customer base. The Company has also entered into a letter of intent to acquire 51% of the outstanding stock of Sullair Argentina Sociedad Anonima ("S.A. Argentina"), a leading equipment rental company and dealer of new equipment in South America, and the Company has four letters of intent outstanding to acquire the assets of additional equipment rental companies in the United States. See "--Recent Acquisitions." To date, the Company has financed its acquisitions primarily with debt, which has resulted in increased interest expense. See "Risk Factors--Substantial Leverage."

     INCREASE PROFITABILITY OF RECENTLY OPENED RENTAL LOCATIONS. Since March 1, 1995, the Company has opened 21 start-up rental equipment locations including 11 locations in 1997. Management believes the Company's financial performance does not yet fully reflect the benefit of these rental locations. The Company incurs significant expenses in connection with the opening of new locations. See "Risk Factors--Risks Inherent in Growth Strategy." Based on the Company's historical experience, a new equipment rental location tends to realize significant increases in revenues, cash flow and profitability during the first three years of operation as more prospective customers become aware of its operation and as the rental equipment fleet is customized to local market demand. Because there is relatively little incremental operating expense associated with such revenues, cash flow and profitability increase significantly as a rental location matures. Although the Company intends to expand primarily through acquisitions, management intends to open additional start-up locations in markets where the Company has not been able to identify attractive acquisition candidates. The Company plans to open five to seven additional branches in 1998.


     INCREASE FLEET AT EXISTING LOCATIONS. Management believes it can capitalize on the demand for rental equipment in the markets it serves and increase revenues by increasing the size of the rental fleet and adding new product lines at existing locations. Management believes that this strategy allows the Company to attract new customers and serve as a single source supplier for its customers. Because the start-up expenditures associated with increasing the fleet and expanding product lines at existing locations are relatively modest, these investments typically generate higher and faster returns than investments in new locations.

     SELECTIVE EXPANSION OF DEALERSHIP OPERATIONS. The Company intends to selectively expand its dealership operations. The Company believes it can realize significant economies of scale by expanding its dealership operations in areas where it has already established equipment rental operations. The Company's distributor relationships and the combined purchasing volume of its dealership and rental operations allow it to acquire inventory at favorable prices and terms. The Company's dealership operations also allow it to reduce overhead costs by sharing service, maintenance and administrative personnel with its rental operations, as well as generating better knowledge of local markets through the sharing of information. The Company also intends to expand its dealership operations to areas where it does not yet have equipment rental operations.

RECENT ACQUISITIONS

     On August 1, 1997, the Company acquired, for a purchase price of $63.6 million, Industrial Equipment Rentals, Inc., the parent company of Buckner Rental Service, Inc. ("Buckner," such aquisition, the "Buckner Acquisition"). Buckner is a leading provider of rental equipment in the Gulf Coast region with 26 locations in Texas, Louisiana, Mississippi and Alabama. During 1997, Buckner served over 39,500 customers in the oil and gas, industrial/petrochemical and construction industries. The Buckner Acquisition gives the Company a greater presence in the Gulf Coast region and further diversifies the Company's customer base by significantly increasing its strength in the industrial sector.

     Effective January 1, 1998, the Company acquired, for a purchase price of $100.0 million, substantially all of the assets of Richbourg's Sales and Rentals, Inc. ("Richbourg," such acquisition, the "Richbourg Acquisition" and, together with the Buckner Acquisition, the "Acquisitions"). Richbourg is a leading provider of rental equipment in the Southeast region with 17 locations in Florida, North Carolina, South Carolina and Georgia. During 1997, Richbourg served over 15,500 customers in the industrial and construction industries. The Richbourg Acquisition gives the Company a greater presence in the Southeast region and additional customers in the industrial sector.

     In March 1998, the Company entered into a letter of intent to acquire 51% of the outstanding stock of S.A. Argentina (such acquisition, the "Argentina Acquisition") for $28 million and 65% of S.A. Argentina's net income for 1998 and 1999, such earn-out payments not to exceed $10 million in the aggregate. S.A. Argentina rents and sells industrial and construction equipment throughout South America, including Argentina, Brazil, Uruguay, Paraguay, Chile and Bolivia. S.A. Argentina's revenues for 1997 were approximately $57.3 million. S.A. Argentina's principal operations are located in Buenos Aires, Argentina; it also has locations in Cordoba and Rosario, Argentina and an assembly plant in San Luis, Argentina. The current management of S.A. Argentina will continue to oversee the day-to-day management of S.A. Argentina. The Argentina Acquisition will enable the Company to expand internationally and take advantage of the opportunities for equipment rental businesses in the emerging South American market. The Argentina Acquisition is subject to a number of closing conditions, including the execution of a definitive purchase agreement, and there can be no assurance that the Argentina Acquisition will be consummated. See "Risk Factors--Put Option Held by Existing Stockholders of Sullair Argentina," and "Business--Acquisition Strategy."

     In February and March 1998, the Company entered into letters of intent to acquire the assets of four equipment rental companies with aggregate 1997 revenues of approximately $19 million. These businesses have a total of five equipment rental locations in Florida, California and Texas. Each of these acquisitions is subject to a number of closing conditions, including the execution of definitive purchase agreements, and there can be no assurance that these acquisitions will be consummated.


COMPANY HISTORY

     The Company was founded in 1988 and is owned by the Mas family, GE Capital and Santos Fund I, L.P., a Texas limited partnership ("Santos") which is owned by the Mas family and Kevin P. Fitzgerald, the Chief Executive Officer and President of the Company. The Mas family is also the principal stockholder of MasTec, Inc., a public company traded on the New York Stock Exchange and one of the largest providers of telecommunications-related engineering and construction services in the United States, South America and Europe. In 1995, the Company entered into a strategic partnership with GE Capital to take advantage of growth and consolidation opportunities in the equipment rental industry. See "Certain Relationships and Transactions."

     The Company's chief executive offices are located at 3750 N.W. 87th Avenue, Miami, Florida, 33178 and its telephone number is (305) 513-3350.

                                 THE OFFERING

Class A Common Stock Offered by the Company
  U.S. Offering .................................             shares
  International Offering ........................             shares
   Total ........................................             shares
Common Stock to be outstanding immediately
 after the Offering
  Class A Common Stock ..........................             shares(1)
  Class B Common Stock(2) .......................             shares(2)
   Total ........................................             shares
Use of Proceeds to the Company ..................   The net proceeds of the
                                                    Offering will be used for the
                                                    repayment of indebtedness. See
                                                    "Use of Proceeds".
Proposed New York Stock Exchange Symbol .........   NFF

----------------
(1) Excludes (i) 1,000,000 additional shares of Class A Common Stock reserved for issuance in connection with the Company's Incentive Stock Plan, (ii)
            additional shares of Class A Common Stock reserved for issuance in connection with options granted to Kevin P. Fitzgerald, the Chief Executive Officer and President of the Company, and (iii) 84,650 additional shares of Class A Common Stock reserved for issuance in connection with options granted to Robert G. Warren, Senior Vice President of Neff Machinery.

(2) The holders of Class A and Class B Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Upon the liquidation, dissolution or winding up of the Company, after satisfaction of all of the Company's liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding, the holder of each share of Class B Common Stock is entitled to receive before any distribution or payment is made upon any other capital stock of the Company, an amount in cash equal to $11.67.

                                 RISK FACTORS

     See "Risk Factors" for information concerning certain factors that should be considered by prospective investors.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                                                                 PRO FORMA AS
                                                              YEAR ENDED DECEMBER 31,                            ADJUSTED(2)
                                       ----------------------------------------------------------------------   -------------
                                          1993(1)         1994           1995          1996          1997            1997
                                       ------------   ------------   -----------   -----------   ------------   -------------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total revenues .....................     $ 43,834       $ 49,526      $ 67,254      $ 95,013      $ 142,019       $ 255,633
Gross profit(3) ....................       10,549         14,711        17,972        25,320         43,274          79,529
Selling, general and administrative
  expenses .........................        6,078          8,493        10,956        18,478         30,129          47,315
Officer stock option
  compensation(4) ..................           --             --            --            --          4,400           4,400
Income from operations .............        3,857          5,993         6,100         5,410          6,197          21,860
Income (loss) before extraordinary
  items(5) .........................        1,663          2,712         1,834        (1,388)        (6,393)
Income (loss) before extraordinary
  items per share ..................
Weighted average common shares
  outstanding(6) ...................        8,465          8,465         8,465         8,465          8,465

BALANCE SHEET DATA (END OF PERIOD):
Net book value of rental
  equipment ........................     $ 18,418       $ 31,331      $ 47,989      $ 76,794      $ 184,787
Total assets .......................       30,761         47,722        68,816       109,118        280,790
Total debt .........................       27,747         38,603        48,345        58,250        226,203
Redeemable preferred stock .........           --             --        11,430        46,299         53,747
Total common stockholders' equity
  (deficit) ........................          571          4,205        (1,931)       (7,508)       (24,735)
OTHER DATA:
Adjusted EBITDA(7) .................     $ 10,255       $ 15,129      $ 18,763      $ 26,695      $  37,635       $  78,157
Adjusted EBITDA margin(8) ..........         23.4%          30.5%         27.9%         28.1%          26.5%           28.9%
Number of rental locations
  (end of period) ..................            5              6             8            16             53

----------------
(1) The consolidated balance sheet data and statement of operations data for the year ended December 31, 1993 is derived from financial statements of the Company's two wholly-owned subsidiaries, Neff Rental and Neff Machinery, each of which was individually audited by independent certified public accountants.
(2) The summary consolidated pro forma as adjusted financial data are derived from the Company's Unaudited Pro Forma Consolidated Financial Data appearing elsewhere in this Prospectus. The Unaudited Pro Forma Consolidated Financial Data were prepared by the Company to illustrate the estimated effects of the Offering, the Argentina Acquisition, the Buckner Acquisition, the Richbourg Acquisition and related transactions described in the Notes to the Unaudited Pro Forma Consolidated Financial Data as if they had occurred as of January 1, 1997 for purposes of the unaudited pro forma consolidated statements of operations and as of December 31, 1997 for purposes of the unaudited pro forma consolidated balance sheets.
(3) Gross profit for 1996 and 1997 reflect the Company's change in depreciation policy to recognize extended estimated service lives and increased residual values of its rental equipment. See the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.
(4) Officer stock option compensation expense represents a noncash charge with respect to the change in estimated market value of the shares to be issued to Kevin P. Fitzgerald under an option agreement.
(5) Prior to December 26, 1995, the Company operated as a Subchapter S corporation under the provisions of the Internal Revenue Code. Income
    (loss) before extraordinary items for 1993, 1994 and 1995 is restated to reflect what the data would have been if the Company had Subchapter C status in these years.
(6) Based on the number of shares outstanding as of      . Assumes exercise of
    options currently exercisable and exercisable within the next 60 days.
(7) Adjusted EBITDA represents income from operations plus depreciation and amortization and officer stock option compensation expenses. Adjusted EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with GAAP, as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company believes that Adjusted EBITDA is a standard measure commonly reported and widely used by analysts and investors as a measure of profitability for companies with significant depreciation and amortization expense. However, not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth above may not be comparable to Adjusted EBITDA reported by other companies.
(8) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues.

                                 RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

RISKS INHERENT IN GROWTH STRATEGY

     The Company has recently accelerated its growth, expanding the rental equipment fleet at existing locations and adding eight locations in 1996 and 37 locations in 1997. The Company intends to continue this rapid growth over the next five years by continuing to make acquisitions, expand its rental equipment fleet at existing locations and open several new locations each year. There can be no assurance that the Company will be able to identify acquisition candidates and attractive new locations or obtain financing for acquisitions and internal expansion on satisfactory terms, or at all. The Company's growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding the operations of the Company, and in integrating acquisitions with existing operations. The Company expects that its growth strategy will affect short-term cash flow and net income as the Company increases the amount of its indebtedness and incurs expenses to open new locations, make acquisitions and expand the rental fleet. There can be no assurance that the Company will successfully expand, that any acquired businesses will be successfully integrated into the Company's operations or that any expansion will result in profitability. The Company's anticipated growth will place significant demands on the Company's management and its operational, financial and marketing resources. In connection with acquisitions and the start-up of new branches, the Company anticipates experiencing growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. The Company believes this growth will increase the operating complexity of the Company and the level of responsibility exercised by both existing and new management personnel. To manage this expected growth, the Company intends to invest further in its operating and financial systems and to continue to expand, train and manage its employee base. There can be no assurance that the Company will be able to attract and retain qualified management and employees or that the Company's current operating and financial systems and controls will be adequate as the Company grows or that any steps taken to improve such systems and controls will be sufficient. See "Business--Growth Strategy."

DEPENDENCE ON ADDITIONAL CAPITAL FOR FUTURE GROWTH; RESTRICTIONS UNDER TERMS OF INDEBTEDNESS

     The Company's ability to remain competitive, sustain its growth and expand rental operations through start-up locations and acquisitions largely depends on its access to capital. The Company must make ongoing capital expenditures to maintain the age and condition of its rental equipment fleet in order to provide its customers with high-quality equipment. Historically, the Company has financed capital expenditures, start-up locations and acquisitions primarily through the incurrence of indebtedness, cash flow from operations and, to a lesser extent, the issuance of equity securities. To implement its growth strategy and meet its capital needs, the Company may in the future issue additional equity securities or may incur additional indebtedness. Such additional indebtedness may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. There can be no assurance that additional capital, if and when required, will be available on terms acceptable to the Company, or at all. Failure by the Company to obtain sufficient additional capital in the future could force the Company to curtail its growth or delay capital expenditures, which could have a material adverse effect on the Company and the market price of the Class A Common Stock.

     The Company has entered into a commitment letter with Bankers Trust Company to amend and restate the Company's existing $250 million revolving credit facility (the "Senior Credit Facility," and, as amended and restated, the "New Credit Facility"). The Company expects the New Credit Facility will be in place upon consummation of the Offering.


     The Company's ability to finance future acquisitions, start-ups and internal growth is currently limited by the covenants contained in the Senior Credit Facility, including a number of covenants that, among other things, restrict the ability of the Company to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The Senior Credit Facility also contains, among other covenants, requirements that the Company maintain specified financial ratios, including minimum cash flow levels and interest coverage. The Company expects the New Credit Facility will contain similar covenants and requirements. At December 31, 1997, the Company was not in compliance with the minimum EBITDA covenant, as defined in the Senior Credit Facility. For the year ended December 31, 1997 the minimum EBITDA calculation was $44.8 million but was required to be $45.9 million. The lenders under the Senior Credit Facility have waived this non-compliance.


     The Company expects to offer approximately $     million in debt
securities (the "Notes") for sale to qualified investors concurrently with this Offering (the "Private Debt Offering.") There can be no assurance that the Private Debt Offering will be consummated. This Offering is not conditioned upon the consummation of the Private Debt Offering. If the Company were to consummate the Private Debt Offering, the indenture governing the Notes is likely to contain certain restrictive covenants that will affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, incur indebtedness, create liens, sell assets and engage in mergers and consolidations. As a result of these covenants, the ability of the Company and its subsidiaries to respond to changing business and economic conditions and to secure additional financing may be significantly restricted, and the Company may be prevented from engaging in transactions, including acquisitions, that might be considered important to the Company's growth strategy or otherwise beneficial to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Growth Strategy" and "Description of Certain Indebtedness."

SUBSTANTIAL LEVERAGE


     The Company has a substantial amount of indebtedness. As of March 31, 1998, on a pro forma basis after giving effect to the Richbourg Acquisition, the Argentina Acquisition, the Offering and the Private Debt Offering and the application of the estimated net proceeds therefrom, the Company would have had
total indebtedness of approximately $    million and would have had
approximately $    million of availability under the Senior Credit Facility.


     The degree to which the Company is leveraged could have important consequences to holders of the Class A Common Stock including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of, and interest on, its indebtedness; (iii) the agreements governing the Company's long-term indebtedness will contain certain restrictive financial and operating covenants that could limit the Company's ability to compete and expand; and (iv) the Company's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

GENERAL ECONOMIC CONDITIONS; REGIONAL CONDITIONS AND CYCLICALITY

     The Company's business is affected by general economic and competitive conditions, including national, regional and local slowdowns in construction activity. The Company currently operates in 15 states located throughout the southern and western United States. As a result, the Company's operating results may be adversely affected by events or conditions, such as regional economic slowdowns, adverse weather conditions and other factors, in the areas in which it operates.

DEPENDENCE ON EQUIPMENT MANUFACTURERS


     The Company sells John Deere, Bomag and Terex Americas construction and industrial equipment through dealership agreements. Each of the dealership agreements is terminable at the option of the manufacturer. See "Business--Dealership Agreements." There can be no assurance that the Company will be able to continue its current, or obtain additional, dealership agreements with any of the manufacturers. The Company's operating results could be materially adversely impacted if the John Deere dealership agreements were terminated for any reason.


     John Deere has filed a notice of arbitration (the "Notice") with the American Arbitration Association seeking review of the question of whether Neff Corp. and Neff Machinery breached their agreements with John Deere by failing to obtain John Deere's consent to transactions in which GE Capital increased its equity interest in the Company in 1996. The Company has not filed a response to the Notice and is actively discussing the issues raised by the Notice with John Deere. Although the arbitration could result in a finding that the Company breached its agreement with John Deere and that John Deere has the right to terminate the dealership agreements, the Company believes that this matter can be resolved in a manner that does not have a material adverse effect on its financial condition or results of operations.

RECENT NET LOSSES

     The Company incurred net losses of $2.2 million and $6.8 million in 1996 and 1997, respectively. There can be no assurance that the Company will operate profitably in the future or have earnings or cash flow sufficient to comply with the financial covenants to which it is subject or to cover its fixed charges.

COMPETITION


     The equipment rental and sales industries are highly competitive. The Company's competitors include large national rental companies, regional corporations, smaller independent businesses, and equipment vendors and dealers who both sell and rent equipment to customers. Some of the Company's competitors have greater financial resources, are more geographically diverse, and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants, such as manufacturers, that may be significantly larger and have greater financial and marketing resources than the Company. If existing or future competitors reduce prices to gain or retain market share and the Company must also reduce prices to remain competitive, the Company's operating results would be adversely affected. Additionally, existing or future competitors may seek to compete with the Company for start-up locations or acquisition candidates, which may have the effect of increasing acquisition prices and reducing the number of suitable acquisition candidates or expansion locations. See "Business-- Competition."


SEASONALITY AND QUARTERLY FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

     Historically, the Company's revenues and operating results have varied throughout the year and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: (i) general economic conditions in the Company's markets; (ii) the timing of start-up locations and acquisitions and related costs; (iii) the effectiveness of integrating start-up locations and acquired businesses; (iv) rental patterns of the Company's customers; (v) price changes in response to competitive factors; and (vi) changes in manufacturers' incentive programs. The Company incurs various costs in establishing or integrating start-ups or newly acquired locations, and the profitability of a new location is generally expected to be lower in the initial months of its operation.

     Construction equipment sales and rental businesses often experience a slowdown in demand during the winter months when adverse weather conditions affect construction activity. To date, seasonal demand fluctuations have not materially affected the Company's operating results. However, as the Company expands geographically, seasonal demand fluctuations may lower operating results in the first and fourth quarters.

LIABILITY AND INSURANCE

     The Company's business exposes it to possible claims for personal injury or death resulting from the use of equipment rented or sold by the Company and from injuries caused in motor vehicle accidents in which Company delivery and service personnel are involved. The Company carries comprehensive insurance subject to a deductible at a level it believes is sufficient to cover existing and future claims. There can be no assurance that existing or future claims will not exceed the level of the Company's insurance or that such insurance will continue to be available on economically reasonable terms, or at all.

ENVIRONMENTAL AND SAFETY REGULATION

     The Company's facilities and operations are subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, the treatment, storage and disposal of solid and hazardous wastes and materials, and the remediation of contamination associated with the release of hazardous substances. The Company believes that it is in material compliance with such requirements and does not currently anticipate any material capital expenditures for environmental compliance or remediation for the current or succeeding fiscal years. Certain of the Company's present and former facilities have used substances and generated or disposed of wastes which are or may be considered hazardous, and the Company may incur liability in connection therewith. Moreover, there can be no assurance that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. Such future changes or interpretations, or the identification of adverse environmental conditions currently unknown to the Company, could result in additional environmental compliance or remediation costs to the Company. Such compliance and remediation costs could be material to the Company's financial condition or results of operations. See "Business--Environmental and Safety Regulation."

DEPENDENCE ON SENIOR MANAGEMENT

     The Company is managed by a small number of key executive officers. The loss of the services of certain of these key executives could have a material adverse effect on the Company. The Company presently does not maintain any key man life insurance policies on any of its officers. The Company's success also depends on its ability to hire and retain additional qualified management personnel. There can be no assurance that the Company will be able to hire and retain such personnel. See "Management."

CONTROLLING STOCKHOLDERS


     The Company is controlled by the Mas family and GE Capital. Jorge Mas, the Company's Chairman, his brothers, Juan Carlos Mas and Jose Ramon Mas, and Santos, a limited partnership controlled by the Mas family and Mr. Fitzgerald, beneficially own all of the Company's outstanding Class A Common Stock, which represents 66% of the fully diluted equity of the Company prior to the Offering
and   % of the fully diluted equity of the Company upon completion of the
Offering. GE Capital owns Class B Common Stock which is convertible into Class A Common Stock that represents 34% of the fully diluted equity of the Company
prior to the Offering and   % of the fully diluted equity of the Company upon
completion of the Offering. The holders of a majority of the Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Company, (the "Series A Preferred Stock"), voting separately as a single class in the election of directors of the Company, with each share of Series A Preferred Stock entitled to one vote, are entitled to elect one director to serve on the Company's Board of Directors. Upon the Company's failure to pay certain dividends on the Series A Preferred Stock, the holders thereof have the right to elect up to five additional directors to the Company's Board of Directors. See "Description of Capital Stock--Preferred Stock." GE Capital owns all of the issued and outstanding Series A Preferred Stock and, therefore, is entitled to elect one director to the Company's Board of Directors. The Company expects to redeem the Series A Preferred Stock with the proceeds of the Private Debt Offering. See "Capitalization." Santos Capital Advisers,

Inc. ("Santos Capital"), a Florida corporation owned by the Mas family and Mr. Fitzgerald, has an option to acquire 1.5 million shares of Common Stock from GE Capital; these shares represent 10% of the fully diluted equity of the Company
prior to the Offering and      % of the fully diluted equity of the Company
upon completion of the Offering. As a result, the Mas family, GE Capital and Mr. Fitzgerald are able to exercise a controlling influence over the outcome of matters submitted to the Company's stockholders for approval and will have the power to delay, defer or prevent a change in control of the Company. In addition, pursuant to an Amended and Restated Stockholders' Agreement by and among the Company, GE Capital, Jorge Mas, Jose Ramon Mas, Juan Carlos Mas, Mr. Fitzgerald, Santos Capital and Santos, if GE Capital transfers Common Stock representing 15% or more of the equity of the Company to a third party (the "Transferee"), the Company's Board of Directors will increase from six to seven members and the Transferee will be entitled to designate the additional director. At each meeting of the stockholders of the Company held for the purpose of electing the class of directors of which the director designated by the Transferee is a member, the parties to the Stockholders Agreement, in accordance with such agreement, will cast their votes so as to cause such designee to be elected as a director. See "Principal Stockholders."


SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following the consummation of the Offering, the Company will
have outstanding      shares of Class A Common Stock (      shares outstanding
if the U.S. Underwriters' over-allotment option is exercised in full),
including      outstanding shares of Class A Common Stock beneficially owned by
existing stockholders. The       shares of Class A Common Stock to be sold
pursuant to the Offering (       if the U.S. Underwriters' over-allotment
option is exercised in full) will be eligible for sale without restriction under the Securities Act of 1933, as amended (the "Securities Act"), in the public market after the consummation of the Offering by persons other than affiliates of the Company. Sales of shares by "affiliates" of the Company as the term is defined in Rule 144 under the Securities Act ("Affiliates") will be subject to Rule 144. The Company and all existing stockholders, who will
beneficially own      outstanding shares immediately following the consummation
of the Offering, have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Class A Common Stock (other than issuances by the Company pursuant to the employee stock option plan) for a period of 180 days after the date of the Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.

     GE Capital holds 5,100,000 shares of Class B Common Stock which it may exchange for 5,100,000 shares of Class A Common Stock. Upon such exchange, GE Capital has the right to demand registration of its shares of Class A Common Stock under the Securities Act. The Mas family, and Santos have the right to demand registration of their shares of Class A Common Stock under the Securities Act. Mr. Fitzgerald and Santos Capital each also have the right to demand registration of shares he or it may acquire from the exercise of certain options. Registration of any shares held by the Mas family, Santos, Santos Capital, Mr. Fitzgerald or GE Capital would permit the sale of these shares without regard to the restrictions of Rule 144. These parties have agreed to waive their right to exercise their registration rights in connection with the Offering and for 180 days thereafter. See "Description of Capital Stock--Common Stock--Registration Rights."

     Based on shares outstanding as of      , 1998, following the expiration or
waiver of the foregoing restrictions on dispositions and any applicable holding
periods under Rule 144,      outstanding shares of Class A Common Stock owned
by existing stockholders will be available for sale in the public market pursuant to Rule 144 (including the volume and other limitations set for
therein). The Company intends to register on Form S-8        shares of Class A
Common Stock reserved for issuance upon exercise of options granted to certain employees under the Company's Incentive Stock Plan, and shares of Class A Common Stock reserved for issuance upon the exercise of certain options granted to Mr. Fitzgerald and Robert G. Warren, the Senior Vice President of the
Company. Options to purchase      shares granted to Mr. Fitzgerald and Mr.
Warren and other employees are currently exercisable.

     No prediction can be made as to the effect, if any, that market sales of shares held by the Mas family, GE Capital, Santos, Santos Capital, Mr. Fitzgerald, Mr. Warren, other employees, or other stockholders, or the availability of such shares for future sales, or market sales of shares sold in the Offering pursuant to this Prospectus or the availability of such shares for future sales, will have on the market price of shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock in the public market could adversely affect the prevailing market price of the Class A Common Stock and could materially impair the Company's future ability to realize capital through an offering of equity securities. See "Shares Eligible for Future Sale."


RISKS OF DOING BUSINESS IN SOUTH AMERICA

     If the Argentina Acquisition is consummated, the Company will be subject to the risks and uncertainties attendant to doing business in countries which may be exposed to, or may have recently experienced, economic or governmental instability. The South American operations, earnings, asset values and prospects of the Company may be materially adversely affected by developments with respect to inflation, interest rates, currency fluctuations, governmental policies, price and wage controls, exchange control regulations, taxation, expropriation, social instability and other political or economic developments in or affecting the countries in which the Company may operate.

PUT OPTION HELD BY EXISTING STOCKHOLDERS OF SULLAIR ARGENTINA

     The letter of intent with respect to the Argentina Acquisition provides that the existing stockholders of S.A. Argentina will have the option to require the Company to purchase all of the remaining shares of S.A. Argentina (the "Put Option"). The Put Option will be exercisable for a period of 30 months commencing 30 months after the consummation of the Argentina Acquisition (the "Put Period"). The Put Option may also become exercisable before and/or after the Put Period if the Company makes a decision affecting S.A. Argentina with respect to certain matters, including, for example, mergers and acquisitions, strategic alliances or dividends, with which the existing stockholders of S.A. Argentina disagree. The exercisability of the Put Option may be subject to certain additional restrictions imposed by the terms of the Company's indebtedness on the Company's ability to make acquisitions. The purchase price for the shares subject to the Put Option shall be the fair market value of such shares as determined by an independent appraiser. There can be no assurance that the Put Option will be exercised at a time when such exercise will not have a material adverse effect on the Company.


ANTI-TAKEOVER PROVISIONS


     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws and certain provisions of the Delaware General Corporation Law (the "DGCL") may make it difficult in some respects to effect a change in control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Class A Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. For example, the directors may only be removed for cause and only the directors may fill vacancies that occur prior to the end of a director's term. In addition, the Board of Directors of the Company has the authority to fix the rights and preferences of, and to issue shares of, the Company's Preferred Stock. The Company must obtain the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock before it may authorize, recommend or enter into an agreement with any person to effect a Change of Control (as defined in the Certificate of Incorporation). Moreover, prior to the closing of the Offering, the Company intends to adopt a Stockholders' Rights Plan (the "Rights Plan"). The Rights Plan will permit the Board to adjust the number and kind of shares subject to the Rights Plan so as to prevent dilution or enlargement of rights in the event of a merger or other events which could affect control of the Company. See "Management" and "Description of Capital Stock--Stockholders' Rights Plan."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of shares of Class A Common Stock pursuant to the Offering will experience immediate and substantial dilution of the net tangible book value per share of Class A Common Stock from the initial public offering price. See "Dilution."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     Prior to this Offering, there has been no public market for the Company's Class A Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price will be determined through negotiations between the Company and representatives of the Underwriters; however, there can be no assurance that future market prices for the Class A Common Stock will equal or exceed the range for the initial public offering price set forth on the cover page of this Prospectus. After completion of this Offering, the market price of the Class A Common Stock could be subject to significant variation due to fluctuations in the Company's operating results, changes in earnings estimates by investment analysts, the success or failure of the Company's growth strategies, and changes in business or regulatory conditions affecting the Company. In addition, the stocks listed on the New York Stock Exchange have experienced extreme price fluctuations in recent years which have often been unrelated to the operating performance of the affected companies. Such fluctuations could adversely affect the market price of the Company's Class A Common Stock.


DIVIDEND RESTRICTIONS

     The terms of the Company's Series A Preferred Stock, Senior Credit Facility and the Private Debt Offering if consummated, restrict the Company from paying dividends on its Class A Common Stock. The Company does not expect to pay dividends on its Class A Common Stock in the foreseeable future. See "Dividend Policy."

FORWARD-LOOKING STATEMENTS


     This prospectus contains certain forward-looking statements, including without limitation, statements concerning the Company's operations, economic performance and financial condition. The words "believe," "expect," "anticipate" and other similar expressions identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of important risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this Prospectus. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this Prospectus will in fact occur.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Class A
Common Stock offered hereby are estimated to be approximately $   million
assuming an initial public offering price of $      per share ($      million
if the U.S. Underwriters' overallotment option is exercised in full), after deducting underwriting discounts and commissions and offering expenses payable
by the Company (currently estimated to be $     million). The Company intends
to use the net proceeds from the Offering to (i) repay a loan which the Company incurred to finance the Richbourg Acquisition (the "Term Loan") and (ii) reduce outstanding borrowings under the Senior Credit Facility or the New Credit Facility, as the case may be. The Term Loan carries interest at LIBOR plus
     % and matures on January 31, 1999. The interest rate on the indebtedness on the Senior Credit Facility is variable based on the Company's leverage and
averaged   % for 1997. The Senior Credit Facility terminates on October 31,
1998; however, upon the completion of the Private Debt Offering, this date will be extended to October 31, 2001. It is expected that the New Credit Facility,
if entered into, will expire on      , 2003. See "Description of Certain
Indebtedness--Credit Facilities."

                                DIVIDEND POLICY


     The Company did not pay any cash dividends during 1996 and 1997. The Company anticipates that, following the completion of the Offering, earnings will be retained for the development of its business and will not be distributed to stockholders as dividends. The declaration and payment by the Company of any future dividends and the amounts thereof will depend upon the Company's results of operations, financial condition, cash requirements, future prospects, limitations imposed by the Senior Credit Facility or the New Credit Facility, as the case may be, the Private Debt Offering (if consummated), the terms of its Preferred Stock and other factors deemed relevant by the Board of Directors. See "Description of Capital Stock."

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 31, 1997, (i) on an actual basis, (ii) pro forma for the Richbourg Acquisition, the Argentina Acquisition and related borrowings under the Senior Credit Facility and Term Loan and (iii) pro forma as adjusted to give effect to
the Offering assuming an initial public offering price per share of $      and
the application of the estimated net proceeds therefrom and the exchange by GE Capital of the Company's Series B and Series C Cumulative Convertible Redeemable Preferred Stock for Class B Common Stock. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                                   AS OF DECEMBER 31, 1997
                                                                       -----------------------------------------------
                                                                                                          PRO FORMA
                                                                          ACTUAL        PRO FORMA       AS ADJUSTED(1)
                                                                       -----------   ---------------   ---------------
Debt:                                                                                  (IN THOUSANDS)

 Senior Credit Facility ............................................    $ 161,825      $ 239,741           $
 Term Loan .........................................................       49,916        100,000
 Notes payable .....................................................       14,462         26,418(2)         26,418
                                                                        ---------      -----------         -------
  Total debt .......................................................      226,203        366,159
                                                                        ---------      -----------         -------
Redeemable preferred stock:
 Series A Cumulative Redeemable Preferred Stock, $.01
   par value, 519,503 shares authorized; 340,907 shares issued
   and outstanding .................................................       10,649         10,649            10,649
 Series B Cumulative Convertible Redeemable Preferred
   Stock, $.01 par value, 800,000 shares authorized; 800,000
   shares issued and outstanding ...................................        8,336          8,336                --
 Series C Cumulative Convertible Redeemable Preferred
   Stock, $.01 par value, 800,000 shares authorized; 800,000
   shares issued and outstanding ...................................       31,562         31,562                --
 Accrued preferred stock dividends payable--Series B and C .........        3,200          3,200                --
                                                                        ---------      -----------         -------
  Total redeemable preferred stock .................................       53,747         53,747            10,649
                                                                        ---------      -----------         -------
Minority interest ..................................................           --         15,524            15,524
Common stockholders' equity (deficit):
 Class A Common Stock, $.01 par value, 100,000,000 shares
   authorized;       shares issued and outstanding .................           85             85
 Class B Common Stock, $.01 par value 20,000,000 shares
   authorized; 5,100,000 shares issued and outstanding .............           --             --
 Additional paid-in capital ........................................           --             --
 Accumulated deficit(3) ............................................      (24,820)       (24,820)
                                                                        ---------      -----------         -------
  Total common stockholders' equity (deficit) ......................      (24,735)       (24,735)
                                                                        ---------      -----------         -------
   Total capitalization ............................................    $ 255,215      $ 410,695           $
                                                                        =========      ===========         =======

----------------
(1) In addition, the Company expects to consummate the Private Debt Offering
    for estimated net proceeds of approximately $     million, on or after
    consummation of the Offering. It is anticipated that the proceeds of the Private Debt Offering will be used to reduce outstanding borrowings under the Senior Credit Facility or the New Credit Facility, as applicable, to redeem the Series A Preferred Stock, and to repay the mortgage on properties the Company owns in Florida. Amounts repaid under the Senior Credit Facility or New Credit Facility, as applicable, are available for reborrowing. This Offering is not conditioned on the completion of the Private Debt Offering. There can be no assurance that the Private Debt Offering will be consummated. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."
(2) This increase is a result of the consolidation of approximately $12 million of debt incurred by S.A. Argentina, however, this debt is solely the responsibility of S.A. Argentina without recourse to the Company.
(3) No effect is given to the write-off of deferred debt costs upon the repayment of the Term Loan and the replacement of the Senior Credit Facility with the New Credit Facility.

                                   DILUTION

     As of March   , 1998, the Company had an aggregate of        shares of
Common Stock outstanding, including     shares of Class A Common Stock and
5,100,000 shares of Class B Common Stock. Net tangible book value per share of Class A Common Stock represents the amount of total tangible assets less the sum of (i) total liabilities, and (ii) the liquidation preference of the Series A Preferred Stock of the Company and the Class B Common Stock. After giving effect to the sale of the Class A Common Stock in the Offering at an assumed
initial public offering price of $   per share and the application of the
estimated net proceeds therefrom, the pro forma net tangible book value as of
       would have been $      or $      per share. This represents an immediate
increase in net tangible book value of $      per share of Class A Common Stock
to existing stockholders and an immediate dilution in pro forma net tangible
book value of $      per share of Class A Common Stock to new investors
purchasing shares in the Offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share .......................               $
   Net tangible book value per share before the Offering .................
   Increase per share attributable to new investors ......................
   Pro forma net tangible book value per share after the Offering ........
                                                                                         --------
   Dilution per share to new investors(1) ................................               $
                                                                                         ========

----------------
(1) Assuming the conversion of the shares of Class B Common Stock into Class A Common Stock, pro forma net tangible book value per share of Class A Common Stock and dilution per share of Class A Common Stock to new
    investors would be $      and $     , respectively.

     The following table summarizes, as of       on a pro forma basis, after
giving effect to the Offering, the differences between existing stockholders and new investors in this Offering with respect to: (i) the number of shares of Class A and Class B Common Stock purchased from the Company; (ii) the total consideration paid to the Company; and (iii) the average price paid per share.

                                       SHARES PURCHASED     TOTAL CONSIDERATION
                                     --------------------   --------------------    AVERAGE PRICE
                                      NUMBER     PERCENT     AMOUNT     PERCENT       PER SHARE
                                     --------   ---------   --------   ---------   --------------
   Existing Stockholders .........                     %      $               %        $
   New Investors .................
   Total .........................                     %      $               %
                                     =======      ======      ======     ======


     The tables above assume no exercise of outstanding options to purchase Common Stock, and therefore exclude (i) 1,000,000 additional shares of Class A Common Stock reserved for issuance in connection with the Company's Incentive
Stock Plan, (ii)         additional shares of Class A Common Stock reserved for
issuance in connection with an option granted to Kevin P. Fitzgerald to purchase 3% of the issued and outstanding Common Stock of the Company for an
aggregate purchase price of $1.6 million, (iii)       additional shares of
Class A Common Stock reserved for issuance in connection with an option granted
to Mr. Fitzgerald to purchase       shares of Class A Common Stock at the
initial public offering price set forth on the cover of this Prospectus and
(iv) 84,650 additional shares of Class A Common Stock reserved for issuance in connection with an option granted to Robert G. Warren for an aggregate purchase price of $0.5 million.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following table sets forth the unaudited pro forma consolidated balance sheet of the Company as of December 31, 1997, adjusted to give effect to (i) the Richbourg Acquisition (January 2, 1998) and the financing of such acquisition, (ii) the Argentina Acquisition and the financing of such acquisition and (iii) the Offering and the application of the estimated net proceeds therefrom and the exchange by GE Capital of the Company's Series B and Series C Cumulative Convertible Redeemable Preferred Stock for Class B Common Stock; as if these transactions had occurred as of December 31, 1997. The second following table sets forth the unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 1997, adjusted to give effect to: (i) the Buckner Acquisition (August 1, 1997), the Richbourg Acquisition (January 2, 1998) (together, "Completed Acquisitions") and the financing of these acquisitions, (ii) the Argentina Acquisition and the financing of such acquisition and (iii) the Offering and the application of the estimated net proceeds therefrom, as if these transactions had occurred on January 1, 1997. All acquisitions are accounted for using the purchase method of accounting. The table does not give effect to the consummation of the Private Debt Offering. It is anticipated that the proceeds of the Private Debt Offering, if consummated, will be used to reduce outstanding borrowings under the Senior Credit Facility or the New Credit Facility, as the case may be, to redeem the Series A Preferred Stock, and to repay the mortgage on properties the Company owns in Florida. There can be no assurance that the Private Debt Offering will be consummated. The unaudited pro forma consolidated financial data are based upon certain assumptions and estimates which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results of the future. The unaudited pro forma consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
                            AS OF DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                                  RICHBOURG ACQUISITION(A)
                                                         -------------------------------------------
                                             HISTORICAL                   PRO FORMA
                                             COMPANY(A)   HISTORICAL     ADJUSTMENTS      PRO FORMA
                                            ------------ ------------ ----------------- ------------
ASSETS
Cash and cash equivalents .................  $   2,885      $   161                           3,046
Marketable securities-trading .............         --          593            (593)(c)          --
Accounts receivable, net ..................     25,007        3,126                          28,133
Inventories ...............................      6,072          420                           6,492
Rental equipment, net .....................    184,787       57,604          (4,090)(d)     238,301
Property and equipment, net ...............     23,737        3,068                          26,805
Goodwill, net .............................     29,444           --          40,790 (e)      70,234
Intangible assets, net ....................        622           --                             622
Prepaid expenses and other assets .........      8,236           12           1,362 (f)       9,610
                                             ---------      -------                         -------
  Total assets ............................  $ 280,790      $64,984                         383,243
                                             =========      =======                         =======
LIABILITIES AND COMMON
 STOCKHOLDERS' DEFICIT
Liabilities
 Accounts payable .........................  $  10,871      $   930     $      (305)(g)  $   11,496
 Accrued expenses .........................     11,248           --                          11,248
 Senior Credit Facility ...................    161,825       26,526          25,218 (h)     213,569
 Term loan payable ........................     49,916           --          50,084 (i)     100,000
 Capitalized lease obligations ............      2,320           --                           2,320
 Notes payable ............................     14,462           --                          14,462
 Deferred income taxes ....................      1,136           --                           1,136
                                             ---------      -------                      ----------
  Total liabilities .......................    251,778       27,456                         354,231
                                             ---------      -------                      ----------
Redeemable preferred stock ................     53,747           --                          53,747
                                             ---------      -------                      ----------
Minority interest .........................         --           --
Common stockholders'
 equity (deficit) .........................    (24,735)      37,528         (37,528)(j)     (24,735)
                                             ---------      -------                      ----------
  Total liabilities and common
   stockholders' equity (deficit) .........  $ 280,790      $64,984                         383,243
                                             =========      =======                      ==========

                                               ARGENTINA ACQUISITION(A)
                                            ------------------------------
                                                                                 OFFERING
                                             HISTORICAL      PRO FORMA          AND OTHER         PRO FORMA
                                              ARGENTINA     ADJUSTMENTS        ADJUSTMENTS      AS ADJUSTED(B)
                                            ------------ ----------------- ------------------- ---------------
ASSETS
Cash and cash equivalents .................        306                                                3,352
Marketable securities-trading .............        234                                                  234
Accounts receivable, net ..................     16,940                                               45,073
Inventories ...............................     12,687                                               19,179
Rental equipment, net .....................     18,831                                              257,132
Property and equipment, net ...............      7,647             16 (k)                            34,468
Goodwill, net .............................         --         12,363 (l)                            82,597
Intangible assets, net ....................         --                                                  622
Prepaid expenses and other assets .........         67                                                9,677
                                                ------                                              -------
  Total assets ............................     56,712                                              452,334
                                                ======                                              =======
LIABILITIES AND COMMON
 STOCKHOLDERS' DEFICIT
Liabilities
 Accounts payable .........................    $11,738                                             $ 23,234
 Accrued expenses .........................        392            399 (m)                            12,039
 Senior Credit Facility ...................         --         28,000 (h)                 (p)
 Term loan payable ........................         --                           (100,000)(p)            --
 Capitalized lease obligations ............         --                                                2,320
 Notes payable ............................     11,956                                               26,418
 Deferred income taxes ....................      1,059             79 (n)                             2,274
                                               -------                                             --------
  Total liabilities .......................     25,145
                                               -------                                             --------
Redeemable preferred stock ................         --                            (43,098)(q)        10,649
                                               -------                                             --------
Minority interest .........................         --         15,468 (o)                            15,468
                                               -------                                             --------
Common stockholders'
 equity (deficit) .........................     31,567        (31,567)(j)                 (p)(q)
                                               -------                                             --------
  Total liabilities and common
   stockholders' equity (deficit) .........     56,712
                                               =======                                             ========

----------------

 (a)        The following table presents the allocation of purchase price for each of the companies acquired or proposed to be acquired:

                                      BUCKNER          RICHBOURG         ARGENTINA
                                    -----------      ------------      -----------
   Purchase Price ..............    $63,605,000      $100,000,000      $28,000,000
                                    -----------      ------------      -----------
   Net Assets Acquired .........     33,636,000        63,300,000       15,637,000
   Fair Value Adjustments:
    Rental Fleet ...............      1,019,000        (4,090,000)              --
                                    -----------      ------------      -----------
   Goodwill ....................    $28,950,000      $ 40,790,000      $12,363,000
                                    ===========      ============      ===========

 (b)      In addition, the Company expects to consummate the Private Debt Offering for estimated net proceeds of approximately
          $      million, on or after consummation of the Offering. It is anticipated that the proceeds of the Private Debt
          Offering will be used to reduce outstanding borrowings under the Senior Credit Facility or the New Credit Facility, as applicable, to redeem the Series A Preferred Stock, and to repay the mortgage on properties the Company owns in
          Florida. Amounts reported under the Senior Credit Facility or New Credit Facility, as applicable, are available for reborrowing. This Offering is not conditioned on the completion of the Private Debt Offering. There can be no assurance that the Private Debt Offering will be consummated. See "Management's Discussion and Analysis of Financial Conditions and
          Results of Operations--Liquidity and Capital Resources."
 (c)      Eliminates assets not acquired as part of the Richbourg Acquisition.
 (d)      Adjusts the carrying value of rental equipment acquired from Richbourg to fair market value.
 (e)      Adjustment reflects the allocation of the Richbourg Acquisition purchase price of $100 million to the fair value of the net assets acquired resulting in an increase of $40.8 million in goodwill. The historical carrying values of net assets acquired approximate fair value.
 (f)      Records deferred financing costs related to indebtedness which funded the Richbourg Acquisition.
 (g)      Eliminates liabilities not assumed as part of the Richbourg Acquisition.
 (h)      Records the elimination of liabilities not assumed, net of the extinguishment of the $50 million Term Loan related to the Buckner Acquisition and other acquisition expenses funded through the Senior Credit Facility.
 (i)      Records acquisition consideration funded through the Term Loan, net of the extinguishment of the $50 million Term
          Loan related to the Buckner Acquisition.
 (j)      Records elimination of the stockholders' equity of the respective acquisition.
 (k)      Adjustment for capitalized interest not recorded under Argentine GAAP.
 (l)      Adjustment reflects the allocation of the Argentina Acquisition purchase price of $28 million to the fair value of the net assets acquired resulting in an increase of $12.4 million to goodwill.
 (m)      Adjustment for vacation accrual not recorded under Argentine GAAP.
 (n)      Adjustment for deferred income taxes not recorded under Argentine GAAP.
 (o)      Records minority interest.
 (p)      Records the Offering and the application of the estimated net proceeds therefrom to repay the Term Loan and reduce the Senior Credit Facility with remaining proceeds.
 (q)      Records the exchange by GE Capital of the Company's Series B and C Cumulative Convertible Redeemable Preferred
          Stock for Class B Common Stock, liquidation value $11.67.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   COMPLETED ACQUISITIONS
                                                  ---------------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                      HISTORICAL                                  PRO FORMA
                                        COMPANY    INDUSTRIAL(A)   RICHBOURG     ADJUSTMENTS     PRO FORMA
                                     ------------ --------------- ----------- ---------------- ------------
Revenues
 Rental revenue ....................   $ 68,056       $15,710       $28,894                        112,660
 Equipment sales ...................     50,578         2,468         6,510                         59,559
 Parts and service .................     23,385         2,709            --                         26,094
                                       --------       -------       -------                        -------
  Total revenues ...................    142,019        20,887        35,404                        198,310
                                       --------       -------       -------                        -------
Cost of revenues
 Cost of equipment sold ............     40,766         1,750         1,956                         44,472
 Depreciation of rental
 equipment .........................     24,490         4,161        10,928           (83)(b)       39,496
 Maintenance of rental
 equipment .........................     19,748         2,799        10,714                         33,261
 Cost of parts and service .........     13,741         1,047            --                         14,788
                                       --------       -------       -------                        -------
  Total cost of revenues ...........     98,745         9,757        23,598                        132,017
                                       --------       -------       -------                        -------
Gross profit .......................     43,274        11,130        11,806                         66,293
                                       --------       -------       -------                        -------
Other operating expenses
 Selling, general and
  administrative expenses ..........     30,129         8,616         4,160                         42,905
 Officer stock option
 compensation ......................      4,400            --            --                          4,400
 Other depreciation
  and amortization .................      2,548           855           880         1,372 (c)        5,655
                                       --------       -------       -------                        -------
  Total other operating
 expenses ..........................     37,077         9,471         5,040                         52,960
                                       --------       -------       -------                        -------
Income from operations .............      6,197         1,659         6,766                         13,333
                                       --------       -------       -------                        -------
Other (income) expense
 Interest expense ..................     11,976         1,862         2,406         7,357 (d)       23,601
 Amortization of debt
  issue costs ......................      2,362            21            --         1,125 (e)        3,508
 Other (income) expense ............         --           260          (140)                           120
                                       --------       -------       -------                        -------
  Total other expense, net .........     14,338         2,143         2,266                         27,229
                                       --------       -------       -------                        -------
Income (loss) before (provision
 for) benefit from income taxes
 and extraordinary item ............     (8,141)         (484)        4,500                        (13,896)
(Provision for) benefit from
 income taxes ......................      1,748            80            --         1,976 (f)        7,024
                                       --------       -------       -------                        -------
Income (loss) before
 extraordinary item and
 minority interest .................     (6,393)         (404)        4,500                        (10,092)
Minority interest ..................
                                       --------       -------       -------                        -------
Income (loss) before
 extraordinary item ................   $ (6,393)      $  (404)      $ 4,500                        (10,092)
                                       ========       =======       =======                        =======
Basic and Diluted Earnings
 Per Share:
 Income (loss) before
  Extraordinary Item ...............                                                               $
 Extraordinary Loss, net ...........
                                                                                                   -------
 Net Income (loss) .................                                                               $
                                                                                                   =======
Weighted Average Common
 Shares Outstanding ................
                                                                                                   =======
                                         ARGENTINA ACQUISITION
                                     -----------------------------
                                      HISTORICAL      PRO FORMA       OFFERING     PRO FORMA
                                       ARGENTINA     ADJUSTMENTS    ADJUSTMENTS   AS ADJUSTED
                                     ------------ ---------------- ------------- ------------
Revenues
 Rental revenue ....................    19,919                                      132,579
 Equipment sales ...................    37,404                                       96,960
 Parts and service .................        --                                       26,094
                                        ------                                      -------
  Total revenues ...................    57,323                                      255,633
                                        ------                                      -------
Cost of revenues
 Cost of equipment sold ............    31,075                                       75,547
 Depreciation of rental
 equipment .........................     6,108                                       45,604
 Maintenance of rental
 equipment .........................     6,904                                       40,165
 Cost of parts and service .........        --                                       14,788
                                        ------                                      -------
  Total cost of revenues ...........    44,087                                      176,104
                                        ------                                      -------
Gross profit .......................    13,236                                       79,529
                                        ------                                      -------
Other operating expenses
 Selling, general and
  administrative expenses ..........     4,606             30 (g)                    47,315
 Officer stock option
 compensation ......................        --                                        4,400
 Other depreciation
  and amortization .................       431            309 (c)                     6,395
                                        ------                                      -------
  Total other operating
 expenses ..........................     5,037                                       58,110
                                        ------                                      -------
Income from operations .............     8,199                                       21,419
                                        ------                                      -------
Other (income) expense
 Interest expense ..................     1,118          2,513 (h)   (k)
 Amortization of debt
  issue costs ......................        --                                        3,508
 Other (income) expense ............        48                                          168
                                        ------                                      -------
  Total other expense, net .........     1,166
                                        ------                                      -------
Income (loss) before (provision
 for) benefit from income taxes
 and extraordinary item ............     7,033
(Provision for) benefit from
 income taxes ......................    (2,013)         1,142 (i)   (g)
                                        ------
Income (loss) before
 extraordinary item and
 minority interest .................     5,020
Minority interest ..................                   (2,460)(j)                    (2,460)
                                        ------         ------                       -------
Income (loss) before
 extraordinary item ................     5,020
                                        ======                                      =======
Basic and Diluted Earnings
 Per Share:
 Income (loss) before
  Extraordinary Item ...............                                                $
 Extraordinary Loss, net ...........
                                                                                    -------
 Net Income (loss) .................                                                $
                                                                                    =======
Weighted Average Common
 Shares Outstanding ................
                                                                                    =======

----------------


 (a)      Reflects seven months of operations prior to the Buckner Acquisition in August 1997.
 (b)      Reflects the adjustment of Buckner's historical depreciation expense to conform to the Company's depreciation policy adopted on January 1, 1997.
 (c)      Records the increase in amortization of goodwill, using an estimated life of 40 years, of $0.4 million, $1.0 million and $0.3 million attributable to the Buckner, Richbourg and Argentina Acquisitions, respectively.
 (d)      Records interest expense related to the portion of the Acquisitions funded through borrowings under the Term Loan and
          Senior Credit Facility, using the Company's historical rate of 9.0% per annum and eliminates interest expense related to indebtedness of the acquired companies which was not assumed by the Company.
 (e)      Records the amortization of debt issue costs related to the Term Loan.
 (f)      Adjusts historical income taxes expense to reflect an estimated rate of 38%.
 (g)      Adjustment for vacation accrual not recorded under Argentine GAAP.
 (h)      Adjustment for capitalized interest not recorded under Argentina GAAP and records interest expense related to the portion of the Argentina Acquisition funded through borrowings under the Senior Credit Facility, using the Company's historical rate of 9.0% per annum.
 (i)      Adjustment for deferred income taxes not recorded under Argentine GAAP and records a provision for income taxes at an estimated rate of 38%.
 (j)      Records minority interest.
 (k)      Eliminates interest expense resulting from a reduction of debt outstanding from the use of proceeds of the Offering.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of the Company for each of the five years ended December 31, 1997. The consolidated statements of operations data for the years ended December 31, 1995, 1996 and 1997, and the consolidated balance sheet data as of December 31, 1996 and 1997 are derived from financial statements audited by Deloitte & Touche LLP, independent certified public accountants. The consolidated statement of operations data for the year ended December 31, 1994 and the consolidated balance sheet data as of December 31, 1994 and 1995 are derived from audited financial statements of the Company not included in this Prospectus. The consolidated statement of operations and balance sheet data for and as of the year ended December 31, 1993 is derived from financial statements of the Company's two wholly-owned subsidiaries, Neff Rental and Neff Machinery, audited by other independent certified public accountants, and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The historical results are not necessarily indicative of results to be expected for any future period. The data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                           YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------
                                                          1993       1994       1995          1996            1997
                                                       ---------- ---------- ---------- --------------- ---------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues
 Rental revenue ......................................  $ 11,878   $ 16,226   $ 20,019    $  35,808       $  68,056
 Equipment sales .....................................    22,233     22,996     33,943       44,160          50,578
 Parts and service ...................................     9,723     10,304     13,292       15,045          23,385
                                                        --------   --------   --------    ---------       ---------
  Total revenues .....................................    43,834     49,526     67,254       95,013         142,019
Cost of revenues
 Cost of equipment sold ..............................    19,101     17,111     26,562       33,605          40,766
 Depreciation of rental equipment ....................     5,784      8,911     11,747       19,853(1)       24,490(1)
 Maintenance of rental equipment .....................     1,833      2,806      3,469        8,092          19,748
 Cost of parts and service ...........................     6,567      5,987      7,504        8,143          13,741
                                                        --------   --------   --------    -----------     -----------
  Total cost of revenues .............................    33,285     34,815     49,282       69,693          98,745
                                                        --------   --------   --------    -----------     -----------
Gross profit .........................................    10,549     14,711     17,972       25,320          43,274
Selling, general and administrative expenses .........     6,078      8,493     10,956       18,478          30,129
Other depreciation and amortization ..................       614        225        916        1,432           2,548
Officer stock option compensation(2) .................        --         --         --           --           4,400
                                                        --------   --------   --------    -----------     -----------
Income from operations ...............................     3,857      5,993      6,100        5,410           6,197
Other (income) expense ...............................     1,175      1,669      3,090        6,337          14,338
                                                        --------   --------   --------    -----------     -----------
Income (loss) before provisions for income taxes
  and extraordinary items ............................     2,682      4,324      3,010         (927)         (8,141)
(Provision for) benefit from income taxes(3) .........    (1,019)    (1,612)    (1,176)        (461)          1,748
                                                        --------   --------   --------    -----------     -----------
Income (loss) before extraordinary items .............     1,663      2,712      1,834       (1,388)         (6,393)
Net income (loss) ....................................  $  1,663   $  2,712   $  1,834    $  (2,197)      $  (6,844)
                                                        ========   ========   ========    ===========     ===========
Net income (loss) before extraordinary items per
  share (basic and diluted) ..........................  $    .20   $    .32   $    .22    $    (.66)      $   (1.69)
Weighted average shares outstanding(4) ...............     8,465      8,465      8,465        8,465           8,465

                                                        (FOOTNOTES ON NEXT PAGE)

                                                                               YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------------------
                                                            1993           1994           1995          1996          1997
                                                        ------------   ------------   -----------   -----------   -----------
                                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Net book value of rental equipment ..................     $ 18,418       $ 31,331      $ 47,989      $ 76,794      $ 184,787
Total assets ........................................       30,761         47,722        68,816       109,118        280,790
Total debt ..........................................       27,747         38,603        48,345        58,250        226,203
Redeemable preferred stock ..........................           --             --        11,430        46,299         53,747
Total common stockholders' equity (deficit) .........          571          4,205        (1,931)       (7,508)       (24,735)

OTHER DATA:
Adjusted EBITDA(5) ..................................     $ 10,255       $ 15,129      $ 18,763      $ 26,695      $  37,635
Adjusted EBITDA margin(6) ...........................         23.4%          30.5%         27.9%         28.1%          26.5%
Number of locations (end of period) .................            5              6             8            16             53

----------------
(1) Depreciation of rental equipment for 1996 and 1997 reflect the Company's change in depreciation policy to recognize extended estimated service lives and increased residual values of its rental equipment. See the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.
(2) Officer stock option compensation expense represents the changes with respect to the change in estimated market value of the shares to be issued to Kevin P. Fitzgerald under an option agreement.
(3) Prior to December 26, 1995, the Company operated as a Subchapter S corporation under the provisions of the Internal Revenue Code. Income
    (loss) before extraordinary items for 1993, 1994 and 1995 is restated to reflect what the data would have been if the Company had Subchapter C status in these years.
(4) Based on the number of shares outstanding as of      . Assumes exercise of
    options currently exercisable and exercisable within the next 60 days.
(5) Adjusted EBITDA represents income from operations plus depreciation and amortization and officer stock option compensation expenses. Adjusted EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with GAAP, as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company believes that Adjusted EBITDA is a standard measure commonly reported and widely used by analysts and investors as a measure of profitability for companies with significant depreciation and amortization expense. However, not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth above may not be comparable to Adjusted EBITDA reported by other companies.
(6) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The matters discussed herein may include forward-looking statements that involve risks and uncertainties which could result in operating performance that is materially different from management's projections. The section of this Prospectus entitled "Risk Factors" should be read in conjunction with this Management's Discussion and Analysis of Financial Condition and Results of Operations.


     The following discussion and analysis of the Company's consolidated financial condition and consolidated results of operations should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and the Company's Unaudited Pro Forma Consolidated Financial Data and the Notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

     The Company is one of the largest and fastest growing equipment rental companies in the United States. In addition to its rental business, the Company acts as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. The Company also sells used equipment, spare parts and merchandise and provides ongoing repair and maintenance services. Prior to 1995, the Company primarily acted as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. During this time, many of the Company's dealer locations (six locations) also operated as rental locations. In 1995, the Company, responding to changes in the industry, began to modify its operating structure to focus resources of the Company on the rental equipment business. As part of this strategy, in December 1995, the Company entered into a strategic partnership with GE Capital to take advantage of the growth and consolidation opportunities in the equipment rental industry.

     Since 1995, the Company has pursued an aggressive growth strategy, increasing its number of equipment rental and sales locations to 68, as of December 31, 1997, on a pro forma basis for the Richbourg Acquisition. The Company has achieved this growth through: (i) the addition of 26 equipment rental locations as a result of the Buckner Acquisition, (ii) the addition of 15 equipment rental locations as a result of the Richbourg Acquisition and
(iii) the opening of 21 new equipment rental locations primarily throughout the southeast and southwest regions of the United States. The Company intends to continue to pursue its aggressive growth strategy by: (i) making additional acquisitions of equipment rental companies; (ii) increasing fleet at its existing equipment rental locations in both existing and new product lines;
(iii) continuing to open new equipment rental locations; and (iv) expanding its dealership operations.

     Since January 1, 1995, the Company has opened 21 start-up rental equipment locations. Management believes the Company's recent financial performance does not fully reflect the benefit of these rental locations. Based on the Company's historical experience, a new equipment rental location realizes significant increases in revenues and cash flow during the first three years of operation as more equipment is added to the rental fleet and as the location matures. Because there is relatively little incremental operating expense associated with such revenues, there is a greater proportionate increase in cash flow and profitability as a rental location matures. The Company believes the revenues, cash flow and profitability of the 21 start-up locations opened since January 1, 1995 will increase significantly as these locations mature.

     The Company primarily derives revenue from (i) the rental of equipment,
(ii) sales of new and used equipment and (iii) sales of parts and service. On a pro forma basis for the Acquisitions, the Company's primary source of revenue is the rental of equipment to construction and industrial customers. Growth in rental revenue is dependent upon several factors, including the demand for rental equipment, the amount of equipment available for rent, rental rates and the general economic environment. The level of new and used equipment sales is primarily a function of the supply and demand for such equipment, price and general economic conditions. The age, quality and mix of the Company's rental fleet also affect revenues from the sale of used equipment. Revenues derived from the sale of parts and service is generally correlated with sales of new equipment.

     Costs of revenues include cost of equipment sold, depreciation and maintenance costs of rental equipment and cost of parts and service. Cost of equipment sold consists of the net book value of rental equipment at the time of sale and cost for new equipment sales. Depreciation of rental equipment represents the depreciation costs attributable to rental equipment. Maintenance of rental equipment represents the costs of servicing and maintaining rental equipment on an ongoing basis. Cost of parts and service represents costs attributable to the sale of parts directly to customers and service provided for the repair of customer owned equipment.

     Depreciation of rental equipment is calculated on a straight-line basis over the estimated service life of the asset (generally four to seven years with a 10% residual value). During 1996 and 1997, the Company made certain changes to its depreciation assumptions to recognize extended estimated service lives and increased residual values of its rental equipment. The Company believes that these changes in estimates will more appropriately reflect its financial results by better allocating the cost of its rental equipment over the service lives of these assets. In addition, the new lives and residual values more closely conform to those prevalent in the industry.

     Selling, general and administrative expenses include sales and marketing expenses, payroll and related costs, professional fees, property and other taxes and other administrative overhead. Other depreciation and amortization represents the depreciation associated with property and equipment (other than rental equipment) and the amortization of goodwill and intangible assets.

     Prior to December 26, 1995, the Company had Subchapter S Corporation status under the provisions of the Internal Revenue Code. As a result, the stockholders of the Company were responsible for income taxes for the period prior to December 26, 1995. In 1995, the Company recorded a deferred tax liability for timing differences which existed at the time the Company changed its tax status (see the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus).

RESULTS OF OPERATIONS

     In view of the Company's growth, management believes that the period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, the Company's results of operations may fluctuate from period to period in the future as a result of the cyclical nature of the industry in which the Company operates. See "Risk Factors--Seasonality and Quarterly Fluctuations in Revenues and Operating Results."

     The following table sets forth, for the periods indicated, information derived from the consolidated statements of operations of the Company expressed as a percentage of total revenues. There can be no assurance that the trends in the table below will continue in the future.

                                                                YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                              1995         1996         1997
                                                              ----         ----         ----
Revenues:
 Rental revenue .......................................       29.8%        37.7%        47.9%
 Equipment sales ......................................       50.5         46.5         35.6
 Parts and service ....................................       19.7         15.8         16.5
                                                             -----        -----        -----
  Total revenues ......................................      100.0%       100.0%       100.0%
                                                             -----        -----        -----
Cost of revenues:
 Cost of equipment sold ...............................       39.5         35.4         28.7
 Depreciation of rental equipment .....................       17.5         20.9         17.2
 Maintenance of rental equipment ......................        5.2          8.5         13.9
 Cost of parts and service ............................       11.1          8.6          9.7
                                                             -----        -----        -----
  Total cost of revenues ..............................       73.3         73.4         69.5
                                                             -----        -----        -----
Gross profit ..........................................       26.7         26.6         30.5
 Selling, general and administrative expenses .........       16.3         19.4         21.2
 Other depreciation and amortization ..................        1.4          1.5          1.8
 Officer stock option compensation ....................         --           --          3.1
                                                             -----        -----        -----
Income from operations ................................        9.0%         5.7%         4.3%

1997 COMPARED TO 1996


     REVENUES. Total revenues for 1997 increased 49.5% to $142.0 million from $95.0 million in 1996. This growth in revenues primarily resulted from an increase in revenues of (i) approximately $12.3 million attributable to the continued maturation of existing rental locations, (ii) approximately $16.1 million associated with the Company's acquisition of 26 rental locations in August 1997 and (iii) approximately $9.2 million from the opening of 11 new rental locations during the period.

     GROSS PROFIT. Gross profit for 1997 increased 70.9% to $43.3 million or 30.5% of total revenues from $25.3 million or 26.6% of total revenues in 1996. These increases can primarily be attributed to an increase in gross profit of
(i) approximately $9.3 million from the continued growth of revenues from the 10 locations opened during 1995 and 1996; (ii) approximately $4.8 million from the growth in revenues arising from the acquisition of 26 rental locations in August 1997; and (iii) approximately $3.2 million from the growth in revenues associated with the opening of 11 new rental locations during 1997. These increases in gross profit include approximately $3.3 million related to the change in the Company's depreciation policy to recognize extended service lives and increased salvage values of its rental equipment.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1997 increased 63.1% to $30.1 million or 21.2% of total revenues from $18.5 million or 19.4% of total revenues in 1996. The increase in selling, general and administrative expenses as a percent of revenues is primarily attributable to the opening of 11 new rental locations and the increase in regional and corporate personnel in anticipation of continued growth through acquisitions and new location openings. Based upon the Company's historical experience, a new location tends to incur costs during the early period of operations without the benefit of the revenue stream representative of a mature location. As new locations mature, selling, general and administrative expenses as a percentage of revenue are expected to decline. In 1996, selling, general and administrative expenses included approximately $0.9 million of expenses related to the investigation of alternative financing arrangements.

     OTHER DEPRECIATION AND AMORTIZATION. Other depreciation and amortization expense for 1997 increased 77.9% to $2.5 million from $1.4 million in 1996. The increase in other depreciation and amortization is primarily attributable to increased expenditures on computer equipment, management information systems and property and equipment needed to support the Company's expansion.

     OFFICER STOCK OPTION COMPENSATION EXPENSE. Officer stock option compensation expense of $4.4 million represents changes in estimated market value of the shares to be issued to a key employee under an option agreement.

     INTEREST EXPENSE. Interest expense for 1997 increased to $12.0 million from $6.0 million in 1996. This increase is attributable to additional borrowings related to the Company's continued investment in rental equipment and the Company's acquisition of 26 locations in August 1997.

     EXTRAORDINARY LOSS. During 1997, as a result of modifications to the Company's credit facility, the Company recorded extraordinary losses from the write-off of debt issue costs associated with the early extinguishment of debt of $0.4 million, net of related income taxes.

1996 COMPARED TO 1995

     REVENUES. Total revenues for 1996 increased 41.3% to $95.0 million from $67.3 million in 1995. This increase was primarily attributable to the increase in the number of rental locations operated by the Company. The increase in rental locations resulted from the opening of eight new rental locations during 1996. In addition, several changes were made to the Company's operating structure to focus resources of the Company on the rental equipment business which also increased revenues at existing locations.

     GROSS PROFIT. Gross profit for 1996 increased 40.9% to $25.3 million, or 26.6% of total revenues from $18.0 million or 26.7% of total revenues in 1995. The increase in gross profit is primarily attributable to (i) the continued growth of revenues from the two locations opened during 1995; (ii) the growth in revenues associated with the opening of eight new rental locations during 1996; and (iii) the change in the Company's depreciation policy to recognize extended service lives of its rental equipment. The increases were offset by lower margins at new rental locations. As a result, gross profit as a percentage of total revenues was relatively consistent year to year.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1996 increased 68.7% to $18.5 million, or 19.4% of total revenues from $11.0 million or 16.3% of total revenues in 1995. The increase in selling, general and administrative expenses is primarily attributable to the opening of eight new rental locations. Based upon the Company's historical experience, a new location tends to incur costs during the early period of operations without the benefit of the revenue stream representative of a mature location. In addition, the Company incurred approximately $0.9 million of expenses related to the investigation of alternative financing arrangements during 1996. No such costs were incurred in 1995.

     OTHER DEPRECIATION AND AMORTIZATION. Other depreciation and amortization expense for 1996 increased 56.3% to $1.4 million from $0.9 million in 1995. The increase in other depreciation and amortization is primarily attributable to increased expenditures on computer equipment as a result of the Company's new location expansion.

     INTEREST EXPENSE. Interest expense for 1996 increased to $6.0 million from $3.1 million in 1995. This increase is attributable to additional borrowings related to the Company's investment in rental equipment for its new locations.

     EXTRAORDINARY LOSS. During 1996, as a result of modifications to the Company's credit facility, the Company recorded extraordinary losses from the write-off of deferred financing costs associated with the early extinguishment of debt of $0.8 million, net of related income taxes. There were no such transactions in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations, acquisitions and new rental locations primarily through cash flow from operations, proceeds received from the issuance of preferred stock and borrowings under the credit facilities and term loans.

     During 1997, the Company's operating activities provided net cash flow of $9.4 million as compared to $7.2 million for 1996. This increase is primarily attributable to the growth in the Company's operations resulting from an increase in the number of rental locations operated by the Company.

     Net cash used in investing activities was $173.7 million for 1997 as compared to $44.7 million in the same period for the prior year. This increase is primarily attributable to the Buckner Acquisition, increased expenditures for fleet, computer equipment and other property and equipment necessary to support the Company's expansion.

     Net cash provided by financing activities was $162.3 million for 1997 as compared to $37.2 million for 1996. The net cash provided by financing activities was primarily attributable to borrowings under the Company's Senior Credit Facility and Term Loan used to finance the Buckner Acquisition and capital expenditures supporting the Company's expansion.


     The Company's $250 million Senior Credit Facility allows borrowings based upon eligible accounts receivable, rental fleet and inventory amounts. The interest rates on balances outstanding under the Senior Credit Facility vary based upon the leverage ratio maintained by the Company and were 10% for prime and 9.2% for LIBOR-based borrowings at December 31, 1997. All outstanding balances under the Senior Credit Facility are due on October 31, 1998 unless the Company successfully completes the sale of at least $200 million of qualified debt securities, as defined in the Senior Credit Facility, in which case they become due in October 2001. The Senior Credit Facility is secured by substantially all of the Company's assets and contains certain restrictive covenants which, among other things, require the Company to maintain certain financial coverage ratios and places certain restrictions on the payment of dividends. At December 31, 1997, the Company was not in compliance with the minimum EBITDA covenant, as defined in the Senior Credit Facility. For the year ended December 31, 1997, the minimum EBITDA calculation was $44.8 million but was required to be $45.9 million. The lenders under the Senior Credit Facility have waived this non-compliance.


     In January 1998, in connection with the Richbourg Acquisition, the Company executed the Term Loan, which has terms and requirements similar to the Company's Senior Credit Facility.


     The Company's Senior Credit Facility is expected to be amended and restated in connection with the Offering. Borrowings under the New Credit Facility will continue to be based upon eligible accounts receivable, rental fleet and inventory amounts. Based upon these requirements, the Company will have access to the entire facility amount. The interest rates on balances outstanding under the New Credit Facility will vary based upon the leverage ratio maintained by the Company and range from prime rate or LIBOR plus 1.00% to prime plus 1.25% or LIBOR plus 2.25%. Based upon the Company's current
leverage ratio the interest rate would be prime plus   % or LIBOR plus   %. In
the event the Company repays the Term Loan prior to October 31, 1998, the maturity of the New Credit Facility will be extended to April 30, 2003; otherwise, the New Credit Facility will mature on October 31, 1998. The Company expects the New Credit Facility to be secured by substantially all of the Company's assets and will contain various restrictive covenants which, among other things, will place restrictions on dividends and indebtedness and require the Company to maintain certain interest coverage ratios.

     The Company plans to use the proceeds of the Offering to repay its $100
million Term Loan and approximately $    million in outstanding borrowings
under the Senior Credit Facility or New Credit Facility. Following the Argentina Acquisition, Offering and repayment of indebtedness, the Company
expects to have approximately $    million available under its Senior Credit
Facility or $    million if the Private Debt Offering is consummated. Based upon current expectations, the Company believes that cash flow from operations, together with amounts which may be borrowed under the Senior Credit Facility or New Credit Facility, will be adequate for it to meet its capital requirements and pursue its business strategy for the next twelve months.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which is required to be adopted in the first quarter of 1998. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income.

     In June 1997, SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, was issued. SFAS No. 131 establishes standards for the way that public companies disclose selected information about operating segments in annual financial statements and requires that those companies disclose selected information about segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Accordingly, the Company is not required to adopt SFAS No. 131 until the fiscal year ending December 31, 1998. SFAS No. 131 relates solely to disclosure provisions, and therefore will not have any effect on the results of operations, financial position and cash flows of the Company.

YEAR 2000

     The Company is aware of the issues associated with the programming code in existing computer and software systems as the millennium ("Year 2000") approaches. The Year 2000 problem is pervasive and complex, as virtually every computer operation could be affected in some way by the rollover of the two-digit year value to "00". The issue is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause complete system failures. The Company has received confirmation from all of its current systems' vendors that each of their systems will properly handle the rollover to the Year 2000. Although there can be no assurance, management believes the Year 2000 problem will not have a material effect on the financial position, results of operations or cash flows of the Company.

INFLATION AND GENERAL ECONOMIC CONDITIONS

     Although the Company cannot accurately anticipate the effect of inflation on its operations, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its results of operations. The Company's operating results may be adversely affected by events or conditions in a particular region, such as regional economic, weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities.

     Although much of the Company's business is with customers in industries that are cyclical in nature, management believes that certain characteristics of the equipment rental industry and the Company's operating strategies should help to mitigate the effects of an economic downturn. These characteristics include: (i) the flexibility and low cost offered to customers by renting, which may be a more attractive alternative to capital purchases; (ii) the Company's ability to redeploy equipment during regional recessions; and (iii) the diversity of the Company's industry and customer base.

                                   BUSINESS

GENERAL


     Neff is one of the largest and fastest growing equipment rental companies in the United States, with 68 rental locations in 15 states. The Company rents a wide variety of equipment, including backhoes, air compressors, loaders, lifts and compaction equipment to construction and industrial customers. The Company also acts as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. In addition, the Company sells used equipment, spare parts and merchandise and provides ongoing repair and maintenance services. The Company has increased its total revenues from $67.3 million in 1995 to $142.0 million in 1997; pro forma for the Acquisitions and the Argentina Acquisition, the Company's total revenues for 1997 were $255.6 million.


     According to industry sources, the equipment rental industry grew from approximately $600 million in revenues in 1982 to an estimated $18 billion in 1997. This growth has been driven primarily by construction and industrial companies that have increasingly outsourced equipment needs to reduce investment in non-core assets and convert costs from fixed to variable. The equipment rental industry is highly fragmented, with an estimated 17,000 equipment rental companies in the United States. As a result, the Company believes that there are substantial consolidation opportunities for well-capitalized operators such as the Company. According to RENTAL EQUIPMENT REGISTER and studies prepared by Manfredi & Associates, Inc. on the size of the equipment rental market, no single company's revenues represented more than 2% of total market revenues in 1996. Relative to smaller competitors, the Company has several advantages, including increased purchasing power, larger inventories to service larger accounts and the ability to transfer equipment among rental locations in response to changing patterns of customer demand.

COMPETITIVE STRENGTHS

     The Company believes it has several competitive strengths which provide it with the opportunity for continued growth and increased profitability.


     STRONG MARKET POSITION. The Company is one of the largest and fastest growing construction and industrial equipment rental companies in the United States, and is a leading competitor with a significant presence in the Southeast and Gulf Coast regions. The Company operates 68 rental locations in 15 states, including Florida, Georgia, Alabama, Mississippi, South Carolina, North Carolina, Tennessee, Louisiana, Texas, Oklahoma, Arizona, Nevada, Utah, California and Colorado. From December 31, 1995 to December 31, 1997, pro forma for the Richbourg Acquisition, the Company increased its equipment rental locations from eight to 68 and expanded its rental fleet from $62 million to $321 million based on original cost. The Company believes its dealership operations complement its equipment rental providing it with competitive advantages over competitors which only rent equipment. These advantages include the ability to achieve favorable pricing by combining equipment purchases for its dealership and rental fleets; the reduction of costs in certain locations by sharing service, maintenance and administrative personnel; and better knowledge of certain local markets by pooling management information. In addition, management believes the Company's size and geographic diversity help insulate it from regional economic downturns. The Company's efforts to improve its market position have caused it to increase its debt and incur significant operating expenses, and thus have adversely affected its short-term cash flow and net income. The Company believes, however, that these efforts are essential to its future performance. See "Risk Factors--Risks Inherent in Growth Strategy," "Risk Factors--Dependence on Additional Capital for Future Growth; Restrictions Under Terms of Indebtedness" and "Risk Factors--Substantial Leverage."


     HIGH QUALITY RENTAL FLEET. Management believes the Company has one of the newest, most comprehensive and well-maintained rental fleets in the equipment rental industry. As of December 31, 1997, pro forma for the Richbourg Acquisition, the average age of the Company's rental fleet was approximately 23 months. The Company makes ongoing capital investment in new equipment, engages in regular sales of new equipment and conducts an advanced preventative maintenance program. Management believes this maintenance program increases fleet utilization, extends the useful life of equipment and produces higher resale values.

     EXCELLENT CUSTOMER SERVICE. The Company differentiates itself from its competitors by providing high quality, responsive service to its customers. Service initiatives include (i) reliable on-time equipment delivery directly to customers' job sites, (ii) on-site repairs and maintenance of rental equipment by factory trained mechanics, generally available 24 hours a day, seven days a week and (iii) ongoing training of an experienced sales force to consult with customers regarding their equipment needs.

     STATE-OF-THE-ART MANAGEMENT INFORMATION SYSTEM. The Company has developed a customized, state-of-the-art management information system capable of monitoring operations at up to 300 sites. The Company uses this system to maximize fleet utilization and determine the optimal fleet composition by market. The system links all of the Company's rental locations and allows management to track customer and sales information, as well as the location, rental status and maintenance history of every piece of equipment in the rental fleet. Rental location managers can search the Company's entire rental fleet for needed equipment, quickly determine the closest location of such equipment, and arrange for delivery to the customer's work site, thus maximizing equipment utilization.


     EXPERIENCED MANAGEMENT. Since 1995, the Company has significantly increased the quality and depth of its management team to help oversee its growth strategy. Neff's senior management team has extensive experience in the equipment rental industry and its seven regional managers have, on average, 17 years of experience and substantial knowledge of the local markets served within their regions. The Company believes that its management team has the ability to continue the Company's strong growth as well as manage the Company on a much larger scale. The Company is not dependent on recruiting additional operating, acquisition, finance or other personnel to implement its growth strategy. Management believes MasTec, Inc., a public company engaged in the telecommunication construction business, which has operations in South America and, like the Company, is majority-owned by the Mas family, and GE Capital, one of the Company's major stockholders, will be valuable to the Company in identifying and evaluating acquisitions in both North and South America.


GROWTH STRATEGY

     The Company's objective is to increase revenue, cash flow and profitability by building and maintaining a leading market position in the equipment rental industry. Key elements of the Company's growth strategy include:


     ACQUIRE EQUIPMENT RENTAL COMPANIES. Management intends to expand the Company through acquisitions of equipment rental companies and believes there are a significant number of acquisition opportunities in North and South America which would complement the Company's existing operations. After completing an acquisition, the Company generally integrates the operations of the acquired company into its management information system, consolidates equipment purchasing and resale functions and centralizes fleet management as quickly as possible while assuring consistent, high-quality service to the acquired company's customers. Since July 1997, the Company has made two strategic acquisitions which have more than doubled the Company's number of rental locations, significantly enhanced the Company's geographic presence and further diversified the Company's customer base. The Company has also entered into a letter of intent to acquire 51% of the outstanding stock of S.A. Argentina, a leading equipment rental company and dealer of new equipment in South America, and the Company has four letters of intent outstanding to acquire the assets of additional equipment rental companies in the United States. To date, the Company has financed its acquisitions primarily with debt, which has resulted in increased interest expense. See "Risk Factors--Substantial Leverage."

     INCREASE PROFITABILITY OF RECENTLY OPENED RENTAL LOCATIONS. Since March 1, 1995, the Company has opened 21 start-up rental equipment locations including 11 locations in 1997. Management believes the

Company's financial performance does not yet fully reflect the benefit of these rental locations. The Company incurs significant expenses in connection with the opening of new locations. See "Risk Factors--Risks Inherent in Growth Strategy." Based on the Company's historical experience, a new equipment rental location tends to realize significant increases in revenues, cash flow and profitability during the first three years of operation as more prospective customers become aware of its operation and as the rental equipment fleet is customized to local market demand. Because there is relatively little incremental operating expense associated with such revenues, cash flow and profitability increases significantly as a rental location matures. Although the Company intends to expand primarily through acquisitions, management intends to open additional start-up locations in markets where the Company has not been able to identify attractive acquisition candidates. The Company plans to open five to seven additional branches in 1998.


     INCREASE FLEET AT EXISTING LOCATIONS. Management believes it can capitalize on the demand for rental equipment in the markets it serves and increase revenues by increasing the size of the rental fleet and adding new product lines at existing locations. Management believes that this strategy allows the Company both to attract new customers and serve as a single source supplier for its customers. Because the startup expenditures associated with increasing the fleet and expanding product lines at existing locations are relatively modest, these investments typically generate higher and faster returns than investments in new locations.

     SELECTIVE EXPANSION OF DEALERSHIP OPERATIONS. The Company intends to selectively expand its dealership operations. The Company believes it can realize significant economies of scale by expanding its dealership operations in areas where it has already established equipment rental operations. The Company's distributor relationships and the combined purchasing volume of its dealership and rental operations allow it to acquire inventory at favorable prices and terms. The Company's dealership operations also allow it to reduce overhead costs by sharing service, maintenance and administrative personnel with its rental operations, as well as generating better knowledge of local markets through the sharing of information. The Company also intends to expand its dealership operations to areas where it does not yet have equipment rental operations but may in the future; establishing a dealership presence in such areas will facilitate equipment rental presence in those areas also.

ACQUISITION STRATEGY

     The Company believes it can successfully implement its acquisition strategy because of (i) the Company's access to financial resources, (ii) the potential for increased profitability due to the centralizing of certain administrative functions, enhanced systems capabilities, greater purchasing power and economies of scale and (iii) the potential for owners of the businesses being acquired to participate in the Company's planned growth while realizing liquidity. The Company has developed a set of financial, geographic and management criteria designed to assist management in the evaluation of acquisition candidates. These criteria evaluate a variety of factors, including, but not limited to, (i) historical and projected financial performance, (ii) composition and size of the candidate's customer base, (iii) relationship of the candidate's geographic location to the Company's market areas, (iv) potential synergies gained through acquisition of the candidate and
(v) liabilities, contingent or otherwise, of the candidate.


     The Company intends to evaluate acquisition candidates in South America as well as the United States. Management believes it can capitalize on the business relationships of its major stockholders, GE Capital and the Mas family, and its affiliate, MasTec Inc., in South America in locating potential South American acquisition candidates and consummating such acquisitions. Based on the RENTAL EQUIPMENT REGISTER and the Company's experience evaluating potential acquisitions in South America, the Company estimates that the equipment rental market in South America is 20 to 30 years behind the North American market and will experience significant growth in the next five to ten years.

     The Company recently acted on its plan to expand its operations into South America by entering into a letter of intent to acquire 51% of the outstanding stock of S.A. Argentina. S.A. Argentina rents and sells industrial and construction equipment throughout South America, including Argentina, Brazil, Uruguay, Paraguay, Chile and Bolivia. S.A. Argentina's revenues for 1997 were approximately $57.3 million. S.A. Argentina's principal operations are located in Buenos Aires, Argentina; it also has locations in Cordoba and Rosario, Argentina and an assembly plant in San Luis, Argentina. The current management of S.A. Argentina will continue to oversee the day-to-day management of S.A. Argentina. The letter of intent provides that the Company will have the option to purchase the remaining 49% of the outstanding stock of S.A. Argentina from the existing stockholders. This option will be exercisable for a period of 30 months commencing 30 months after the consummation of the Argentina Acquisition. In addition, the existing stockholders of S.A. Argentina will have the option during the same period to require the Company to purchase the remaining 49% of the outstanding stock of S.A. Argentina. The exercisability of these options may be subject to certain additional terms and conditions, including restrictions imposed by the terms of the Company's indebtedness on the Company's ability to make acquisitions. The Argentina Acquisition is subject to a number of closing conditions, including the execution of a definitive purchase agreement, and there can be no assurance that the Argentina Acquisition will be consummated. See "Risk Factors -- Put Option Held by Existing Stockholders of Sullair Argentina."


OPERATIONS


     The Company's operations primarily consist of renting equipment, and, to a lesser extent, selling used equipment, complementary parts and merchandise to a wide variety of construction and industrial customers. In addition, to service its customer base more fully, the Company also acts as a dealer of new equipment on behalf of several nationally known equipment manufacturers and provides ongoing maintenance and repair services for the equipment it sells and rents. The Company's locations are grouped together by geographic area and a regional manager oversees operations within each region.


     EQUIPMENT RENTALS. The Company is one of the largest and fastest growing equipment rental companies in the United States, with 68 rental locations in 15 states. The Company's rental fleet is comprised of a complete line of light and heavy construction and industrial equipment from a wide variety of manufacturers, including John Deere, Case, Bomag, Terex Americas, JCB, Sullivan Industries, Ingersoll-Rand, Gradall, Lull, JLG, Bobcat, MultiQuip and Wacker. Major categories of equipment represented the following percentages (based on original cost) of the Company's total rental fleet as of December 31, 1997:

                                  PERCENTAGE OF TOTAL RENTAL FLEET
MAJOR EQUIPMENT CATEGORY              (BASED ON ORIGINAL COST)
------------------------------   ---------------------------------
   Earthmoving ...............                  41.0%
   Material Handling .........                  16.1
   Aerial ....................                  12.7
   Compressors ...............                   6.2
   Compaction ................                   6.1
   Trucks ....................                   4.2
   Cranes ....................                   3.8
   Welders ...................                   2.7
   Pumps .....................                   1.3
   Generators ................                   1.3
   Lighting ..................                   1.3
   Other .....................                   3.3

     The Company attempts to differentiate itself from its competitors by providing a broad selection of new and well-maintained rental equipment, and through high-quality, responsive service to its customers. As of December 31, 1997, on a pro forma basis for the Acquisitions, the Company's equipment rental fleet had an original cost of approximately $321 million and an average age of 23 months, which management believes compares favorably with other leading equipment rental companies. The Company makes ongoing capital investments in new equipment, engages in regular sales of used equipment and conducts an advanced preventative maintenance program. This program increases fleet utilization, extends the useful life of equipment and produces higher resale values.

     In addition to providing a new and reliable equipment rental fleet, management believes providing high quality customer service is essential to the Company's future success. The equipment rental business is a service industry requiring quick response times to satisfy customers' needs. Though some activity is arranged with lead-time, much of the rental initiation process takes place within a 48-hour period. Consequently, equipment availability, branch location and transportation capabilities play a major role in earning repeat business. Rental customers prefer a quick selection process and seek quick, concise communication when ordering equipment. Punctuality and reliability are key components of the servicing process, as well as maintenance performance, timely equipment removal at the rental termination, and simplified billing. The Company's service initiatives include (i) reliable on-time equipment delivery directly to customers' job sites, (ii) on-site repairs and maintenance of rental equipment by factory trained mechanics, which are generally available 24 hours a day, seven days a week and (iii) ongoing training of an experienced sales force to consult with customers regarding their equipment needs.

     NEW EQUIPMENT SALES. The Company is a distributor of new equipment on behalf of several nationally known equipment manufacturers. The Company is the sole authorized distributor of John Deere industrial and construction equipment in central and southern Florida; it is one of the largest John Deere construction equipment dealerships in the United States. The Company also has distributor arrangements with Bomag to sell heavy compaction equipment, and with Terex Americas to sell off-road trucks, in central and southern Florida. The Company's sales line consists of nine categories of John Deere, Bomag and Terex Americas equipment and a total of 58 different machines, including: John Deere backhoe loaders, forklifts, crawler dozers, four-wheel-drive loaders, scrapers, skid steers, motor graders and excavators; Bomag vibratory rollers, static rollers, recyclers and trash compacters; and a complete line of articulated off-road trucks manufactured by Terex Americas.

     The Company's ability to sell new equipment offers flexibility to its customers and enhances the Company's customer relations. In addition, the Company's dealership operations provide it with several competitive advantages, including the opportunity to achieve favorable pricing by combining equipment purchases for its dealership and rental fleets, the reduction of costs in certain locations by sharing service, maintenance and administrative personnel and better knowledge of its local markets by pooling management information. The Company currently operates new equipment dealerships at six of its locations.

     In addition to standard equipment sales, the Company also offers customers the option to rent-to-purchase equipment for a period of time. Under this program, the customer applies a portion of the rental payment to the purchase price, thus accruing equity over the term of the rental period. The Company's rent-to-purchase customers generally rent new equipment for a period of six to 18 months with the option to purchase at the end of the rental period. Sales under the Company's rent-to-purchase program represented approximately 35% of the Company's new equipment sales in 1997.

     The Company effectively competes against other dealers by offering John Deere and other quality equipment lines for sale, and by providing high quality service. All personnel, from management to mechanics, are factory trained. The training of mechanics is continually upgraded as new product lines are introduced. The Company can transfer equipment from one store to another based upon a particular customer's needs. Customers also have the opportunity to rent equipment from the Company's rental fleet if their own equipment is under repair. The parts department features ample stock to limit customer down time. Maintenance vehicles are equipped to handle minor repairs in the field to prevent costly down time.

     USED EQUIPMENT SALES. The Company maintains a regular program of selling used equipment in order to adjust the size and composition of its rental fleet to changing market conditions and to maintain the quality and low average age of its rental fleet. Management attempts to balance the objective of obtaining acceptable prices from equipment sales against the revenues obtainable from used equipment rentals. The Company is generally able to achieve favorable resale prices for its used equipment due to its strong preventative maintenance program and its practice of selling used equipment before it becomes obsolete or irreparable. The Company believes the proactive management of its rental fleet allows it to adjust the rates of new equipment purchases and used equipment sales to maximize equipment utilization rates and respond to changing economic conditions. Such proactive management, together with the Company's broad geographic diversity, minimizes the impact of regional economic downturns.

     PARTS AND SERVICE. The Company sells a full complement of parts, supplies and merchandise to its customers in conjunction with its equipment rental and sales business. The Company also offers maintenance service to its customers that own equipment and generates revenues from damage waiver charges, delivery charges and warranty income. Management believes that these revenues are more stable than equipment sales revenues because of the recurring nature of the parts and service business. Management also believes that during economic downturns, the parts and service business may actually increase as customers postpone new equipment purchases and instead attempt to maintain their existing equipment.

MANAGEMENT INFORMATION SYSTEM

     The Company has developed a state-of-the-art, customized management information system, capable of monitoring operations on a real-time basis at up to 300 sites that can be upgraded to support additional locations or terminals. The Company currently employs six management information system employees who continually update and refine the system. The Company uses this system to maximize fleet utilization and determine the optimal fleet composition by market. This system links all of the Company's rental locations and allows management to track customer and sales information, as well as the location, rental status and maintenance history of every piece of equipment in the rental fleet. Using this system, rental equipment branch managers can search the Company's entire rental fleet for needed equipment, quickly determine the closest location of such equipment and arrange for delivery to the customer's work site. This practice helps diminish "lost rents," improve utilization and make equipment available in markets where it can earn increased revenues. The Company's communications system can handle multiple protocols and allows the integration of systems running on different platforms. This feature allows the Company to include systems used by locations acquired in an acquisition of an existing equipment rental company in its central databases while the acquired locations are integrated into the Company's system. The Company is in the process of integrating the locations acquired in the Acquisitions into its management information system.

CUSTOMERS

     The Company's customers include commercial, industrial and civil construction contractors, manufacturers, public utilities, municipalities, golf courses, shippers, commercial farmers, military bases, offshore platform operators and maintenance contractors, refineries and petrochemical facilities and a variety of other industrial accounts. The Company has a broad customer base of more than 19,000 customers with active accounts at any one time, none of which accounted for more than 1.5% of the Company's total 1997 revenues. Pro forma for the Acquisitions, the Company's top ten customers in 1997 represented 7.6% of the Company's total revenues.

     The Company's rental equipment customers vary in size from large Fortune 500 companies who have elected to outsource much of their equipment needs to small construction contractors, subcontractors, and machine operators whose equipment needs are job-based and not easily measured in advance. The Company's new and used equipment sales customers are generally large construction contractors who regularly purchase wholesale goods and annually budget for fleet maintenance purchases.

     The Company does not currently provide its own purchase financing to customers. The Company rents equipment, sells parts, and provides repair services on account to customers who are screened through a credit application process. Customers can finance purchases of large equipment with a variety of creditors, including manufacturers, banks, finance companies and other financial institutions.

SALES AND MARKETING

     The Company maintains a strong sales and marketing orientation throughout its organization in order to increase its customer base and better understand and serve its customers. Managers at each of the Company's branches are responsible for supervising and training all sales employees at that location and directing the salesforce by conducting regular sales meetings and participating in selling activities. Managers develop relationships with local customers and assist them in planning their equipment requirements. Managers are also responsible for managing the mix of equipment at their locations, keeping abreast of local construction activity and monitoring competitors in their respective markets.

     To stay informed about their local markets, salespeople track new equipment sales and construction projects in the area through EQUIPMENT DATA REPORTS, FW DODGE REPORTS and PEC Reports (Planning, Engineering and Construction), follow up on referrals and visit construction sites and potential equipment users who are new to the local area. The Company's salespeople also use targeted marketing strategies to address the specific needs of local customers.

PURCHASING

     The Company purchases equipment from vendors with reputations for product quality and reliability. The Company believes its size and the quantity of equipment it purchases enable it to purchase equipment directly from vendors pursuant to national purchasing agreements at lower prices and on more favorable terms than many smaller competitors. The Company seeks to maintain close relationships with its vendors to ensure the timely delivery of new equipment.

     The Company believes that it has sufficient alternative sources of supply for the equipment it purchases in each of its principal product categories. The following table summarizes the Company's principal categories of equipment and specifies the Company's major suppliers of such equipment:

PRODUCT CATEGORY                            PRIMARY VENDORS
-----------------------------------------   ---------------------------------------------------
Air Compressors and Equipment ...........   Sullivan, Ingersoll-Rand and Atlas Copco
Earthmoving Equipment (such as Backhoes,
 Loaders, Dozers, Excavators and Material
 Handling Equipment) ....................   John Deere, Case, JCB, Daewoo and Bobcat
Compaction Equipment, Rollers
 and Recyclers ..........................   Bomag, Wacker, MultiQuip and Stone
Pumps ...................................   MultiQuip, Wacker and Thompson
Generators ..............................   MultiQuip, Wacker and Atlas Copco
Welders .................................   MultiQuip and Miller
Electric Tools ..........................   Bosch, Kango and Hitachi
Light Towers ............................   Specialty Lighting, Coleman and Amida
Forklifts ...............................   JCB, Gradall, Lull and Ingersoll-Rand
Trucking ................................   Terex Americas, Ford and International
Aerial ..................................   Skyjack, JLG, Mark Industries and Genie Industries
Concrete ................................   Partner, Edco, Whiteman, Miller, MultiQuip, Wacker
                                            and Stone
Hydraulic Hammers .......................   Kent

LOCATIONS

     The Company's locations typically include: (i) offices for sales, administration and management, (ii) a customer showroom displaying equipment and parts, (iii) an equipment service area and (iv) outdoor and indoor storage facilities for equipment. Each location offers a full range of rental equipment for rental, with the mix designed to meet the anticipated needs of the customers in each location. The Company's equipment dealerships typically operate at the same sites as rental equipment locations.

     Each stand-alone rental equipment location is staffed by, on average, approximately 15 full-time employees, including a branch manager, a rental coordinator, service manager, sales representatives, an office administrator, mechanics and drivers. Each dealership has approximately 25 full-time employees including a branch manager, parts manager, service manager, sales representatives, departmental personnel, including mechanics, and administrative staff. These employees are in addition to the full-time employees used to staff the rental equipment operations located at the same sites.

DEALERSHIP AGREEMENTS

     Neff Machinery has entered into several dealership agreements with each of John Deere, Bomag and Terex Americas in central and southern Florida. These dealership agreements appoint Neff Machinery as the equipment manufacturer's authorized dealer in certain "Areas of Responsibility," which generally includes 100% of certain counties in southern and central Florida. Under the dealership agreements, the equipment manufacturers agree to sell equipment to Neff Machinery for resale in these areas. The dealership agreements typically do not have a specific term, but may be terminated by either party upon 120 days written notice, or immediately by the equipment manufacturer for cause, which generally includes, among other things, default by Neff Machinery under any security agreement between Neff Machinery and the equipment manufacturer, dissolution or liquidation of Neff Machinery, or a significant change in the control, ownership or capital structure of Neff Machinery without the equipment manufacturer's prior written consent. See "--Legal Proceedings."

     The Company receives cash incentives and volume-related discounts from the equipment manufacturers which it represents. The Company uses most of these cash rebates and marketing fund contributions to give customers price discounts. In addition, John Deere, Bomag and Terex Americas offer the Company standard dealer cash discounts or limited interest-free financing.

COMPETITION

     EQUIPMENT RENTALS. The equipment rental industry is highly fragmented and very competitive. The Company competes with independent third parties in all of the markets in which it operates. Most of the Company's competitors in the rental business tend to operate in specific, limited geographic areas, although some larger competitors do compete on a national basis. The Company also competes with equipment manufacturers which sell and rent equipment directly to customers. Some of the Company's competitors have greater financial resources and name recognition than the Company.

     EQUIPMENT SALES. The equipment distribution market consists of many firms which operate dealerships representing equipment manufacturers, such as Caterpillar, John Deere, Case and Komatsu. As the authorized dealer of John Deere equipment in central and southern Florida, the Company competes with dealers who sell other manufacturers' equipment in the same area. Key competitive factors include fleet quality, pricing and the ability of a particular dealer to provide satisfactory service and parts. John Deere provides promotional programs which help the dealerships increase market share against competitors.

ENVIRONMENTAL AND SAFETY REGULATION


     The Company's facilities and operations are subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, the treatment, storage and disposal of solid and hazardous wastes and materials, and the remediation of contamination associated with the release of hazardous substances. The Company believes that it is in material compliance with such requirements and does not currently anticipate any material capital expenditures for environmental compliance or remediation for the current or succeeding fiscal years. Certain of the Company's present and former facilities have used substances and generated or disposed of wastes which are or may be considered hazardous, and the Company may incur liability in connection therewith. Moreover, there can be no assurance that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. Such future changes or interpretations, or the identification of adverse environmental conditions currently unknown to the Company, could result in additional environmental compliance or remediation costs to the Company. Such compliance and remediation costs could be material to the Company's financial condition or results of operations.


     In particular, at its owned and leased facilities the Company stores and dispenses petroleum products from aboveground storage tanks and has in the past stored and dispensed petroleum products from underground storage tanks. The Company also uses hazardous materials, including solvents, to clean and maintain equipment, and generates and disposes of solid and hazardous wastes, including used motor oil, radiator fluid and solvents. In connection with such activities, the Company has incurred capital expenditures and other compliance costs which are expensed on a current basis and which, to date, have not been material to the Company's financial condition. Based on currently available information, the Company believes that it will not be required to incur material capital expenditures or other compliance or remediation costs on environmental and safety matters in the foreseeable future. See "Risk Factors--Environmental and Safety Regulation."

EMPLOYEES

     As of March 12, 1998, the Company had approximately 1,100 employees. None of the Company's employees is represented by a union or covered by a collective bargaining agreement. The Company believes its relations with its employees are good.


RETENTION OF MANAGEMENT OF ACQUIRED COMPANIES

     The Company's policy is to retain any available members of an acquired company's management who have strengths that are beneficial to the Company. In connection with the Buckner Acquisition, the Company retained all members of Buckner's senior management. Those management personnel are now responsible for the day-to-day operation of Neff Rental's Gulf Region. In connection with the Richbourg Acquisition, the Company retained substantially all management personnel with the exception of Richbourg's founder, Bruce Richbourg. Those personnel continue to hold management positions at the Neff Rental branch locations acquired from Richbourg.


PROPERTIES

     The Company leases 13,000 square feet for its corporate headquarters in an office building in Miami, Florida. The Company owns the buildings and/or the land at 11 of its locations. In May 1997, the Company purchased the buildings and land at six of its locations in Florida from Atlantic Real Estate Holdings Corp., an affiliate of the Company controlled by the Mas family which formerly leased these locations to the Company. The Company also owns the buildings and/or the land at its locations in Phoenix, Arizona; Hardeeville, Georgia; Texas City, Texas; Pasadena, Texas; and Corpus Christi, Texas. All other sites are leased, generally for terms of five years. Owned and leased sites range from approximately 10,000 to 25,000 square feet on lots ranging up to 22 acres, and include showrooms, equipment service areas and storage facilities. The Company does not consider any specific leased location to be material to its operations. The Company believes that equally suitable alternative locations are available in all areas where it currently does business.

LEGAL PROCEEDINGS

     The Company is a party to pending legal proceedings arising in the ordinary course of business. While the results of such proceedings cannot be predicted with certainty, the Company does not believe any of these matters are material to the Company's financial condition or results of operations.

     John Deere has filed a notice of arbitration (the "Notice") with the American Arbitration Association seeking review of the question of whether Neff Corp. and Neff Machinery breached their agreements with John Deere by failing to obtain John Deere's consent to transactions in which GE Capital increased its equity interest in the Company in 1996. The Company has not filed a response to the Notice and is actively discussing the issues raised by the Notice with John Deere. Although the arbitration could result in a finding that the Company breached its agreement with John Deere and that John Deere has the right to terminate the dealership agreements, the Company believes that this matter can be resolved in a manner that does not have a material adverse effect on its financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     The table below sets forth the names and ages of the directors, executive officers and significant employees of the Company and its subsidiaries as well as the positions and offices held by such persons, as of April , 1998. Jorge Mas, Juan Carlos Mas and Jose Ramon Mas, all of whom are members of the Board of Directors, are brothers. There are no other family relationships among the directors or officers of the Company.


NAME                              AGE                         POSITION
------------------------------   -----   -------------------------------------------------
Jorge Mas ....................   34      Chairman of the Board of Directors
Kevin P. Fitzgerald ..........   41      Chief Executive Officer, President and Director
Peter A. Gladis ..............   47      Senior Vice President--Neff Rental
Robert G. Warren .............   40      Senior Vice President--Neff Machinery
Bonnie S. Biumi ..............   35      Chief Financial Officer
William Derenbecker ..........   43      Regional Vice President--Neff Rental--Gulf Coast
Steve Halliwell ..............   39      Regional Vice President--Neff Rental--Florida
Graham Hood ..................   42      Regional Vice President--Neff Rental--Southeast
Wes Parks ....................   35      Regional Vice President--Neff Rental--Atlantic
Bruce Pope ...................   52      Regional Vice President--Neff Rental--Southwest
Thomas Vandever ..............   52      Regional Vice President--Neff Rental--Central
Jon Zier .....................   42      Regional Vice President--Neff Rental--West
Juan Carlos Mas ..............   31      Director
Jose Ramon Mas ...............   28      Director

     JORGE MAS. Mr. Mas has been Chairman of Neff Corp. and its predecessor, MP Equipment ("MP") since he founded MP in 1988. Since 1994, Mr. Mas has been the President and CEO, and a director of MasTec, Inc., a provider of telecommunications related engineering and construction services. Mr. Mas is a member of the boards of directors of Supercanal Holdings, S.A., Primera Fila, S.A. and Santos Capital. Mr. Mas has an M.B.A. and a B.A. in business administration.

     KEVIN P. FITZGERALD. Mr. Fitzgerald joined the Company in 1995 as President and CEO. From 1991 through July, 1995, he was a Senior Vice President for the investment banking firm of Houlihan Lokey Howard and Zukin. He is also a member of the board of directors of Supercanal Holdings, S.A., Primera Fila, S.A. and Santos Capital. Mr. Fitzgerald holds an M.B.A. in finance and a B.S. in electrical engineering.

     PETER A. GLADIS. Mr. Gladis joined the Company in 1995 after 20 years of employment with Hertz Corporation, most recently, as Regional Vice President of western region operations. Mr. Gladis is the Senior Vice President of Neff Rental. Mr. Gladis has a B.S. in business administration and marketing and a total of 25 years of experience in the equipment rental industry.

     ROBERT G. WARREN. Mr. Warren joined the Company in 1988 after being employed by Hertz Corporation as Regional Vice President. Mr. Warren is Senior Vice President of Neff Machinery. Mr. Warren has a total of 20 years of experience in the equipment sales and rental industry.

     BONNIE S. BIUMI. Ms. Biumi is Chief Financial Officer of the Company. She joined the Company in 1997 after being employed as Executive Vice President and Chief Financial Officer of Peoples Telephone Company, Inc., a publicly traded telecommunication services company, from 1994 to 1997. From 1983 to 1994, Ms. Biumi was employed by Price Waterhouse LLP in Miami, Florida, most recently as a Senior Manager. Ms. Biumi is a certified public accountant and holds a B.S. in Business Administration.

     WILLIAM G. DERENBECKER. Mr. Derenbecker joined the Company in August 1997 as Neff Rental's Vice President for the Gulf Coast Region. He previously served for 11 years in a variety of senior management positions at Buckner.

     STEVE HALLIWELL. Mr. Halliwell joined the Company in 1990 after one year with Wacker as Territory Manager and two years with Hood Equipment as a Sales Representative. Mr. Halliwell serves as Neff Rental's Vice President for the Florida Region. Mr. Halliwell has a total of 12 years of experience in the equipment rental industry.

     GRAHAM HOOD. Mr. Hood joined the Company in 1995 after 17 years of employment with Hertz Corporation, where he most recently served as Regional Vice President. Mr. Hood serves as Neff Rental's Vice President for the Southwest Region. Mr. Hood has a total of 20 years of experience in the equipment rental industry.

     WES PARKS. Mr. Parks joined the Company in 1995 after eight years of employment with Hertz Corporation, where he served as Branch Manager. Mr. Parks serves as Neff Rental's Vice President for the Atlantic Region. Mr. Parks has a total of 13 years in the equipment rental industry.

     BRUCE POPE. Mr. Pope joined the Company in 1995 after being employed by Hertz Corporation as Branch Manager. Mr. Pope serves as Neff Rental's Vice President for the Southwest Region. Mr. Pope has a total of 33 years of experience in the equipment rental industry.

     THOMAS VANDEVER. Mr. Vandever joined the Company in 1997 after being employed by Hertz Corporation as Regional Manager. Mr. Vandever serves as Neff Rental's Vice President for the Central Region. Mr. Vandever has a total of 16 years of experience in the equipment rental industry.

     JON ZIER. Mr. Zier joined the Company in 1996 after being employed by Hertz Corporation as Regional Manager. Mr. Zier serves as Neff Rental's Vice President for the West Region. Mr. Zier has a total of 20 years of experience in the equipment rental industry.

     JUAN CARLOS MAS. Mr. Mas has been a Director of the Company and MP since 1989. He is currently Director and President of the Construction Division of Church and Tower, a subsidiary of MasTec, Inc., where he has been employed for the past five years. Mr. Mas holds a B.A. in business administration and a J.D.

     JOSE RAMON MAS. Jose Ramon Mas has also been a Director of the Company and MP since 1989. Mr. Mas is Director and President of the Telecommunications Division of Church and Tower, a subsidiary of MasTec, Inc., where he has been employed for the past five years. He has a B.A. in business administration and an M.B.A.




BOARD OF DIRECTORS

     The Company's Board of Directors is currently composed of four directors, Jorge Mas, Mr. Fitzgerald, Juan Carlos Mas and Jose Ramon Mas. The Company intends to expand the Board to include two outside directors following the Offering. The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes. The members of each class of directors will serve for staggered three-year terms. Following the consummation of the Offering, the Board will be composed of two Class I directors, two Class II directors and three Class III directors. Jorge Mas and Kevin P. Fitzgerald will serve as Class I directors for an initial term which will expire at the time of the annual stockholder meeting in June 2000. Juan Carlos Mas and Jose Ramon Mas will serve as Class II directors for the initial term which will expire at the time of the annual stockholders meeting in June 1999; and the two outside directors to be selected will serve as Class III directors for the initial term which will expire at the time of the annual stockholder meeting in June 1998. Thereafter, each class will serve three-year terms.

     The Company must select two additional independent directors within days after the date of this Prospectus in order to maintain its New York Stock Exchange listing. Failure to select such directors within this period could result in a delisting of the Class A Common Stock from the New York Stock Exchange.

     The holders of a majority of the Series A Preferred Stock, voting separately as a single class in the election of directors of the Company, with each share of Series A Preferred Stock entitled to one vote, are entitled to elect one director to serve on the Company's Board of Directors. See "Description of Capital Stock--Preferred Stock." GE Capital owns all of the issued and outstanding Series A Preferred Stock and, therefore, is entitled to elect one director to the Company's Board of Directors. The Company expects to redeem the Series A Preferred Stock with the proceeds of the Private Debt Offering. See "Capitalization."

     Pursuant to an Amended and Restated Stockholders Agreement dated as of , 1998, if GE Capital transfers Common Stock representing at least 15% of the equity of the Company to a third party (the "GE Transferee") the Company will increase the Board of Directors from six to seven members and the parties to the Stockholders' Agreement, in accordance with such agreement, have agreed to vote their shares of Common Stock to elect the GE Transferee's nominee as a director to fill the vacancy.

COMMITTEES OF THE BOARD OF DIRECTORS

     After completion of the Offering, the Company intends to establish an Audit Committee and a Compensation Committee, each composed of two independent directors. The Audit Committee will recommend the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee will administer the Company's Incentive Stock Plan and make recommendations to the Board of Directors regarding compensation for the Company's executive officers.

COMPENSATION OF DIRECTORS

     Each of the Company's nonemployee directors will receive an annual retainer. In addition, nonemployee directors will receive meeting attendance fees for special board meetings or committee meetings not held in conjunction with a regular board meeting. Jorge Mas, Jose Ramon Mas and Juan Carlos Mas will not receive any such retainers or fees, however. All directors will be reimbursed for expenses incurred in connection with attending board and committee meetings. Pursuant to the Company's Stock Incentive Plan, the Company's nonemployee directors will receive options to purchase Common Stock upon their initial appointment. These options will have an exercise price equal to 100% of the fair market value on the date of the grant, and will vest over a five year period (20% each year). The options will expire in ten years, unless:
(a) the director leaves the Board of Directors for any reason other than disability, death or cause, in which case the director will have three months after termination to exercise his vested options; (b) the director is dismissed from the Board of Directors for cause, in which case all options will terminate immediately; (c) the director's service terminates by reason of disability or resignation, in which case the director will have one year after the termination date to exercise vested options; or (d) the director dies, in which case the director's estate will have one year to exercise vested options.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Certificate of Incorporation of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by such person in connection with such Proceeding. The Company has entered into, or intends to enter into, agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Certificate of Incorporation. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such persons arising out of or in connection with their service as a director or officer of the Company to the fullest extent permitted by applicable law. In addition, the Company has obtained director and officer liability insurance that insures the Company's directors and officers against certain liabilities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During its fiscal year ended December 31, 1997, the Company had no Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by certain executive officers of the Company. It is contemplated that the Board of Directors will establish a Compensation Committee consisting of nonemployee directors following consummation of the Offering. See "--Board of Directors."

EXECUTIVE COMPENSATION

     The following table sets forth a summary of compensation for services rendered in all capacities to the Company by the Chief Executive Officer and President and each of the Company's most highly compensated executive officers as to whom the total annual base salary, bonus and other compensation for the fiscal year ended December 31, 1997 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                             ANNUAL COMPENSATION      COMPENSATION
                                                           -----------------------   -------------
                                                                                       SECURITIES
                                                                                       UNDERLYING
NAME AND PRINCIPAL POSITIONS                       YEAR      SALARY        BONUS      OPTIONS/SARS
-----------------------------------------------   ------   ----------   ----------   -------------
Kevin P. Fitzgerald                               1995      $ 50,000           --
President and Chief Executive                     1996       150,000     $ 75,000
Officer(1) ....................................   1997       246,000      150,000

Robert G. Warren                                  1995      $ 90,000     $ 50,000        84,650
Senior Vice President, Neff Machinery .........   1996       126,000       40,000            --
                                                  1997       155,000       25,000

Peter A. Gladis                                   1995      $ 42,000           --            --
Senior Vice President, Neff Rental(2) .........   1996       145,000     $ 40,000
                                                  1997       150,000       75,000

Bonnie S. Biumi
Chief Financial Officer(3) ....................   1997            --           --            --

----------------
(1) Mr. Fitzgerald commenced work for the Company in August 1995. He was paid at the rate of $145,000 per year during fiscal year 1995. The salary set forth above for 1995 represents his salary for the five-month period from August to December, 1995.
(2) Mr. Gladis commenced work for the Company in September 1995. He was paid at the rate of $145,000 per year during fiscal year 1995. The salary set forth above represents his salary for the four-month period from September to December, 1997.
(3) Ms. Biumi commenced work for the Company on December 29, 1997. Her annual salary was $175,000.

OPTION GRANTS AND EXERCISES

     The Company did not grant any options to purchase any of its capital stock in 1997 and no options to purchase any of its capital stock were exercised in 1997.


     Options to purchase shares of Class A Common Stock representing three percent of the issued and outstanding Common Stock of the Company for an aggregate purchase price of approximately $1.6 million have been granted to Mr. Fitzgerald. One-third of Mr. Fitzgerald's options expire on December 1, 2005, one-third expire on December 31, 2005 and the remaining one-third expire on
December 31, 2006. Options to purchase      shares of Class A Common Stock at
the initial offering price set forth on the front cover of the Prospectus have
also been granted to Mr. Fitzgerald. These options expire on      , 2008. These
options are not intended to qualify as incentive stock options and all of these options are exercisable. Options to purchase 84,650 shares of Class A Common Stock for an aggregate purchase price of $0.5 million have been granted to Mr. Warren. These options are not intended to qualify as incentive stock options and all of these options are exercisable. Mr. Warren's options expire on June 28, 2006.

     The following table sets forth information concerning the year-end value of unexercised options held by Messrs. Fitzgerald and Warren:

                         FISCAL YEAR-END OPTION VALUES

                                                                     VALUE OF UNEXERCISED
                               NUMBER OF UNEXERCISED OPTIONS            "IN-THE-MONEY"
                                    AT FISCAL YEAR-END          OPTIONS AT FISCAL YEAR END(1)
                              -------------------------------   ------------------------------
NAME                           EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------   -------------   ---------------   -------------   --------------
Kevin P. Fitzgerald,
Chief Executive Officer
and President .............           --            --               --               --

Robert G. Warren,
Senior Vice President,
Neff Machinery ............       84,650            --               --               --

Peter A. Gladis,
Senior Vice President,
Neff Rental ...............           --            --               --               --

Bonnie S. Biumi, Chief
Financial Officer .........           --            --               --               --

----------------
(1) Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. For the purposes of this calculation, the fair market value of
    the Class A Common Stock is $   , the mid-point of the range of the
    initial public offering price set forth on the cover of this Prospectus.

     Mr. Fitzgerald also has certain rights to cause the Company to register Class A Common Stock issued to him upon exercise of his options. At any time during the period from December 1, 1995 until December 1, 2010 (the "Registration Period") Mr. Fitzgerald may make one demand upon the Company and require it to register any shares of Class A Common Stock issued to him upon exercise of his options. If the Company files a registration statement to register Class A Common Stock during the Registration Period, Mr. Fitzgerald may demand that the Company include any shares of Class A Common Stock issued to him upon exercise of his options in such registration statement. Mr. Fitzgerald has agreed to waive any rights he may have to register any shares of Class A Common Stock prior to the Offering or to demand an offering within 180 days of the closing of the Offering.

COMPANY COMPENSATION AND BENEFITS

     SALARY AND BENEFITS. It is contemplated that the Company will establish annual base salaries for Messrs. Warren and Gladis and Ms. Biumi in the amounts of $160,000, $185,000 and $175,000 respectively, effective upon the closing of the Offering. The Company will also establish an annual bonus plan for executive officers and other key employees under which bonuses will be paid based on sales increases, increases in earnings per share and return on equity. The Company will provide medical and dental benefits, life and disability insurance, vacation and holidays, and will implement the other benefit plans described below.

INCENTIVE STOCK PLAN

     Under the Company's Incentive Stock Plan (the "Incentive Stock Plan"), designated officers, employees and consultants of the Company will be eligible to receive awards in the form of stock options, stock appreciation rights, restricted stock grants, performance awards or dividend equivalent rights. The Incentive Stock Plan is intended to promote the long-term financial interests of the Company by encouraging employees to acquire an ownership position in the Company and to provide incentives for employee performance. The Incentive Stock Plan, which is expected to be approved by the Board of Directors, will be effective upon consummation of the Offering.

     An aggregate of 1,000,000 shares of Class A Common Stock will be reserved for issuance under the Incentive Stock Plan, subject to adjustment in the event of a stock split, stock dividend or other change in the Class A Common Stock or the capital structure of the Company. In the aggregate, not more than one-third of these shares may be made the subject of restricted Class A Common Stock awards. In addition, the Chief Executive Officer of the Company may not be
granted options or awards in respect of more than      shares in one year and
no individual (other than the Chief Executive Officer) may be granted options or awards in respect of more than 300,000 shares in one year.


     The Incentive Stock Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Incentive Stock Plan, the Compensation Committee will be authorized to determine who may participate in the Incentive Stock Plan, the number and types of awards made to each participant and the terms, conditions and limitations applicable to each award. In addition, the Compensation Committee will have the exclusive power to interpret the Incentive Stock Plan and to adopt such rules and regulations as it may deem necessary or appropriate for purposes of administering the plan. Subject to certain limitations, the Board of Directors will be authorized to amend, modify or terminate the Incentive Stock Plan to meet any changes in legal requirements or for any other purpose permitted by law.

     STOCK OPTIONS. Under the Incentive Stock Plan, the Committee is authorized to grant options to purchase shares of Class A Common Stock, including options qualifying as "incentive stock options" ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that do not so qualify ("NSOs") to employees as additional compensation for their services to the Company. Options granted will be subject to adjustment in the event of a stock split, stock dividend or other change in the Class A Common Stock or the capital structure of the Company.

     Options shall be exercisable over such period as may be determined by the Compensation Committee, but no stock option may be exercised after ten years from the date of grant. Options may be exercisable in installments and upon such other terms as determined by the Compensation Committee. Options will be evidenced by option agreements. No option may be transferable other than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The purchase price of Common Stock subject to an ISO shall not be less than 100% of the Fair Market Value (as defined in the Incentive Stock Plan) of such Common Stock on the date of grant, (110% in the case of an ISO granted to an individual holding more than 10% of the Company's capital stock). Such purchase price shall be paid in full in cash, Class A Common Stock or a combination of both.

     STOCK APPRECIATION RIGHTS. Under the Incentive Stock Plan, the Compensation Committee also may grant stock appreciation rights either in tandem with an option or alone. Stock appreciation rights granted in tandem with a stock option may be granted at the same time as the stock option or at a later time. A stock appreciation right shall entitle the participant to receive from the Company an amount payable in cash, in shares of Class A Common Stock or in a combination of cash and Class A Common Stock, equal to the positive difference between the fair market value of a share of Class A Common Stock on the date of exercise and the grant price, or such lesser amount as the Compensation Committee may determine.

     RESTRICTED STOCK AWARDS. Under the Incentive Stock Plan, the Compensation Committee may grant shares of restricted Class A Common Stock, which are subject to forfeiture under such conditions and for such period of time (not less than one year) as the Compensation Committee may determine. The Compensation Committee shall determine the conditions or restrictions of any restricted Class A Common Stock awards, which may include restrictions on transferability, requirements of continued employment, individual performance or the Company's financial performance.

     PERFORMANCE AWARDS. The Compensation Committee in its discretion may grant awards of performance units or performance shares to an employee contingent upon the attainment of a specified objective during a specified period of time. Performance units may be denominated in shares of Class A Common Stock or a specified dollar amount and are contingent upon attainment of the specified performance objectives within the specified period of time. Performance shares will be awarded in the form of shares of Class A Common Stock. The Compensation Committee will determine the total number of performance shares subject to an award, the terms and the time at which the performance shares will be issued. Performance shares may not be sold, transferred, assigned, pledged or otherwise encumbered so long as such performance shares remain restricted.

     DIVIDEND EQUIVALENT RIGHTS. Dividend equivalent rights, defined as a right to receive all or some portion of the cash dividends that are or would be payable with respect to shares of Class A Common Stock, may be awarded in tandem with stock options or other awards under the Incentive Stock Plan. The Committee will determine the terms and conditions of these rights. The rights may be paid in cash or shares or a combination of both.


     EFFECT OF CHANGE IN CONTROL. The Incentive Stock Plan provides for the acceleration of certain benefits in the event of a "Change in Control" of the Company. A Change in Control will be deemed to have occurred if either (i) any person or group other than the Mas brothers acquires beneficial ownership equivalent to 30% of the voting securities of the Company, (ii) individuals who are directors as of the closing of the Offering, or individuals who became directors after being approved by two-thirds of such individuals (and other directors previously so approved) cease to constitute at least two-thirds of the members of the Board of Directors, (iii) the consummation of certain mergers, the sale of substantially all of the assets of the Company or a complete liquidation or dissolution of the Company.


PHANTOM STOCK PLAN

     Effective January 1, 1997, the Company adopted a phantom stock plan (the "Phantom Stock Plan"). The Phantom Stock Plan is designed to reward employees for increases in the Company's performance. Pursuant to the terms of this plan, employees are eligible to receive individual units representing a hypothetical share of the Company's Common Stock (a "Phantom Share"). Each Phantom Share is assigned a value on the date granted as determined by the administrator of the Phantom Stock Plan. The difference between the calculated share value of the Phantom Share on the date redeemed by the employee as determined pursuant to a formula set forth in the Phantom Stock Plan and the value assigned on the date of grant represents the cash award the employee is entitled to receive on the redemption date. The Phantom Shares generally vest over five years and must be redeemed by the Company within one year of vesting.

401(K) PLAN

     The Company maintains a 401(k) Retirement Savings Plan (the "401(k) Plan") to provide retirement and other benefits to employees of the Company and to permit employees a means to save for their retirement. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Code. Subject to legal limitations, participants may elect, by salary reduction, to have 401(k) contributions of 1% to 15% of their compensation made to their accounts. The Company may make discretionary profit sharing contributions on behalf of participants based on the participant's contribution amounts. Participants in the 401(k) Plan always have a 100% vested and nonforfeitable interest in the value of their 401(k) contributions. In certain circumstances, participants may receive loans and hardship withdrawals from their accounts in the 401(k) Plan.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The Company's Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

     The Certificate of Incorporation provides mandatory indemnification rights to any officer or director of the Company who, by reason of the fact that he or she is an officer or director of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such officer in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March   , 1998, information with
respect to the beneficial ownership of the Company's Common Stock by: (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Class A Common Stock, (ii) each person known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Class B Common Stock, (iii) each director of the Company and each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, (a) each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder and (b) has the same address as the Company.


                                           SHARES BENEFICIALLY OWNED                            SHARES BENEFICIALLY OWNED
                                              BEFORE THE OFFERING                                   AFTER THE OFFERING
                           ---------------------------------------------------------   -------------------------------------------
                                  NUMBER OF                     NUMBER OF              NUMBER OF              NUMBER OF
                                  SHARES OF           PERCENT   SHARES OF   PERCENT    SHARES OF    PERCENT   SHARES OF   PERCENT
                                   CLASS A               OF      CLASS B       OF       CLASS A        OF      CLASS B      OF
                                    COMMON             CLASS      COMMON     CLASS       COMMON      CLASS      COMMON     CLASS
                                    STOCK              OWNED      STOCK      OWNED       STOCK       OWNED      STOCK      OWNED
                           -----------------------   --------- ----------- --------- ------------- --------- ----------- --------
Jorge Mas ................        3,702,744(1)          25.6%      --           --                               --          --
Juan Carlos Mas ..........        2,381,303(1)          16.5       --           --                               --          --
Jose Ramon Mas ...........        2,381,303(1)          16.5       --           --                               --          --
GE Capital ...............        5,100,000(2)          35.2         (1)       100%                              (1)        100%
Santos ...................          900,000(3)           6.2       --           --       (2)                     --          --
Santos Capital ...........        1,500,000(4)          10.4       --           --
Kevin P. Fitzgerald ......         [450,000(1)(5)        3.0]      --           --       (1)(5)       --         --
Robert G. Warren .........           84,650(6)             *       --           --       (4)           *         --          --
All executive officers
 and directors as a
 group (8 persons) .......        9,000,000             60.0       --                                            --          --

----------------
 *  Less than 1%.
(1) Does not include shares beneficially owned through Santos Fund L.P. or Santos Capital
(2) The amount shown includes shares owned by GECFS, Inc., an affiliate of GE Capital. The amount shown includes 1,500,000 shares of Class B Common Stock subject to an option held by Santos Capital. Santos has agreed to convert these shares to Class A Common Stock upon exercise. GE Capital's and GECFS, Inc.'s address is: 777 Long Ridge Road, Building B, First Floor, Stamford, CT., 06927.
(3) Santos is beneficially owned by Jorge Mas, Juan Carlos Mas, Jose Ramon Mas and Kevin P. Fitzgerald.
(4) The amount shown includes an option currently exercisable by Santos Capital, an affiliate of Santos, to purchase 1,500,000 shares of Common Stock from GE Capital. Santos Capital is beneficially owned by Jorge Mas, Juan Carlos Mas, Jose Ramon Mas and Kevin P. Fitzgerald.
(5) The amount shown consists of shares covered by options currently exercisable by Mr. Fitzgerald.
(6) The amount shown consists of 84,650 shares covered by options currently exercisable by Mr. Warren.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

MASTEC, INC.

     MasTec, Inc., an affiliate of the Company controlled by the Mas family, purchases and leases construction equipment from the Company. During the years ended December 31, 1996 and 1997, revenues from MasTec, Inc. amounted to approximately $1.5 and $0.7 million, respectively. The Company believes that these payments were substantially equivalent to the payments that would have been made between unrelated parties acting at arm's length.

ATLANTIC REAL ESTATE HOLDINGS CORPORATION

     In May 1997, the Company acquired six properties that it previously leased from Atlantic Real Estate Holdings Corp., an affiliate of the Company owned by Jorge Mas, Juan Carlos Mas and Jose Ramon Mas, for approximately $13.9 million. The Company operated its Miami, West Palm Beach, Fort Myers, Orlando, Pompano Beach and Tampa equipment rental and dealership locations at these properties.

GE CAPITAL, SANTOS AND SANTOS CAPITAL

     The Company and GE Capital have entered into a registration rights agreement with respect to the Class B Common Stock held by GE Capital (the "GE Capital Shares"). The registration rights agreement provides that GE Capital may, after the earlier of (i) December 29, 1998 or (ii) an initial public offering of the Company's Common Stock and subject to certain limitations, make two demand registrations with respect to all or part of the GE Capital Shares. The GE Capital Shares being registered must be converted to shares of Class A Common Stock prior to registration. The registration rights agreement also provides GE Capital with piggyback registration rights with respect to certain registration statements filed by the Company. In any registration, the Company must pay the registration expenses of GE Capital, excluding GE Capital's legal fees, underwriting commissions and discounts. The Company has agreed to indemnify GE Capital against certain liabilities under the Securities Act in connection with the registration of the GE Capital Shares.


     In 1998, GE Capital and the Company consummated a series of transactions pursuant to which GE Capital (i) exchanged its 800,000 shares of the Company's Series B Preferred Stock and 800,000 shares of Series C Preferred Stock for 6,000,000 shares of the Company's Class B Common Stock and (ii) sold 900,000 shares of Class B Common Stock to Santos, which Santos then converted into Class A Common Stock. Santos Capital purchased an option from GE Capital to acquire an additional 1,500,000 shares of Common Stock, exercisable for a period of 18 months. The $16.5 million purchase price for the shares of Class A Common Stock was paid in part by the delivery by Santos of a promissory note to GE Capital for $11.5 million. This promissory note is secured by the shares of Class A Common Stock Santos purchased from GE Capital.


     Santos, Santos Capital and the Company have entered into a registration rights agreement with respect to the shares of Class A Common Stock held by Santos and Santos Capital. The terms of this agreement are substantially equivalent to the terms of the registration rights agreement for GE Capital and the Company.

PEP CONSULTING

     PEP Consulting receives a consultant fee of $5,663 per month for services rendered to Neff Rental. The owner of PEP Consulting, Jose Perez, was a director of Neff Rental from December 1995 until October 1997.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITIES

     The Company has established the Senior Credit Facility with a syndicate of Lenders and GE Capital, as agent, dated December 31, 1997, which consists of a $250 million revolving line of credit, under which each of Neff, Neff Rental and Neff Machinery can borrow, repay and reborrow funds for general corporate purposes. The Senior Credit Facility terminates on October 31, 1998; however, upon the completion of the Private Debt Offering, this date will be changed to October 31, 2001. Credit facilities with syndicates of lenders and GE Capital, as agent, have been the Company's principal source of liquidity since December 1995.

     The Company's Senior Credit Facility allows borrowings based upon eligible accounts receivable, rental fleet and inventory amounts. The interest rates on balances outstanding under the Senior Credit Facility vary based upon the
leverage ratio maintained by the Company and were   % for Prime and     for
LIBOR based borrowings at December 31, 1997. As of December 31, 1997, the Company was not in compliance with certain financial covenants contained in the Senior Credit Facility. The Company expects to obtain a waiver for the non-compliance from the lenders under the Senior Credit Facility prior to the consummation of the Offering.

     The Company has also entered into a Term Loan with GE Capital, Bankers Trust Company and BankAmerica Business Credit, Inc., dated December 31, 1997, pursuant to which the Company received $100 million for the purpose of: (i) repaying a July 31, 1997 term loan; and (ii) funding a portion of the Richbourg Acquisition.

     The terms and conditions of the indebtedness of the Company under the GE Capital facilities impose restrictions that prohibit the Company from taking certain actions without the prior written consent of the members of the syndicate, including but not limited to merging with another company, incurring certain kinds of indebtedness, changing the Company's capital structure, selling assets other than in the ordinary course of business and declaring dividends other than in connection with the Series A Preferred Stock of the Company. See "Risk Factors--Dependence on Additional Capital for Future Growth; Reliance on Credit Facilities."

     The Company's Senior Credit Facility is expected to be amended and restated at the time of the Offering. Borrowings under the New Credit Facility will continue to be based upon eligible accounts receivable, rental fleet and inventory amounts. Based upon these requirements, the Company will have access to the entire facility amount. The interest rates on balances outstanding under the New Credit Facility will vary based upon the leverage ratio maintained by the Company and range from prime rate or LIBOR plus 1.00% to prime plus 1.25% to LIBOR plus 2.25%. Based upon the Company's current leverage ratio the
interest rate would be prime plus   % or LIBOR plus   %. In the event the
Company repays the Term Loan prior to October 31, 1998, the New Credit Facility
will be due in       2003, otherwise, it will become due on October 31, 1998.
The Company expects the New Credit Facility will be secured by substantially all of the Company's assets and will contain various restrictive covenants which, among other things, place restrictions on indebtedness and require the Company to maintain certain interest coverage ratios.

PRIVATE DEBT OFFERING

     The Company expects to consummate the Private Debt Offering for estimated
gross proceeds of approximately $      million, and estimated net proceeds of
$    million after fees and expenses, on or after the consummation of the
Offering. The notes offered in the Private Debt Offering (the "Notes") are expected to be general unsecured obligations of the Company and subordinated in right of payment to all existing and future senior indebtedness of the Company. The Notes will rank PARI PASSU in right of payment with any future senior subordinated indebtedness of the Company and will rank senior in right of payment to all other subordinated indebtedness of the Company. The indenture governing the Notes

(the "Indenture"), if issued, will contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay certain payments, create liens securing certain indebtedness, pay dividends, make certain payments affecting subsidiaries or sell assets. There can be no assurance that the Private Debt Offering will be consummated.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, $.01 par value, 20,000,000 shares of Class B Common Stock, $.01 par value, 519,503 shares of Series A Preferred Stock and 1,000,000 shares of Series B Junior Participating Preferred Stock, $.01 par value (the "Series B Junior Preferred Stock"). Upon completion of the Offering, there will
be issued and outstanding shares of Class A Common Stock,           shares of
Class B Common Stock, 340,907 shares of Series A Preferred Stock, and no shares
of Series B Junior Participating Preferred Stock. In addition,         shares
of Class A Common Stock have been reserved for issuance in connection with the
grant of options to purchase Class A Common Stock, and         shares have been
reserved in connection with the conversion of Class B Common Stock.

COMMON STOCK


     The Company's Class A Common Stock and Class B Common Stock are equal in all respects except for dividend and liquidation rights and conversion rights of the Class B Common Stock, as discussed more fully below. Immediately upon consummation of this Offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

     VOTING RIGHTS; CONVERSION OF CLASS B COMMON STOCK INTO CLASS A COMMON STOCK. The holders of Class A and Class B Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Class A and Class B Common Stock do not have cumulative rights, so that holders of more than 50% of the shares of Common Stock present at a meeting at which a quorum is present are able to elect all of the Company's directors eligible for election in a given year. Shares of Class B Common Stock are convertible into shares of Class A Common Stock, in whole or part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of any increase or reduction in the number of shares of Class A Common Stock, or the exchange of Class A Common Stock for a different number or kind of securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, stock split or reverse stock split, change in corporate structure or otherwise, the number of shares of Class B Common Stock and the liquidation preference of each share thereof will be proportionately increased or reduced, as appropriate. The Company is obligated to at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding shares of Class B Common Stock. Class A Common Stock has no conversion rights.


     LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Company, after satisfaction of all the Company's liabilities and the payment of the liquidation preference of any Preferred Stock that may be outstanding, the holder of each share of Class B Common Stock is entitled to receive before any distribution or payment is made upon any other capital stock of the Company, an amount in cash equal to $11.67. The holders of Class B Common Stock shall not be entitled to any further payment. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Class A Common Stock are entitled to share pro rata in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all the Company's liabilities and the payment of the liquidation preference of any Preferred Stock that may be outstanding and the payment of the liquidation preference to holders of Class B Common Stock described above.


     DIVIDEND RIGHTS. Following consummation of the Offering, holders of the Class A Common Stock and the Class B Common Stock are entitled to receive ratably such dividends, if any, as are declared by the Company's Board of Directors out of funds legally available for that purpose, subject to the preferential rights of any holder of Preferred Stock that may from time to time be outstanding. Prior to the consummation of the Offering, the holders of Class B Common Stock are entitled to receive, in the aggregate, 75% of the total amount of any cash dividend paid to the holders of Common Stock. The terms of the Company's credit facilities, Series A Preferred Stock and the Private Debt Offering limit the Company's ability to pay dividends on the Common Stock. See "Dividend Policy" and "--Preferred Stock."


     OTHER PROVISIONS. The holders of Class A Common Stock and Class B Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, and there are no redemptive or sinking fund provisions applicable to the Class A Common Stock and Class B Common Stock.

     REGISTRATION RIGHTS. The Company is a party to agreements pursuant to which GE Capital, the Mas family, Santos, Santos Capital and Mr. Fitzgerald have the right, among other matters, to require the Company to register their shares of Class A Common Stock under the Securities Act under certain
circumstances. These rights cover approximately      shares of Class A Common
Stock. See "Management--Company Compensation and Benefits" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PREFERRED STOCK

     The Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part, authorizes the Company's Board of Directors to issue Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford the holders of any Preferred Stock that may be outstanding, preferences, powers and rights (including voting rights) senior to the rights of the holders of Class A Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. See "Risk Factors-- Anti-Takeover Provisions."

     The Board of Directors has established a class of Preferred Stock designated Series A Preferred Stock consisting of 519,503 authorized shares, par value $.01 per share. The Series A Preferred Stock has the dividend, redemption, liquidation and other rights described below.

     DIVIDEND RIGHTS. Dividends on each share of Series A Preferred Stock accrue on a semi-annual basis at a rate of 5% per annum of the "Liquidation Value," or $40 per share, thereof, plus all accumulated and unpaid dividends thereon. Such dividends accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. During the period from December 31, 1995 until the earlier of December 31, 1999 or the termination of the Senior Credit Facility (the "PIK Period"), under certain circumstances, the Company may pay dividends on the Series A Preferred Stock in kind by issuing additional shares of Series A Preferred Stock to the holders thereof that have an aggregate Liquidation Value equal to the amount of the accrued and unpaid dividend. At the end of the PIK Period, all accrued and unpaid dividends on the Series A Preferred Stock must be paid in cash.

     PRIORITY OF SERIES A PREFERRED STOCK ON DIVIDENDS AND REDEMPTIONS. As long as any shares of Series A Preferred Stock remain outstanding, the Company must obtain the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock before it may redeem, retire, purchase or otherwise acquire any stock of the Company other than Series A Preferred Stock ("Junior Securities"), or pay or declare any dividend or make any distribution (in cash or property) upon any Junior Securities, other than dividends payable solely in the securities in respect of which such dividends are paid or such that are payable upon the conversion of convertible preferred stock into common stock.

     LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon) of all such Series A Preferred Stock outstanding. The holders of Series A Preferred Stock will not be entitled to receive any further payment. Prior to the time of any liquidation, dissolution or winding up of the Company, to the extent permitted by applicable law, the Company shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock.

     REDEMPTION RIGHTS. On December 31, 2002 (the "Scheduled Redemption Date") the Company is obligated to redeem all issued and outstanding shares of Series A Preferred Stock at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). If the Company's funds which are legally available for the redemption of the Series A Preferred Stock are insufficient to redeem the total number of shares to be redeemed, those funds which are legally available shall be used to redeem the maximum number of shares of Series A Preferred Stock possible. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares of Series A Preferred Stock.


     ELECTION OF DIRECTORS. The holders of a majority of the Series A Preferred Stock, voting separately as a single class in the election of directors of the Company, with each share of Series A Preferred Stock entitled to one vote, shall be entitled to elect one director to serve on the Company's Board of Directors until his successor is elected by holders of a majority of the Series A Preferred Stock or he is removed from office by a majority of the holders of the Series A Preferred Stock. During the PIK Period, if dividends on the outstanding shares of Series A Preferred Stock shall have not been paid in an amount equal to one full semiannual dividend thereon, and if at any time after the PIK Period, dividends on the outstanding shares of Series A Preferred Stock shall have not been paid in an amount equal to two full semiannual dividends thereon, the number of directors on the Company's Board of Directors shall be increased by five. The holders of all Series A Preferred Stock then outstanding shall be entitled to elect five directors to fill these five new positions on the Board of Directors. These directors will serve on the Company's Board of Directors until it has declared and paid to all holders of the Series A Preferred Stock then outstanding, all accrued and unpaid dividends and two consecutive semiannual dividends.

     VOTING RIGHTS. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock,
(i) authorize, create or issue any shares of stock of any other class or series which shall rank in any respect on a parity with the Series A Preferred Stock, or authorize, create or issue any obligations, bonds, notes, debentures, stock or other securities by their terms convertible into shares of stock of any other class or series which shall rank in any respect on a parity with the Series A Preferred Stock, (ii) increase the authorized number of shares of Series A Preferred Stock or (iii) authorize, recommend or enter into an agreement with any person to effect a Change of Control (as defined in the Certificate). In addition, the Company shall not, without first obtaining the consent of the holders of at least 80% of the outstanding shares of Series A Preferred Stock, (i) authorize, create or issue any shares of stock of any other class or series which shall rank in any respect prior to the Series A Preferred Stock, or authorize, create or issue any obligations, bonds, notes, debentures, stock or other securities by their terms convertible into shares of stock of any other class or series which shall rank in any respect prior to the Series A Preferred Stock or (ii) amend, alter, change or repeal any of the express terms and provisions of the Series A Preferred Stock in a manner which would materially adversely affect the rights or preferences of the Series A Preferred Stock.


     The Board of Directors has established a class of Preferred Stock designated Series B Junior Preferred Stock, consisting of 100,000 shares. The Series B Junior Preferred is reserved for issuance in connection with the Stockholder Rights Plan. See "--Stockholder Rights Plan."

DELAWARE LAW AND CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation, the Company's By-Laws and Section 203 of the DGCL contain certain provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult.

     BUSINESS COMBINATIONS. The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, subject to certain exceptions,
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (i) upon consummation of such transaction, the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by
(x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); (ii) the business combination is, or the transaction in which such person became an interested stockholder was, approved by the board of directors of the corporation before the stockholder became an interested stockholder; or (iii) the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the corporation's stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder; an "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock other than a person who owned such shares on December 23, 1987. An interested stockholder who became an interested stockholder at a time when the restrictions of Section 203 did not apply to the corporation shall not be subject to such restrictions.

     BOARD OF DIRECTORS AND RELATED PROVISIONS. The Certificate of Incorporation provides that the number of directors of the Company shall be fixed from time to time by a resolution of a majority of the Board of Directors of the Company. The Certificate of Incorporation provides that the Board of Directors shall have no less than three and no more than eleven members and shall be divided into three classes. The members of each class of directors will serve for staggered three-year terms. Thereafter, the number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire Board of Directors by action of the stockholders of the Company. The holders of a majority of the Series A Preferred Stock, voting separately as a single class in the election of directors of the Company, with each share of Series A Preferred Stock entitled to one vote, have the right to elect one member of the Board of Directors, as well as certain other rights to elect directors if the Company does not declare and pay dividends on the Series A Preferred Stock, as described above. See "Description of Capital Stock--Preferred Stock." In accordance with the DGCL, directors serving on classified boards of directors may only be removed from office for cause. Vacancies on the Board of Directors may be filled by a majority of the remaining directors, or by the sole remaining director or by the stockholders. The Certificate provides that stockholders may take action by the written consent of 662/3% of the stockholders, and that a special meeting of stockholders may be called only by the Board of Directors. The By-Laws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

     AUTHORIZED AND UNISSUED PREFERRED STOCK. Upon consummation of the
Offering, there will be       authorized and unissued shares of Preferred
Stock. The Company's Certificate of Incorporation authorizes the Board of Directors to issue one or more series of Preferred Stock and to establish the designations, powers, preferences and rights of each series of Preferred Stock. The existence of authorized and unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors. See "--Preferred Stock."

     SPECIAL MEETINGS OF STOCKHOLDERS. The By-Laws provide that special meetings of the stockholders of the Company may be called only by the Board of Directors of the Company, the Chairman of the Board of the Company or the President of the Company. This provision will render it more difficult for stockholders to take action opposed by the Board of Directors.

     INDEMNIFICATION. The Certificate of Incorporation provides that the Company shall indemnify each director, officer, employee or agent of the Company to the fullest extent permitted by law. The Certificate of Incorporation limits the liability of the Company's directors and stockholders for monetary damages in certain circumstances. The Certificate of Incorporation also provides that the Company may purchase insurance on behalf of the directors, officers, employees and agents of the Company against certain liabilities they may incur in such capacity, whether or not the Company would have the power to indemnify against such liabilities.

STOCKHOLDERS' RIGHTS PLAN

     The Company intends to declare a dividend distribution of one right (a "Right") for each outstanding share of Class A Common Stock, without par value (the "Common Shares"), of the Company. The dividend will be payable to the stockholders of record on a certain date (the "Record Date"), and with respect to Common Shares issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Preferred Stock, without par value (the "Preferred Shares"), of the Company (the "Purchase Price"), subject to adjustment. The description and terms of the Rights will be set forth in a Rights Agreement (the "Rights Agreement") between the Company and a Rights Agent (the "Rights Agent").

     Initially, the Rights will be attached to all certificates representing Common Shares then outstanding, and no separate Right Certificates will be distributed. The Rights will separate from the Common Shares upon the earliest to occur of (i) the date of a public announcement that, without the prior consent of a majority of the members of the Board of Directors, a person or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of the outstanding Common Shares (except pursuant to a Permitted Offer, as defined), or (ii) 10 days (or such later date as the Board may determine) following the commencement or announcement of an intention to make a tender or exchange offer, the consummation of which would result in a person or group becoming an Acquiring Person (as defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of Common Shares causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person." The date that a person or group announces publicly that it has become an Acquiring Person is the "Shares Acquisition Date."

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares issued after the Distribution
Date), and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date and will expire on the tenth anniversary of the Record Date unless earlier redeemed by the Company as described below.

     In the event that any person becomes an Acquiring Person (except pursuant to a tender or exchange offer which is for all outstanding Common Shares at a price and on terms which a majority of the members of the Board of Directors determines to be adequate and in the best interests of the Company and its stockholders, other than such Acquiring Person, its affiliates and associates (a "Permitted Offer")), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive upon exercise the number of units of one one-thousandth of a Preferred Share (or, in certain circumstances, other securities of the Company) having a value (immediately prior to such triggering event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.

     In the event that, at any time following the Shares Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Shares immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than 50% of the Company's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any Affiliate or Associate thereof, or any other person in which such Acquiring Person, Affiliate or Associate has an interest, or any person acting on behalf of or in concert with such Acquiring Person, Affiliate or Associate, or, if in such transaction all holders of Common Shares are not treated alike, any other person, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

     The Purchase Price payable, and the number of Preferred Shares, Common Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the Purchase Price payable are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share; thereafter, and after the holders of the Common Shares receive a liquidation payment of $1.00 per share, the holders of the Preferred Shares and the holders of the Common Shares will share the remaining assets in the ratio of 1,000 to 1 (as adjusted) for each Preferred Share and Capital Share so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Preferred Shares is equivalent to six full quarterly dividends or more, the holders of the Preferred Shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Common Shares until all cumulative dividends on the Preferred Shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are one one-thousandth or integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

     At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the Common Shares, the Board of Directors of the Company may exchange the Rights (other than the Rights owned by the Acquiring Person or its Associates and Affiliates, which shall have become void) at an exchange ratio of one Common Share per Right (subject to adjustment).

     At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price") which redemption shall be effective upon the action of the Board of Directors. Additionally, following the Shares Acquisition Date, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, that such redemption is in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Shares are treated alike but not involving an Acquiring Person or Transaction Person or any Affiliates or Associates thereof. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     All of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of the Company, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

     Each outstanding Common Share on the Record Date will receive one Right. As long as the Rights are attached to the Common Shares, the Company will issue one Right with each new Common Share so that all such shares will have attached rights. 1,000,000 Preferred Shares will be reserved for issuance upon exercise of the Rights.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on (i) the Rights being redeemed, (ii) a substantial number of Rights being acquired or (iii) that the offer will be deemed a

"Permitted Offer" under the Rights Agreement. However, the Rights should not interfere with any merger or other business combination in connection with a Permitted Offer or that is approved by the Company because the Rights are redeemable under certain circumstances.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is First Union National Bank. The Company has not appointed a transfer agent for the Class B Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following the consummation of the Offering, the Company will
have outstanding      shares of Class A Common Stock (      shares outstanding
if the Underwriters' over-allotment option is exercised in full), including outstanding shares of Class A Common Stock beneficially owned by existing stockholders. In addition, immediately following the consummation of Offering,
the Company will have     shares of Class B Common Stock outstanding, all of
which are convertible into shares of Class A Common Stock. The       shares of
Class A Common Stock to be sold pursuant to the Offering (       if the
Underwriters' over-allotment option is exercised in full) will be eligible for sale without restriction under the Securities Act of 1933, as amended (the "Securities Act") in the public market after the consummation of the Offering by persons other than affiliates of the Company. Sales of shares by "affiliates" of the Company as the term is defined in Rule 144 under the Securities Act ("Affiliates") will be subject to Rule 144. The Company and all
existing stockholders, who will beneficially own      outstanding shares
immediately following the consummation of the Offering, have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Class A Common Stock (other than issuances by the Company pursuant to the employee stock option plan) for a period of 180 days after the date of the Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.

     GE Capital owns all of the outstanding shares of Class B Common Stock. GE Capital has the right to convert its Class B Common Stock to Class A Common Stock and demand registration of its shares of Class A Common Stock under the Securities Act. Registration of any shares held by GE Capital would permit the sale of these shares without regard to the restrictions of Rule 144. Kevin P. Fitzgerald, President and Chief Executive Officer of the Company, also has the right to demand registration of shares he may acquire from the exercise of certain options. Registration of any shares held by Mr. Fitzgerald would permit the sale of these shares without regard to the restrictions of Rule 144. The Mas family and Santos also have the right to demand registration of their shares of Class A Common Stock under the Securities Act. Registration of any shares held by the Mas family or Santos would permit the sale of these shares without regard to the restrictions of Rule 144. Santos Capital has the right to demand registration of shares it may acquire upon the exercise of certain options. Registration of these shares would permit their sale without regard to the restrictions of Rule 144. Mr. Fitzgerald, GE Capital, the Mas family, Santos and Santos Capital have agreed to waive their right to exercise their registration rights in connection with the Offering and for 180 days thereafter. See "Description of Capital Stock-- Registration Rights." Based on
shares outstanding as of      , 1998, following the expiration or waiver of the
foregoing restrictions on dispositions and any applicable holding periods under
Rule 144,     shares of Class A Common Stock owned by existing stockholders will be available for sale in the public market pursuant to Rule 144 (including the volume and other limitations set for therein). See "Underwriting." The
Company intends to register on Form S-8        shares of Class A Common Stock
reserved for issuance upon exercise of options granted to certain employees under the Company's Incentive Stock Plan, and shares of Class A Common Stock reserved for issuance upon the exercise of certain options granted to Mr.
Fitzgerald and Mr. Warren. Options to purchase     shares of Class A Common
Stock are currently issued and exercisable.

     Prior to the Offering, there has been no market for the Class A Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on market prices prevailing from time to time. Nevertheless, sales of substantial amounts of the Class A Common Stock of the Company in the public market, or the prospect of such sales, could adversely affect the market price of the Class A Common Stock.

     In general, under Rule 144 as presently in effect, beginning 90 days after the date of this Prospectus, if a period of at least one year has elapsed since the later of the date shares of Class A Common Stock that are "restricted securities" (as that term is defined in Rule 144) were acquired from the Company or the date they were acquired from an affiliate (as that term is defined in Rule 144) of the Company, as applicable, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the
then outstanding shares of Class A Common Stock (approximately     shares
immediately after the consummation of the Offering, assuming that the Underwriters' over-allotment option is not exercised) or the average weekly trading volume of the Class A Common Stock on the New York Stock Exchange during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period requirement.

     Under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted shares were acquired from the Company or the date they were acquired from an Affiliate of the Company, as applicable, then a holder of such restricted shares who is not an Affiliate of the Company at the time of the sale and who has not been an Affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

                                 UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, BT Alex. Brown International, a division of Bankers Trust International PLC and Donaldson, Lufkin & Jenrette International are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

                                                                      NUMBER OF
NAME                                                                    SHARES
------------------------------------------------------------------   -----------
    U.S. Underwriters:
     Morgan Stanley & Co. Incorporated ...........................
     BT Alex. Brown Incorporated .................................
     Donaldson, Lufkin & Jenrette Securities Corporation .........

                                                                      ---------
      Subtotal ...................................................
                                                                      ---------
    International Underwriters:
     Morgan Stanley & Co. International Limited ..................
     BT Alex. Brown International, a division of
       Bankers Trust International PLC ...........................
     Donaldson, Lufkin & Jenrette International ..................

                                                                      ---------
      Subtotal ...................................................
                                                                      ---------
       Total .....................................................
                                                                      =========

     The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the U.S. Underwriters' overallotment option described below) if any such shares are taken.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions:
(i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and
(ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Class A Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

     Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.


     The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $      a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $      a share to other Underwriters or to certain dealers. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Class A Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

     At the request of the Company, the Underwriters have reserved shares of Class A Common Stock for sale to employees of the Company at the public offering price set forth on the cover page of this Prospectus. Any shares not so purchased will be offered to the public at such price.


     The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A Common Stock offered by them.

     The Company will be applying to list the Class A Common Stock on the New York Stock Exchange under the symbol "NFF."

     Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of Shares to the Underwriters, (y) the issuance by the Company of shares of Class A Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (z) transactions by any person other than the Company relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares.

     In order to facilitate the offering of the Class A Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Class A Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in the offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Bankers Trust Company, an affiliate of BT Alex. Brown Incorporated, will act as agent under the New Credit Facility. In addition, Bankers Trust Company is one of the lenders under the Term Loan. In each case, Bankers Trust Company receives usual and customary fees. From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to the Company and its affiliates, in each case, receiving the usual and customary fees.


     Pursuant to the repayment of the Term Loan, Bankers Trust Company will recieve an amount greater than 10% of the net proceeds of the Offering. Bankers Trust Company is an affiliate of BT Alex. Brown Incorporated, which is a member of the National Association of Securities Dealers, Inc. (the "NASD"). Accordingly, the underwriting arrangements for the Offering will be made in compliance with Rule 2710 (c)(8) and Rule 2720 of the Conduct Rules of the NASD, which provides that, among other things, when an NASD member is to receive an amount greater than 10% of the net proceeds of an offering, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Morgan Stanley & Co. Incorporated has served in such role and has recommended a price in compliance with the requirements of Rule 2720. In connection with the Offering, Morgan Stanley & Co. Incorporated, in its role as a qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of the Prospectus and the Registration Statement of which this Prospectus forms a part.


     At the request of the Company, the Underwriters have reserved for sale, at
the initial offering price, up to       shares offered hereby for directors,
officers, employees, business associates, and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the Class A Common Stock. The initial public offering price will be determined by negotiations between the Company and the U.S. Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                   CERTAIN UNITED STATES TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

GENERAL

     The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by a Non-U.S. Holder, as defined below. As used herein, the term "Non-U.S. Holder" means a holder that for United States federal income tax purposes is an individual or entity other than (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership treated as foreign under U.S. Treasury regulations), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if both (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to Non-U.S. Holders in light of their personal circumstances (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Class A Common Stock may be affected by certain determinations made at the partner level), or to certain types of Non-U.S. Holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities and holders of securities held as part of a "straddle," "hedge," or "conversion transaction") and does not address U.S. state or local or foreign tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following summary is included herein for general information. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

     The Company does not anticipate paying cash dividends on its capital stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of Class A Common Stock, dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an income tax treaty between the United States and a foreign country if the Non-U.S. Holder is treated as a resident of such foreign country within the meaning of the applicable treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

     Dividends that are effectively connected with: (i) a Non-U.S. Holder's conduct of a trade or business in the United States (or, if an income tax treaty applies, attributable to a permanent establishment), or, in the case of the individual, a "fixed base" in the United States ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service ("IRS") form with the payor (which form under U.S. Treasury regulations generally effective for payments made after December 31, 1998 (the "Final Regulations"), will require the Non-U.S. Holder to provide a U.S. taxpayer identification number). Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under the Final Regulations, however, a Non-U.S. Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under the Final Regulations, in the case of Class A Common Stock held by a foreign partnership, (i) the certification requirement will generally be applied to the partners of the partnership and (ii) the partnership will be required to provide certain information, including a United States taxpayer identification number. The Final Regulations also provide look-through rules for tiered partnerships.

     A Non-U.S. Holder of Class A Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

     The Final Regulations also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. In addition, recently enacted legislation, effective August 4, 1997, denies income tax treaty benefits to foreigners receiving income derived through a partnership (or otherwise fiscally transparent entity) in certain circumstances. Prospective investors should consult with their own tax advisers concerning the effect, if any, of these new Treasury regulations and the recent legislation on an investment in the Class A Common Stock.

GAIN ON DISPOSITION OF CLASS A COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Class A Common Stock unless:
(i) the gain is U.S. trade or business income (in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder),
(ii) the Non-U.S. Holder is an individual who holds the Class A Common Stock as a capital asset within the meaning of Section 1221 of the Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain United States expatriates or (iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the Non-U.S. Holder held the Class A Common Stock. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company believes that it has not been, is not currently, and does not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax with respect to stock in a "U.S. real property holding corporation" does not apply to a Non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of the Class A Common Stock, provided that the Class A Common Stock was regularly traded on an established securities market. If the Company were, or were to become, a U.S. real property holding corporation, the Company believes that the Class A Common Stock would be treated as "regularly traded."

     If a Non-U.S. Holder who is an individual is subject to tax under clause
(i) above, such individual generally will be taxed on the net gain derived from a sale of Class A Common Stock under regular graduated United States federal income tax rates. If an individual Non-U.S. Holder is subject to tax under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident alien of the United States). Thus, individual Non-U.S. Holders who have spent (or expect to spend) more than a DE MINIMIS period of time in the United States in the taxable year in which they contemplate a sale of Class A Common Stock are urged to consult their tax advisers prior to the sale concerning the U.S. tax consequences of such sale.

     If a Non-U.S. Holder that is a foreign corporation is subject to tax under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

FEDERAL ESTATE TAX

     Class A Common Stock owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Under United States Treasury regulations, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     Currently, United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply (i) to dividends paid to Non-U.S. Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces such 30% withholding) or (ii) before January 1, 1999, to dividends paid to a Non-U.S. Holder at an address outside of the United States unless the payor has actual knowledge that the payee is a U.S. Holder. Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Class A Common Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

     The payment of the proceeds of the disposition of Class A Common Stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of Class A Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has certain U.S. relationships. In the case of the payment of proceeds from the disposition of Class A Common Stock effected by a foreign office of a broker that is a U.S. person or a "U.S. related person," existing regulations require information reporting on the payment unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     The Regulations alter the foregoing rules in certain respects. Among other things, such regulations provide certain presumptions under which a Non-U.S. Holder is subject to backup withholding at the rate of 31% and information reporting unless the Company receives certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided (i) directly by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or (iii) by certain qualified financial institutions or other qualified entities on behalf of the Non-U.S. Holder.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded (or credited against the holder's U.S. federal income tax liability, if any) provided that the required information is furnished to the IRS.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) 1001 Pennsylvania Avenue, N.W., Washington, D.C., 20004. Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York 10005.

                                    EXPERTS

     The audited financial statements of Neff Corp. and subsidiaries and of Richbourg's Sales & Rentals, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus and the related financial statement schedule of Neff Corp. and subsidiaries included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets as of July 31, 1996 and July 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1997 of Industrial Equipment Rentals, Inc. and subsidiary included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The consolidated financial statements of Sullair Argentina Sociedad Anonima and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Registration Statement have been so included in reliance upon the report of Price Waterhouse & Co. Buenos Aires, Argentina, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION


     The Company has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at: 75 Park Place, Room 1228, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. The summaries in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit. The Company intends to file an application for listing of the shares of Class A Common Stock offered hereby on the New York Stock Exchange under the symbol "NFF." Upon such listing, reports and other information concerning the Company will be available for inspection at the New York Stock Exchange, 70 Broad Street, New York, NY 10005. In addition, registration statements and certain other filings are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                     -----
NEFF CORP.
  Independent Auditors' Report ...................................................    F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997 ...................    F-3
  Consolidated Statements of Operations for each of the three years
    in the period ended December 31, 1997 ........................................    F-4
  Consolidated Statements of Redeemable Preferred Stock and Common Stockholders'
    Deficit for each of the three years in the period ended December 31, 1997 ....    F-5
  Consolidated Statements of Cash Flows for each of the three years
    in the period ended December 31, 1997 ........................................    F-6
  Notes to Consolidated Financial Statements .....................................    F-7

INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY
  Report of Independent Public Accountants .......................................   F-22
  Consolidated Balance Sheets as of July 31, 1996 and 1997 .......................   F-23
  Consolidated Statements of Operations for each of the three years
    in the period ended July 31, 1997 ............................................   F-24
  Consolidated Statements of Stockholders' Equity for each of the three years
    in the period ended July 31, 1997 ............................................   F-25
  Consolidated Statements of Cash Flows for each of the three years
    in the period ended July 31, 1997 ............................................   F-26
  Notes to Consolidated Financial Statements .....................................   F-27

RICHBOURG'S SALES AND RENTALS, INC.
  Independent Auditors' Report ...................................................   F-38
  Balance Sheets as of December 31, 1996 and 1997 ................................   F-39
  Statements of Operations for each of the three years
    in the period ended December 31, 1997 ........................................   F-40
  Statements of Common Stockholders' Equity for each of the three years
    in the period ended December 31, 1997 ........................................   F-41
  Statements of Cash Flows for each of the three years
    in the period ended December 31, 1997 ........................................   F-42
  Notes to Financial Statements ..................................................   F-43

SULLAIR ARGENTINA SOCIEDAD ANONIMA AND ITS SUBSIDIARY
SULLAIR SAN LUIS SOCIEDAD ANONIMA
  Report of Independent Accountants ..............................................   F-47
  Consolidated Balance Sheets as of December 31, 1997 and 1996 ...................   F-48
  Consolidated Statements of Income for the years ended
    December 31, 1997, 1996 and 1995 .............................................   F-49
  Consolidated Statements of Changes in Shareholders' Equity for the years ended
    December 31, 1997, 1996 and 1995 .............................................   F-50
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1997, 1996 and 1995 .............................................   F-51
  Notes to the Consolidated Financial Statements .................................   F-52

                         INDEPENDENT AUDITORS' REPORT

To Neff Corp.:

     We have audited the accompanying consolidated balance sheets of Neff Corp. and subsidiaries (the "Company"), as of December 31, 1996 and 1997, and the related consolidated statements of operations, common stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Miami, Florida
March 11, 1998, except for the preferred stock exchange
referred to in Note 1 and for the third paragraph of Note 5
as to which the dates are March 25, 1998 and  is April 23, 1998, respectively
                               ----------------
     The accompanying consolidated financial statements reflect the 84.65 for one stock split of the Company's outstanding common stock which is to be effected on or about April 27, 1998. The above report is in the form which will be furnished by Deloitte & Touche LLP upon completion of such stock split, which is described in Note 1 to the consolidated financial statements and assuming that from March 11, 1998 to the date of such stock split, no other events shall have occurred that would affect the accompanying consolidated financial statements and notes thereto.

DELOITTE & TOUCHE LLP

Miami, Florida
April 24, 1998

                                  NEFF CORP.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                          PRO FORMA
                                                                                  DECEMBER 31,           DECEMBER 31,
                                                                            -------------------------   -------------
                                                                                1996          1997           1997
                                                                            -----------   -----------   -------------
                                                                                                         (UNAUDITED)
                                  ASSETS
Cash and Cash Equivalents ...............................................    $  4,989      $   2,885      $   2,885
Accounts Receivable, net of allowance for doubtful accounts of $375 in
 1996 and $1,092 in 1997.................................................      10,313         25,007         25,007
Inventories .............................................................       7,429          6,072          6,072
Rental Equipment, net ...................................................      76,794        184,787        184,787
Property and Equipment, net .............................................       4,304         23,737         23,737
Goodwill, net ...........................................................         667         29,444         29,444
Intangible Assets, net ..................................................         200            622            622
Prepaid Expenses and Other Assets .......................................       4,422          8,236          8,236
                                                                             --------      ---------      ---------
   Total Assets .........................................................    $109,118      $ 280,790      $ 280,790
                                                                             ========      =========      =========
               LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT
Liabilities
 Accounts Payable .......................................................    $  7,291      $  10,871      $  10,871
 Accrued Expenses .......................................................       1,068         11,248         11,248
 Senior Credit Facility .................................................      58,250        161,825        161,825
 Term Loan Payable ......................................................          --         49,916         49,916
 Capitalized Lease Obligations ..........................................       1,454          2,320          2,320
 Notes Payable ..........................................................          --         14,462         14,462
 Deferred Income Taxes ..................................................       2,264          1,136          1,136
                                                                             --------      ---------      ---------
   Total Liabilities ....................................................      70,327        251,778        251,778
                                                                             --------      ---------      ---------
Redeemable Preferred Stock
 Series A Cumulative Redeemable Preferred Stock, $.01 Par Value, 520
   Shares Authorized; 324 and 341 Shares Issued and Outstanding in
   1996 and 1997, respectively ..........................................       9,486         10,649         10,649
 Series B Cumulative Convertible Redeemable Preferred Stock,
   $.01 Par Value, 800 Shares Authorized, Issued and Outstanding.........       5,324          8,336             --
 Series C Cumulative Convertible Redeemable Preferred Stock,
   $.01 Par Value, 800 Shares Authorized, Issued and Outstanding.........      31,489         31,562             --
 Preferred Stock Dividend Payable--Series B and C .......................          --          3,200             --
                                                                             --------      ---------      ---------
   Total Redeemable Preferred Stock .....................................      46,299         53,747         10,649
                                                                             --------      ---------      ---------
Commitments and Contingencies(Note 12) ..................................          --             --             --
Common Stockholders' Deficit
 Class A Common Stock; $.01 Par Value, 100,000 Shares Authorized;
   8,465 Shares Issued and Outstanding ..................................          85             85             85
 Class B Special Common Stock; $.01 Par Value, Liquidation Preference
   $11.67, 20,000 Shares Authorized; 6,000 Shares Issued and
   Outstanding ..........................................................          --             --             60
 Additional Paid-in Capital .............................................          --             --         43,038
 Accumulated Deficit ....................................................      (7,593)       (24,820)       (24,820)
                                                                             --------      ---------      ---------
   Total Common Stockholders' Deficit ...................................      (7,508)       (24,735)        18,363
                                                                             --------      ---------      ---------
   Total Liabilities and Common Stockholders' Deficit ...................    $109,118      $ 280,790      $ 280,790
                                                                             ========      =========      =========

      The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------
                                                                   1995          1996           1997
                                                                ----------   ------------   ------------
Revenues
 Rental Revenue .............................................    $ 20,019      $ 35,808       $ 68,056
 Equipment Sales ............................................      33,943        44,160         50,578
 Parts and Service ..........................................      13,292        15,045         23,385
                                                                 --------      --------       --------
   Total Revenues ...........................................      67,254        95,013        142,019
                                                                 --------      --------       --------
Cost of Revenues
 Cost of Equipment Sold .....................................      26,562        33,605         40,766
 Depreciation of Rental Equipment ...........................      11,747        19,853         24,490
 Maintenance of Rental Equipment ............................       3,469         8,092         19,748
 Cost of Parts and Service ..................................       7,504         8,143         13,741
                                                                 --------      --------       --------
   Total Cost of Revenues ...................................      49,282        69,693         98,745
                                                                 --------      --------       --------
Gross Profit ................................................      17,972        25,320         43,274
                                                                 --------      --------       --------
Other Operating Expenses
 Selling, General and Administrative Expenses ...............      10,956        18,478         30,129
 Other Depreciation and Amortization ........................         916         1,432          2,548
 Officer Stock Option Compensation ..........................          --            --          4,400
                                                                 --------      --------       --------
   Total Other Operating Expenses ...........................      11,872        19,910         37,077
                                                                 --------      --------       --------
Income from Operations ......................................       6,100         5,410          6,197
                                                                 --------      --------       --------
Other (Income) Expense
 Interest Expense ...........................................       3,090         6,012         11,976
 Amortization of Debt Issue Costs ...........................          --           325          2,362
                                                                 --------      --------       --------
   Total Other Expense, Net .................................       3,090         6,337         14,338
                                                                 --------      --------       --------
Income (Loss) before (Provision for) Benefit from Income
 Taxes and Extraordinary Item ...............................       3,010          (927)        (8,141)
(Provision for) Benefit from Income Taxes ...................      (2,860)         (461)         1,748
                                                                 --------      --------       --------
Income (Loss) before Extraordinary Item .....................         150        (1,388)        (6,393)
Extraordinary Loss, Net of Income Taxes .....................          --          (809)          (451)
                                                                 --------      --------       --------
Net Income (Loss) ...........................................    $    150      $ (2,197)      $ (6,844)
                                                                 ========      ========       ========
Unaudited Pro Forma Net Income:
 Income Before Pro Forma Provision for Income Taxes .........    $  3,010
 Pro Forma Provision for Income Taxes .......................      (1,176)
                                                                 --------
Pro Forma Net Income ........................................    $  1,834
                                                                 ========
Basic and Diluted Earnings Per Share (pro forma for 1995):
Income (loss) before Extraordinary Item .....................    $    .22      $   (.66)      $  (1.69)
Extraordinary Loss, net .....................................          --          (.10)         ( .05)
                                                                 --------      --------       --------
Net Income (Loss) ...........................................    $    .22      $   (.76)      $  (1.74)
                                                                 ========      ========       ========
Weighted Average Common Shares Outstanding
 (Basic and Diluted) ........................................       8,465         8,465          8,465
                                                                 ========      ========       ========

      The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                       CONSOLIDATED STATEMENT OF COMMON
                     STOCKHOLDERS' DEFICIT FOR EACH OF THE
               THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                (IN THOUSANDS)

                                                                     COMMON STOCK     ADDITIONAL
                                                                   -----------------   PAID-IN    ACCUMULATED
                                                                    SHARES   AMOUNT    CAPITAL      DEFICIT       TOTAL
                                                                   -------- -------- ----------- ------------ -------------
Balance, December 31, 1994 (after giving retroactive effect to the
 transaction discussed in Note 1) ................................ 8,465     $85     $2,799      $  1,321     $  4,205
Net income .......................................................    --      --         --           150          150
Distributions to common stockholders .............................    --      --     (2,799)       (3,487)      (6,286)
                                                                   -----      ---    ------      --------     --------
Balance, December 31, 1995 ....................................... 8,465      85         --        (2,016)      (1,931)
Net loss .........................................................    --      --         --        (2,198)      (2,198)
Preferred stock dividend .........................................    --      --         --          (979)        (979)
Accretion of Series A Preferred Stock and
 Detachable Stock Purchase Warrant ...............................    --      --         --        (2,400)      (2,400)
                                                                   -----      ---    ------      --------     --------
Balance, December 31, 1996 ....................................... 8,465      85         --        (7,593)      (7,508)
Net loss .........................................................    --      --         --        (6,844)      (6,844)
Adjustment for acquired property and equipment
 (Note 13), net of taxes .........................................    --      --         --        (2,936)      (2,936)
Dividends in kind--Series A Preferred Stock ......................    --      --         --          (657)        (657)
Preferred stock dividends accrued--Series B and C ................    --      --         --        (3,200)      (3,200)
Accretion of Series A, B and C Preferred Stock ...................    --      --         --        (3,590)      (3,590)
                                                                   -----      ---    ------      --------     --------
Balance, December 31, 1997 ....................................... 8,465     $85     $   --      $(24,820)    $(24,735)
                                                                   =====     ===     ======      ========     ========

       The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------
                                                                         1995          1996           1997
                                                                     -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ................................................    $     150     $  (2,197)     $   (6,844)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
 Depreciation and amortization ...................................       12,663        21,610          29,399
 Officer stock option compensation ...............................           --            --           4,400
 Gain on sale of rental equipment ................................       (8,846)       (8,328)        (11,856)
 Extraordinary loss on debt extinguishment .......................           --         1,298             722
 Provision (benefit) for/(from) deferred income taxes ............        2,860          (596)         (1,748)
 Change in operating assets and liabilities:
  Accounts receivable ............................................       (1,487)       (3,329)         (8,341)
  Inventories ....................................................        1,465        (2,227)          2,528
  Other assets ...................................................         (191)          255          (4,093)
  Accounts payable and accrued expenses ..........................          866         2,831           5,240
  Accrued financing costs ........................................        2,143        (2,143)             --
                                                                      ---------     ---------      ----------
   Net cash provided by operating activities .....................        9,623         7,174           9,407
                                                                      ---------     ---------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of rental equipment ....................................      (52,795)      (86,886)       (143,999)
Proceeds from sale of rental equipment ...........................       33,943        44,160          50,578
Purchases of property and equipment ..............................       (1,483)       (1,972)        (16,747)
Advances to affiliate under a note receivable ....................           --            --              --
Cash paid for acquisitions .......................................           --            --         (63,605)
Other ............................................................           --            --              --
                                                                      ---------     ---------      ----------
   Net cash used in investing activities .........................      (20,335)      (44,698)       (173,773)
                                                                      ---------     ---------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Debt issue costs .................................................       (1,623)       (3,989)         (2,425)
Net borrowings (repayments) under Senior Credit Facility .........         (250)           --         103,576
Advances under revolving credit facility .........................           --        58,250              --
Borrowings under mortgage note ...................................           --            --          13,400
Borrowings under capitalized lease obligations ...................           --            --             866
Net borrowings (repayments) under floor plans payable ............       10,039       (31,493)             --
Borrowings under term loan .......................................       17,135            --          49,916
Repayments of notes payable ......................................      (11,285)      (16,852)           (135)
Repayments of notes payable to stockholders ......................       (4,836)           --              --
Repayments under capitalized lease obligations ...................           --          (222)             --
Issuance of Series A preferred stock with detachable stock
  purchase warrant, net of costs .................................       11,430            --              --
Issuance of Series C preferred stock, net of costs ...............           --        31,489              --
Distributions to stockholders ....................................       (6,286)           --          (2,936)
                                                                      ---------     ---------      ----------
   Net cash provided by financing activities .....................       14,324        37,183         162,262
                                                                      ---------     ---------      ----------
Net Increase (Decrease) in Cash and Cash Equivalents .............        3,612          (341)         (2,104)
Cash and Cash Equivalents, Beginning of Year .....................        1,718         5,330           4,989
                                                                      ---------     ---------      ----------
Cash and Cash Equivalents, End of Year ...........................    $   5,330     $   4,989      $    2,885
                                                                      =========     =========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                                  NEFF CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--GENERAL

DESCRIPTION OF BUSINESS

     Neff Corp. (the "Company") owns and operates equipment rental locations throughout the southern and western regions of the United States. In addition to its rental business, the Company acts as a dealer of new equipment on behalf of several nationally recognized equipment manufacturers. The Company also sells used equipment, spare parts and merchandise and provides ongoing repair and maintenance services.

     Neff Corp. was formed in 1995 to serve as a holding company for its wholly-owned subsidiaries, Neff Machinery, Inc. ("Machinery") and Neff Rental, Inc. ("Rental"). On December 26, 1995, the stockholders of Machinery and Rental contributed 100% of their ownership interest in Machinery and Rental to Neff Corp. in exchange for a 100% ownership interest in Neff Corp. The transaction was accounted for as a reorganization of entities under common control (similar to a pooling of interest business combination due to their common ownership). As a result, the financial statements of Neff Corp. have been presented herein as if Neff Corp. had conducted Machinery's and Rental's businesses since their inception.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

STOCK SPLIT

     The Company has effected a 84.65 for 1.00 stock split. The accompanying financial statements reflect the stock split on a retroactive basis from the beginning of the periods presented.

PREFERRED STOCK EXCHANGE

     On March 25, 1998, General Electric Capital Corporation ("GE Capital") exchanged their Series B and Series C Cumulative Convertible Redeemable Preferred Stock for Class B Common Stock, liquidation preference $11.67. The Company's unaudited pro forma balance sheet as of December 31, 1997 reflects this exchange.

ACQUISITIONS

     In August 1997, the Company purchased the common stock of Industrial Equipment Rentals, Inc. ("IER") for approximately $3.6 million. This purchase was funded by a $50 million term loan and borrowings under the Company's Senior Credit Facility (see Note 5). IER has rental equipment operations similar to the Company's in Alabama, Louisiana, Mississippi and Texas. The transaction was accounted for under the purchase method. In connection with this purchase, goodwill of approximately $29.2 million was recorded. Subsequent to the acquisition, IER was merged into Neff Rental, Inc.

                                  NEFF CORP.

NOTE 1--GENERAL--(CONTINUED)

UNAUDITED PRO FORMA INFORMATION

     The following unaudited pro forma information has been prepared to reflect the IER acquisition as if it was consummated as of January 1, 1996, after giving effect to certain pro forma adjustments described below (in thousands).

                                                                           FOR THE YEAR ENDED
                                                                              DECEMBER 31,
                                                                        -------------------------
                                                                            1996          1997
                                                                        -----------   -----------
   Revenues .........................................................    $129,172      $163,799
                                                                         ========      ========
   (Loss) income before (provision for) benefit from income taxes and
    extraordinary item ..............................................    $    (63)     $ (8,625)
                                                                         ========      ========
   Net (loss) income ................................................    $ (1,895)     $ (7,248)
                                                                         ========      ========
   Basic and diluted earnings per share
    Basic ...........................................................    $   (.62)     $  (1.74)
                                                                         ========      ========
    Diluted .........................................................    $   (.62)     $  (1.74)
                                                                         ========      ========

     Pro forma adjustments reflect amortization of intangible assets, depreciation of property and equipment and increased interest on borrowings to finance the acquisitions. The unaudited pro forma information is based upon certain assumptions and estimates and does not necessarily represent operating results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented, nor is it necessarily indicative of expected future operating results.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECOGNITION OF REVENUE

     Rental agreements are structured as operating leases and the related revenues are recognized over the rental period. Sales of equipment and parts are recognized at the time of shipment or, if out on lease, at the time a sales contract is finalized. Equipment may at times be delivered to customers for a trial period. Revenue on such sales are recognized at the time a sales contract is finalized. Service revenues are recognized at the time the services are rendered.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories, which consist principally of parts and new equipment held for sale, are stated at the lower of cost or market, with cost determined on the first-in, first-out basis for parts and specific identification basis for equipment. Substantially all inventory represents finished goods held for sale.

                                  NEFF CORP.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

RENTAL EQUIPMENT

     Rental equipment is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful life of the related equipment (generally four to seven years with a 10% residual value). For certain equipment, depreciation is matched against the related rental income earned by computing depreciation on individual equipment at the rate of 80% of the rental income earned. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost.

     The Company routinely reviews the assumptions utilized in computing depreciation of its rental equipment. Changes to the assumptions (such as service lives and/or residual values) are made when, in the opinion of management, such changes more appropriately allocate asset costs to operations over the service life of the assets. Management utilizes, among other factors, historical experience and industry comparison in determining the propriety of any such changes.

     During 1996 and 1997, the Company made certain changes to its depreciation assumptions to recognize extended estimated service lives and increased residual values of its rental equipment. The Company believes that these changes in estimates will more appropriately reflect its financial results by better allocating the cost of its rental equipment over the service life of these assets.

     This change in accounting estimate reduced depreciation of rental equipment, loss before extraordinary item and net loss by approximately $5.3 million and $3.3 million or $.63 and $.39 per common share, for the years ended December 31, 1996 and 1997, respectively.

     Rental Fleet accumulated depreciation at December 31, 1996 and 1997 was approximately $20.6 million and $34.8 million, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Significant improvements are capitalized at cost. Repairs and maintenance are expensed as incurred.

     The capitalized cost of equipment and vehicles under capital leases is amortized over the lesser of the lease term or the asset's estimated useful life, and is included in depreciation and amortization expense in the consolidated statements of operations.

INTANGIBLE ASSETS

     Intangible assets primarily result from business combinations and include agreements not to compete and other identifiable intangible assets. These assets are amortized on a straight-line basis over the estimated useful life (five to 15 years). Accumulated amortization at December 31, 1996 and 1997 was approximately $0.2 million and $2.5 million, respectively.

     Goodwill arising from acquisitions is being amortized over 40 years using the straight-line method. Accumulated amortization at December 31, 1996 and 1997 was approximately $0.1 million and $0.5 million, respectively.

                                  NEFF CORP.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The carrying value of intangible assets is periodically reviewed by the Company and impairments, if any, are recognized when the expected future undiscounted cash flows derived from such intangible assets are less than their carrying value.

     During the first quarter of 1996, the Company adopted Statement No. 121, ("SFAS 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS 121 did not have a material impact on the financial results of the Company for the year ended December 31, 1996.

PREPAID EXPENSES AND OTHER ASSETS

     Prepaid expenses and other assets primarily include debt issue costs, prepaid expenses and deposits. Debt issue are amortized over the term of the debt on a straight-line basis. For the years ended December 31, 1996 and 1997, amortization of debt issue costs was $0.3 million and $2.4 million, respectively. There was no amortization in 1995.

STOCK OPTIONS

     In October 1995, the FASB issued Statement No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires companies to either recognize expense for stock-based awards based on their fair value on the date of grant or provide footnote disclosures regarding the impact of such changes. The Company adopted the provisions of SFAS 123 on January 1, 1996, but will continue to account for options issued to employees or directors under the Company's non-qualified stock option plans in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME, which is required to be adopted in the first quarter of 1998. SFAS 130 established standards for the reporting and display of comprehensive income and its components. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income.

     In June 1997, Statement No. 131 ("SFAS 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, was issued. SFAS 131 establishes standards for the way that public companies disclose selected information about operating segments in annual financial statements and requires that those companies disclose selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Accordingly, the Company is not required to adopt SFAS 131 until the fiscal year ending December 31, 1998. SFAS 131 relates solely to disclosure provisions, and therefore will not have any effect on the results of operations, financial position and cash flows of the Company.

RECLASSIFICATIONS

     Certain amounts for the prior years have been reclassified to conform with the current year presentation.

                                  NEFF CORP.

NOTE 3--ACCOUNTS RECEIVABLE

     The majority of the Company's customers are engaged in the construction and industrial business throughout the southern and western regions of the United States. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history. For sales of certain construction equipment, the Company's policy is to secure its accounts receivable by obtaining liens on the customer's projects and issuing notices thereof to the projects' owners and general contractors. All other receivables are generally unsecured.

NOTE 4--PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (dollars in thousands):

                                                    DECEMBER 31,            ESTIMATED
                                              -------------------------    USEFUL LIVES
                                                  1996          1997        (IN YEARS)
                                              -----------   -----------   -------------
   Land ...................................    $     --      $  5,407          --
   Buildings and improvements .............          --         6,540         2-30
   Office equipment .......................       2,944         2,768          2-7
   Service equipment and vehicles .........       2,784         9,994          2-5
   Shop equipment .........................       1,060         2,075           7
   Capitalized lease equipment ............       1,706         3,230          3-5
                                               --------      --------
                                                  8,494        30,014
   Less accumulated depreciation ..........      (4,190)       (6,277)
                                               --------      --------
                                               $  4,304      $ 23,737
                                               ========      ========

     The Company has entered into lease arrangements for certain property and equipment which are classified as capital leases. Future minimum lease payments under capitalized lease obligations are as follows (in thousands):

                                                                       1997
                                                                    ---------
   1998 .........................................................    $  802
   1999 .........................................................       813
   2000 .........................................................       466
   2001 .........................................................       390
   2002 .........................................................       215
                                                                     ------
   Total future minimum lease payments ..........................     2,686
   Less amounts representing interest (6.00% to 13.5%) ..........      (366)
                                                                     ------
   Present value of net future minimum lease payments ...........    $2,320
                                                                     ======

                                  NEFF CORP.

NOTE 5--NOTES PAYABLE AND DEBT

     Notes payable and debt consist of the following (in thousands):

                                                                                          DECEMBER 31,
                                                                                    ------------------------
                                                                                       1996          1997
                                                                                    ----------   -----------
   $250 million revolving line of credit with interest rates ranging from the
    Lender's prime rate plus 1.5% to LIBOR plus 3.5%. At December 31,
    1997, the Lender's prime rate was 8.5% and the LIBOR rate was
    5.718% ......................................................................    $58,250      $161,825

   $50 million Term Loan with an interest rate of LIBOR plus 3.5%................         --        49,916

   Mortgage note payable with an interest rate of LIBOR plus 2% .................         --        13,400

   Various notes payable assumed through acquisition of IER with interest
    rates ranging from 7% to 12% and maturity dates through 2001. ...............         --         1,062
                                                                                     -------      --------
                                                                                     $58,250      $226,203
                                                                                     =======      ========

     In December 1996, the Company and its subsidiaries (collectively referred to as the "Borrowers") executed a $250 million revolving credit facility (the "Senior Credit Facility") with a syndicate of lenders (the "Lenders"). Borrowings under the Senior Credit Facility are based upon eligible accounts receivable, rental fleet and inventory amounts.

     During July and December 1997, the Borrowers amended the Senior Credit Facility (the "Amendments") with the Lenders. The Amendments, among other things, allowed the Company to complete the IER and Richbourg acquisitions (see
Note 1 and Note 15) and revised certain financial covenants. The interest rates on balances outstanding under the amended facility vary based upon the leverage ratio maintained by the Borrowers. All outstanding principal balances are due in October 1998 unless the Borrowers successfully complete the sale of at least $200 million of Qualified Debt Securities (as defined in the Amendments) in which case they become due in October 2001. A commitment fee of 1/2 of 1% is charged on the aggregate daily unused balance of the Senior Credit Facility.

     The Senior Credit Facility is secured by substantially all of the Borrowers' assets and contains certain restrictive covenants which, among other things, require the Borrowers to maintain certain financial coverage ratios and places certain restrictions on the payment of dividends. At December 31, 1997, the Company was not in compliance with the minimum EBITDA covenant, as defined in the Senior Credit Facility. For the year ended December 31, 1997, the minimum EBITDA calculation was $44.8 million of EBITDA but was required to be $45.9 million. The lenders under the Senior Credit Facility have waived this non-compliance.

     During August 1997, the Company entered into a $50 million term loan (the "Term Loan") in connection with its acquisition of IER (see Note 1). The Term Loan is secured by assets acquired and is due in January 1999. During January 1998, the Company repaid all outstanding principal balances due under the Term Loan with borrowings under its Senior Credit Facility.

     In May 1997, the Company purchased land and buildings related to several of its locations (see Note 13). The purchase was financed with a lender in the principal amount $13.4 million. The interest rate on the outstanding balance varies based upon the leverage ratio of the Company. As of December 31, 1997 interest was being charged at an annual rate of LIBOR plus 2%. Five annual principal payment installments commence in May 2002. The mortgage is secured by the land and buildings acquired.

                                  NEFF CORP.

NOTE 5--NOTES PAYABLE AND DEBT--(CONTINUED)

     During 1996 and 1997, the Company recorded extraordinary losses of approximately $1.3 million and $0.7 million from the write-off of debt issue costs associated with the early extinguishment of debt, before the related income tax benefit of approximately $0.5 million and $0.3 million, respectively.

     Future maturities of the notes payable and debt, based upon amounts outstanding as of December 31, 1997, are as follows (in thousands):

   1998 ...............    $212,077
   1999 ...............         312
   2000 ...............         274
   2001 ...............         140
   2002 ...............       2,680
   Thereafter .........      10,720
                           --------
                           $226,203
                           ========

NOTE 6--REDEEMABLE PREFERRED STOCK AND DETACHABLE STOCK PURCHASE WARRANT

     During December 1995, the Company issued 300,000 shares of Series A Cumulative Redeemable Preferred Stock ("Series A"), and a detachable stock purchase warrant (the "Redeemable Warrant") for $12.0 million ($11.4 million net of certain related costs). Series A provides for the semiannual payment of preferential dividends at an annual rate of 8% (5% beginning January 1, 1997) of the liquidation value. The dividends are payable in cash or in additional shares through the later of December 31, 1999 or the expiration of the Company's Senior Credit Facility (see Note 5). Series A is scheduled to be redeemed by the Company in December 2002 and restricts the payment of dividends or any other distributions to holders of the Company's common stock.

     The Redeemable Warrant granted the holder the right to acquire approximately 20% of the common stock of the Company at a purchase price of $.01 per share. The Redeemable Warrant was redeemable at the holder's option during a specified period and at a price equal to its fair market value. The Company had the option for a specified period of time to redeem the Redeemable Warrant from the holder at a price equal to its fair market value as defined. Series A and the Redeemable Warrant were recorded at their pro rata estimated fair value in relation to the proceeds received on the date of issuance ($8.0 million for the Series A and $3.4 million for the Redeemable Warrant, net of issue costs). Series A will be accreted to its liquidation value at maturity of $12.0 million utilizing the effective interest method. The Redeemable Warrant was being accreted to its fair value on a prospective basis until the mandatory redemption date in December 2000. Through December 31, 1996, accretion to the Series A and the Redeemable Warrant amounted to approximately $0.5 million and $1.9 million, respectively.

     During December 1996, in connection with the execution of the Senior Credit Facility, the Company, and GE Capital, entered into certain agreements, including an agreement to exercise the Redeemable Warrant for approximately 20% of the Company's common stock. Simultaneously with this exercise, the Company and GE Capital agreed to exchange the shares of common stock for 800,000 shares of Series B Cumulative Convertible Redeemable Preferred Stock ("Series B"). The accreted balance of the Redeemable Warrant on the date these agreements were entered into was approximately $5.3 million which represented the carrying value of Series B as of December 31, 1996. Series B is

                                  NEFF CORP.

NOTE 6--REDEEMABLE PREFERRED STOCK AND DETACHABLE STOCK PURCHASE
        WARRANT--(CONTINUED)

scheduled to be redeemed in December 2003 and provides for the payment of dividends upon redemption of or upon conversion into common stock at an annual rate of 5%. For the year ended December 31, 1997, accretion of Series A and Series B amounted to approximately $0.5 million and $3.0 million, respectively.

     In a separate transaction related to the Senior Credit Facility, the Company issued 800,000 shares of Series C Cumulative Convertible Redeemable Preferred Stock ("Series C") to GE Capital in exchange for $32.0 million ($31.5 million net of certain related costs). Series C is scheduled to be redeemed in December 2003 and provides for the payment of dividends upon redemption or upon conversion into common stock at an annual rate of 5%. For the year ended December 31, 1997, accretion of Series C amounted to approximately $0.1 million. Series B and C may be converted to common stock for a conversion fee of $1 per share. The conversion fee shall increase by $1 per share in June and December of each year until conversion. Similarly to Series A, Series B and Series C will be accreted to their ultimate total liquidation value of $64 million.

NOTE 7--STOCK OPTION PLANS

     In December 1995, the Company granted a key employee the option to purchase 3% (on a fully-diluted basis) of the common stock of the Company Since the number of shares ultimately issuable to the key employee is not known at the grant date, the Company estimates compensation expense at each reporting date based upon the estimated market value of the shares to be issued. Changes in the estimated market value of the shares to be issued continue to affect the amount of compensation expense until the number of shares issuable are known. No compensation expense was recognized in 1995 and 1996 since the exercise price approximated the market value of the shares to be issued. Compensation expense of $4.4 million was recognized in 1997. This option was one-third vested on December 7, 1995, two-thirds vested on December 31, 1995 and fully vested on December 31, 1996. The total exercise price for each one-third option block, determined based upon a multiple of the Company's adjusted earnings, is approximately $0.4 million, $0.5 million and $0.7 million, respectively. The portion of the option that vested in 1995 expires in the year 2005 and the balance of the option expires in the year 2006.

     In May 1996, the Company also granted to another key employee an option to purchase 84,650 shares of the Company's common stock at an exercise price of approximately $0.5 million, determined based upon a multiple of the Company's adjusted earnings. Since the number of shares ultimately issuable to the key employee and the exercise price is known at the date, compensation expense is measured only at the date of grant. No compensation expense has been recognized at the date of grant since the exercise price of these options approximated the estimated market value of the shares to be issued at the date of grant.

                                  NEFF CORP.

NOTE 7--STOCK OPTION PLANS--(CONTINUED)

     The following table sets forth pro forma net loss and earnings per share as if the stock options were accounted for under the fair value method:

                                                    FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                                 -------------------------
                                                    1995          1996
                                                 ----------   ------------
   Pro forma net loss (in thousands) .........     $ (189)      $ (2,439)
                                                   ======       ========
   Pro forma earnings per share
     Basic ...................................     $ (.02)      $   (.69)
                                                   ======       ========
     Diluted .................................     $ (.02)      $   (.69)
                                                   ======       ========

     The fair value of options granted, in accordance with the provisions of SFAS 123, were determined using the Black-Scholes option pricing model with a risk-free interest rate of 6.74%, zero volatility and expected life of 10 years.

     Effective January 1, 1997, the Company adopted a phantom stock plan (the "Phantom Plan"). The Phantom Plan is designed to reward employees for increases in the Company's performance. The Phantom Plan enables the Company to award employees individual units representing a hypothetical share of the Company's stock (the "Phantom Share"). Each Phantom Share is assigned a share value on the date granted as determined by the administrator of the Phantom Plan. The difference between the calculated share value, as determined pursuant to a formula set forth in the Phantom Plan, of the Phantom Share on the date redeemed by the employee and the value assigned on the date of grant represents the cash award the employee is entitled to receive on the redemption date. The Phantom Shares generally vest over five years. As of December 31, 1997, the Company had granted 155,500 Phantom Shares with an assigned per share value of $9. No compensation expense had been recorded in the accompanying statements of operations as the assigned share value on the date of grant exceeds the calculated share value as of December 31, 1997.

     The Company has granted to GE Capital an option to acquire common stock of the Company in an amount that would equal 51% ownership after conversion of the Series B and Series C preferred stock. In connection with the conversion of the Series B and Series C preferred stock, (see Note 15), the Company and GE Capital plan to cancel this option. The exercise price for this option is based upon fair market value of the Company determined on the date the option is exercised. GE Capital may exercise the option at any time from July 1, 1998 until June 30, 1999.

NOTE 8--RETIREMENT PLAN

     In February 1996, the Company adopted a qualified 401(k) profit sharing plan (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company. Participating employees may contribute to the 401(k) Plan through salary reductions. The Company may contribute, at its discretion, matching contributions equal to 50% of the employee's contribution not to exceed 3% of the employee's annual salary. The Company contributed approximately $0.2 million and $0.3 million to the 401(k) Plan for the years ended December 31, 1996 and 1997, respectively.

                                  NEFF CORP.

NOTE 9--INCOME TAXES

     As a result of the contribution by the stockholders of their ownership interest as described in Note 1, the Company lost its Subchapter S Corporation status under the provisions of the Internal Revenue Code. The Subchapter S provisions provide that taxable income be included in the federal income tax returns of the individual stockholders. As a result, the Company's net income for the period from January 1, 1994 through December 26, 1995 is included in the individual tax returns of the stockholders of the Company and therefore a provision for income taxes related to this period is not included in the accompanying statements of operations. Additionally, under the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, the Company recorded a deferred tax liability upon losing Subchapter S status for existing timing differences in the amount of approximately $2.9 million. The components of the (provision for) benefit from income taxes is as follows (in thousands):

                                 FOR THE YEARS ENDED
                                     DECEMBER 31,
                        --------------------------------------
                            1995          1996          1997
                        ===========   ============   =========
   Current ..........    $     --       $ (1,057)     $   --
   Deferred .........      (2,860)           596       1,748
                         --------       --------      ------
   Total ............    $ (2,860)      $   (461)     $1,748
                         ========       ========      ======

     The following table summarizes the tax effects comprising the Company's net deferred tax liabilities (in thousands):

                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                         1996          1997
                                                                     -----------   -----------
   DEFERRED TAX ASSETS:
    Net operating loss carryforwards .............................    $    809      $  4,347
    Alternative minimum tax credits ..............................         247           874
    Deferred stock option compensation ...........................          --         1,672
    Intangible assets, allowance for bad debts and other .........         219         1,037
                                                                      --------      --------
       Total deferred tax assets .................................       1,275         7,930
   Valuation allowance ...........................................        (809)       (1,368)
   DEFERRED TAX LIABILITIES--Depreciation ........................      (2,730)       (7,698)
                                                                      --------      --------
   NET DEFERRED TAX LIABILITY ....................................    $ (2,264)     $ (1,136)
                                                                      ========      ========

     As of December 31, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $11.4 million and $12.7 million, respectively, expiring in 2012 (includes net operating loss carryforwards for federal and state income tax purposes of approximately $4.4 million and $5.6 million, respectively, acquired in connection with the acquisition of IER described in Note 1). IER's net operating loss carryforwards may only be utilized by Rental. In addition, the Company has reduced the adjustment to stockholders' equity by $1.8 million related to the tax benefit of the acquisition of property from a related party (see Note 13).

     Current accounting standards require that deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. In addition, future tax benefits, such as net operating loss (NOL) carryforwards, are

                                  NEFF CORP.

NOTE 9--INCOME TAXES--(CONTINUED)

required to be recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is established for those benefits that do not meet the more likely than not criteria.

     Even though the Company has incurred tax losses for the past two years, management believes that it is more likely than not that the Company will generate taxable income sufficient to realize the majority of the tax benefits associated with future deductible temporary differences and NOL carryforwards prior to their expiration. This belief is based upon, among other factors, the fact that all of the Company's taxable temporary differences will reverse within the period that the deductible temporary differences will be realized, the availability of tax planning strategies, and projection of future taxable income.

     The following table summarizes the differences between the statutory federal income tax rate and the Company's effective income tax rate (in dollars thousands):

                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------------------
                                                      1995                        1996                        1997
                                           --------------------------   -------------------------   ------------------------
                                              AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE
                                           -----------   ------------   ----------   ------------   ----------   -----------
   Statutory federal income tax
    rate ...............................    $     --            -- %      $  315          34.0%       $2,768         34.0%
   State income tax, net of
    federal income tax benefit .........          --            --            33           3.5           171          2.1
   Change in valuation allowance                  --            --          (809)        (87.3)         (559)        (6.9)
   Non-deductible expenses .............          --            --            --            --          (716)        (8.8)
   Loss of Subchapter S status on
    December 26, 1995 ..................      (2,860)        (95.0)           --            --            --
   Other ...............................          --            --            --            --            84          1.1
                                            --------         -----        ------         -----        ------         ----
                                            $ (2,860)        (95.0)%      $ (461)        (49.8)%      $1,748         21.5%
                                            ========         =====        ======         =====        ======         ====

     Pro forma net income is presented in the accompanying statements of operations to show the effects of income taxes as if the Company had been subject to federal and applicable state income taxes based on the tax laws and rates in effect during the applicable period. In addition, pro forma net income has been adjusted for the effect of the deferred tax liability recognized by the Company upon Machinery and Rental losing their Subchapter S Corporation status in December 1995 as if the entities lost their Subchapter S status at the beginning of each period presented.

                                  NEFF CORP.

NOTE 10--EARNINGS PER SHARE

     For the years ended December 31, 1995, 1996 and 1997, the treasury stock method was used to determine the dilutive effect of the options and warrants on earnings per share data. Net loss from continuing operations per share and the weighted average number of shares outstanding used in the computations are summarized as follows (in thousands, except per share data):

                                               DECEMBER 31, 1995        DECEMBER 31, 1996         DECEMBER 31, 1997
                                            ----------------------- ------------------------- -------------------------
                                               BASIC      DILUTED       BASIC       DILUTED       BASIC       DILUTED
                                            ----------- ----------- ------------ ------------ ------------ ------------
   Net income (loss) ......................   $ 1,834     $ 1,834     $ (2,197)    $ (2,197)   $  (6,844)   $  (6,844)
   Deduct:
    Preferred stock dividend ..............        --          --          979          979        3,857        3,857
    Accretion of preferred stock ..........        --          --        2,400        2,400        3,590        3,590
                                              -------     -------     --------     --------    ---------    ---------
   Income (loss) per share
    computations ..........................     1,834       1,834       (5,576)      (5,576)     (14,291)     (14,291)
   Number of shares:
    Weighted average common
      shares outstanding ..................     8,465       8,465        8,465        8,465        8,465        8,465
   Add:
    Net additional shares
      issued(1) ...........................        --          --           --           --           --           --
                                              -------     -------     --------     --------    ---------    ---------
   Weighted average shares used
    in the per share computations .........     8,465       8,465        8,465        8,465        8,465        8,465
                                              =======     =======     ========     ========    =========    =========
   Net income (loss) ......................   $   .22     $   .22     $   (.66)    $   (.66)   $   (1.69)   $   (1.69)
                                              =======     =======     ========     ========    =========    =========

----------------
(1) Assumes exercise of outstanding Common Stock equivalents (options and warrants) at the beginning of the period, net of 20% limitation, if applicable, on the assumed repurchase of stock.

NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair market value of financial instruments held by the Company at December 31, 1997 are based on a variety of factors and assumptions and may not necessarily be representative of the actual gains or losses that will be realized in the future and do not include expenses that could be incurred in an actual sale or settlement.

DEBT

     The fair value of the Company's credit facility is assumed to be equal to its carrying value. At December 31, 1996 and 1997 approximately $58.2 million and $161.8 million was outstanding under the credit facility, respectively.

     The Company's Term Loan, mortgage note payable, other notes payable and capitalized lease obligations are estimated to approximate fair value as determined based on rates currently available to the Company from other lenders.

PREFERRED STOCK

     Series A, Series B and Series C do not have a quoted market price and the Company does not believe it is practicable to estimate a fair value different from each of the security's carrying value because of features unique to these securities including, but not limited to, the right to appoint two

                                  NEFF CORP.

NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

directors and super majority voting requirements. The amounts due upon redemption of Series A, Series B and Series C is approximately $13.6 million, $32.0 million and $32.0 million plus accrued and unpaid dividends, respectively.

NOTE 12--COMMITMENTS AND CONTINGENCIES

     The Company has agreements with certain equipment manufacturers which appoint the Company, through its subsidiary, as the manufacturer's authorized dealer in certain defined geographic areas. These agreements may be terminated by dealers at any time. There can be no assurance that the Company will be able to continue its current, or obtain additional, dealership agreements. The Company's operating results could be materially adversely impacted if these dealership agreements were terminated for any reason.

     John Deere has filed a notice of arbitration (the "Notice") with the American Arbitration Association seeking review of the question of whether Neff Corp. and Neff Machinery breached their agreements with John Deere by failing to obtain John Deere's consent to transactions in which GE Capital increased its equity interest in the Company in 1996. The Company has not filed a response to the Notice and is actively discussing the issues raised by the Notice with John Deere. Although the arbitration could result in a finding that the Company breached its agreement with John Deere and that John Deere has the right to terminate the dealership agreements, the Company believes that this matter can be resolved in a manner that does not have a material adverse effect on its financial condition, results of operations and cash flows.

     The Company is a party to certain legal actions arising in the normal course of business. In the opinion of management, the ultimate outcome of such litigation is not expected to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 13--RELATED PARTY TRANSACTIONS AND OTHER COMMITMENTS

     In May 1997, the Company acquired certain land and buildings used in its Florida operations for approximately $13.9 million from Atlantic Real Estate Holdings Corp. ("Atlantic"), an affiliate of the Company through common ownership ("Atlantic Acquisition"). Prior to the acquisition of these assets, the Company leased these properties from Atlantic. The Company financed approximately $13.4 million of the purchase price with a mortgage note payable (see Note 5). The remaining purchase price consisted of the forgiveness of approximately $0.5 million in notes receivable from Atlantic. The assets have been recorded at Atlantic's historical carrying value and approximately $2.9 million, net of income tax benefit of approximately $1.8 million, has been recorded as a distribution to common stockholders in the accompanying statement of common stockholders' deficit.

     During 1995, 1996, and 1997, revenues from affiliated companies amounted to approximately $1.7 million, $1.5 million and $0.7 million, respectively.

OPERATING LEASES

     Prior to the Atlantic Acquisition the Company leased certain office and operating facilities from Atlantic and from other unaffiliated entities under noncancellable operating leases expiring from 2000 through 2007. During 1995, 1996, and 1997, rental expense under operating lease arrangements amounted to approximately $1.7 million, $2.1 million, and $3.4 million, respectively.

                                  NEFF CORP.

NOTE 13--RELATED PARTY TRANSACTIONS AND OTHER COMMITMENTS--(CONTINUED)

     As of December 31, 1997, future minimum rental payments under operating lease arrangements are as follows for the years ending December 31 (in thousands):

   1998 ...............    $ 2,400
   1999 ...............      2,192
   2000 ...............      1,999
   2001 ...............      1,549
   2002 ...............        957
   Thereafter .........      2,029
                           -------
                           $11,126
                           =======

NOTE 14--SUPPLEMENTAL STATEMENTS OF CASH FLOWS INFORMATION

                                                                                  FOR THE YEAR ENDED
                                                                                     DECEMBER31,
                                                                          ----------------------------------
                                                                             1995        1996        1997
                                                                          ---------   ---------   ----------
                                                                                    (IN THOUSANDS)
   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid for interest ............................................    $3,173      $6,012      $10,367
                                                                           ======      ======      =======
   SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
    Purchase of equipment under capitalized lease obligations .........    $   --      $1,235      $    --
                                                                           ------      ------      -------

NOTE 15--SUBSEQUENT EVENTS

     During January 1998, the Company acquired substantially all of the assets of Richbourg's Sales and Rentals, Inc. ("Richbourg") for approximately $100 million. Richbourg has rental equipment operations similar to the Company's with 17 locations in three states. In connection with this acquisition, the Company amended its Senior Credit Facility (see Note 5) and executed a $100 million term loan (the "Richbourg Term Loan") with terms and requirements similar to the Company's Senior Credit Facility.

     In February 1998, the Company entered into letters of intent to acquire three equipment rental companies. These businesses have a total of three equipment rental locations in California and Texas. Each of these acquisitions is subject to a number of closing conditions, including the execution of definitive purchase agreements, and there can be no assurance that these acquisitions will be consummated.

     The Company plans to commence an initial public offering of its Class A Common Stock (the "Public Offering"). The Company expects to receive approximately $125 million in proceeds from the Public Offering. The Company intends to use the net proceeds to repay the Richbourg Term Loan and reduce amounts outstanding under the Senior Credit Facility.

     Prior to the Public Offering, the Company's Senior Credit Facility is expected to be amended (the "New Credit Facility"). Borrowings under the New Credit Facility will continue to be based upon eligible accounts receivable, rental fleet and inventory amounts. The interest rates on balances outstanding under the New Credit Facility will vary based upon the leverage ratio maintained by the Company and range from prime rate or LIBOR plus 1% to prime plus 1.25% or LIBOR plus 2.25%. In the event the Company repays the Richbourg Term Loan prior to October 31, 1998, the maturity of the New Credit Facility will be due in April 2003, otherwise, the New Credit Facility will mature on October 31, 1998.

                                  NEFF CORP.

NOTE 15--SUBSEQUENT EVENTS--(CONTINUED)

     In addition, GE Capital is expected to exchange its Series B and Series C preferred stock for shares of the Company's Class B Common Stock, liquidation preference $11.67, prior to the Public Offering. It is also contemplated that the Company will establish an incentive stock plan for officers and employees concurrent with the Public Offering.

     The Company also expects to commence a private debt offering (the "Private Debt Offering"). Proceeds from the Private Debt Offering will be used to redeem Series A and reduce amounts outstanding under the New Credit Facility.

     There can be no assurance that the Public Offering or Private Debt Offering will be consummated.

                                  * * * * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The independent auditors' report of Deloitte & Touche LLP related to the consolidated financial statements of Neff Corp. for the three years in the period ended December 31, 1997 has not been issued. Deloitte & Touche LLP has indicated the form of report which will be furnished upon completion of a Neff Corp. stock split and so long as no other events shall have occurred that would affect the Neff Corp. consolidated financial statements. After Deloitte & Touche issues their report on Neff Corp., we expect to be in a position to render the following audit report so long as no other events shall have occurred that would affect the Industrial Equipment Rentals, Inc. consolidated financial statements.

Arthur Andersen LLP

Houston, Texas
September 18, 1997

To the Stockholders of
Industrial Equipment Rentals, Inc.

     We have audited the accompanying consolidated balance sheets of Industrial Equipment Rentals, Inc. (a Delaware corporation), and subsidiary (the Company) as of July 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements do not reflect any adjustments associated with the sale of the Company on August 1, 1997 (see Note
2).

Houston, Texas
September 18, 1997

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                         (IN THOUSANDS, EXCEPT SHARES)

                                                                                      JULY 31,
                                                                             ---------------------------
                                                                                 1996           1997
                                                                             ------------   ------------
                                  ASSETS
Current Assets
 Cash and cash equivalents ...............................................    $   2,160      $   1,582
 Accounts receivable, net ................................................        5,487          6,058
 Inventories .............................................................        1,321          1,247
 Prepaid expenses and other ..............................................        1,006          1,100
                                                                              ---------      ---------
  Total Current Assets ...................................................        9,974          9,987
Property, Plant and Equipment, at Cost
 Rental equipment ........................................................       37,890         39,812
 Other ...................................................................        4,626          5,100
                                                                              ---------      ---------
                                                                                 42,516         44,912
 Less: Accumulated depreciation ..........................................      (10,729)       (16,779)
                                                                              ---------      ---------
                                                                                 31,787         28,133
Other Assets, net ........................................................        2,306          1,787
                                                                              ---------      ---------
  Total Assets ...........................................................    $  44,067      $  39,907
                                                                              =========      =========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable ........................................................    $   2,345      $   1,956
 Accrued expenses ........................................................        1,845          1,602
 Current portion of subordinated debentures ..............................            0          8,171
 Capital lease obligation ................................................          103             74
 Current portion of long-term debt .......................................        5,809         22,630
                                                                              ---------      ---------
  Total Current Liabilities ..............................................       10,102         34,433
Long-Term Liabilities
 Long-term debt, less current portion ....................................       21,288            621
 Other long-term liabilities .............................................          454            225
 Subordinated debentures, less current portion ...........................        7,811              0
 Deferred taxes ..........................................................          831          1,078
                                                                              ---------      ---------
  Total Long-Term Liabilities ............................................       30,384          1,924
                                                                              ---------      ---------
  Total Liabilities ......................................................       40,486         36,357
                                                                              ---------      ---------
Senior mandatorily redeemable convertible preferred stock, Series A $1
  par; 107,500 shares outstanding; $20 per share redemption value.........        1,226          1,347
                                                                              ---------      ---------
Stockholders' Equity
 Senior redeemable convertible preferred stock, Series B .................          495            495
 Junior preferred stock ..................................................           19             19
 Common stock, $.01 par; 876,500 and 881,500 shares
   outstanding, respectively .............................................            9              9
 Paid-in capital .........................................................        2,806          2,806
 Retained deficit ........................................................         (974)        (1,126)
                                                                              ---------      ---------
  Total Stockholders' Equity .............................................        2,355          2,203
                                                                              ---------      ---------
  Total Liabilities and Stockholders' Equity .............................    $  44,067      $  39,907
                                                                              =========      =========

       The following notes are an integral part of these consolidated financial statements.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                                                                 FOR THE YEAR ENDED JULY 31,
                                                                             ------------------------------------
                                                                                1995         1996         1997
                                                                             ----------   ----------   ----------
Revenues:
 Rentals and related revenues ............................................    $17,522      $26,056      $30,012
 Sales revenues ..........................................................      3,841        4,225        3,999
 Sales of fixed assets ...................................................      1,798        2,925        1,860
                                                                              -------      -------      -------
  Total Revenues .........................................................     23,161       33,206       35,871
Costs and Expenses:
 Rentals and related expenses ............................................      4,374        6,663        7,019
 Cost of sales ...........................................................      2,611        3,353        3,155
 Cost of fixed assets disposed ...........................................        748        2,016        1,203
 Wages and benefits ......................................................      6,461        8,671        9,075
 Depreciation ............................................................      3,454        5,961        7,308
 Facilities ..............................................................        864        1,400        1,636
 Selling and administrative expenses .....................................      1,446        1,796        1,659
 Amortization expense ....................................................        533          596          689
                                                                              -------      -------      -------
  Total Costs and Expenses ...............................................     20,491       30,456       31,744
                                                                              -------      -------      -------
Operating Income .........................................................      2,670        2,750        4,127
 Interest expense ........................................................      2,001        3,057        3,291
 Other ...................................................................         97           97          328
                                                                              -------      -------      -------
Income (Loss) Before Taxes ...............................................        572         (404)         508
 Income Tax Expense (Benefit) ............................................        267          (47)         296
                                                                              -------      -------      -------
Net Income (Loss) Before Extraordinary Item ..............................        305         (357)         212
 Extraordinary loss on debt refinancing, net of tax benefit of $83........         --         (136)          --
                                                                              -------      -------      -------
Net Income (Loss) ........................................................    $   305      $  (493)     $   212
                                                                              =======      =======      =======

       The following notes are an integral part of these consolidated financial statements.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JULY 31, 1997

                                (IN THOUSANDS)

                                                  SENIOR
                                                REDEEMABLE
                                                CONVERTIBLE
                                                 PREFERRED     JUNIOR
                                                   STOCK     PREFERRED   COMMON     PAID-IN     RETAINED
                                                 SERIES B      STOCK      STOCK     CAPITAL      DEFICIT       TOTAL
                                               ------------ ----------- -------- ------------ ------------ ------------
   Balance, July 31, 1994 ....................     $ --         $19        $ 9     $1,490       $    (58)    $1,460
   Net Income ................................       --          --         --         --            305        305
   Proceeds from Preferred Stock Issuance ....      495          --         --      1,318             --      1,813
   Dividends .................................       --          --         --         --           (243)      (243)
   Accretion of Preferred Stock ..............       --          --         --         --           (121)      (121)
                                                   ----         ---        ---     ------       --------     ------
   Balance, July 31, 1995 ....................      495          19          9      2,808           (117)     3,214
   Net Loss ..................................       --          --         --         --           (493)      (493)
   Cost of Preferred Stock
     Issuance ................................       --          --         --         (2)            --         (2)
   Dividends .................................       --          --         --         --           (243)      (243)
   Accretion of Preferred Stock ..............       --          --         --         --           (121)      (121)
                                                   ----         ---        ---     ------       --------     ------
   Balance, July 31, 1996 ....................      495          19          9      2,806           (974)     2,355
   Net Income ................................       --          --         --         --            212        212
   Dividends .................................       --          --         --         --           (243)      (243)
   Accretion of Preferred Stock ..............       --          --         --         --           (121)      (121)
                                                   ----         ---        ---     ------       --------     ------
   Balance, July 31, 1997 ....................     $495         $19        $ 9     $2,806       $ (1,126)    $2,203
                                                   ====         ===        ===     ======       ========     ======

          The following notes are an integral part of these consolidated financial statements.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                               FOR THE YEAR ENDED JULY 31,
                                                                         ----------------------------------------
                                                                             1995          1996           1997
                                                                         -----------   ------------   -----------
Cash Flows from Operating Activities:
 Net income (loss) ...................................................    $    305      $    (493)     $    212
 Depreciation and amortization expense ...............................       3,987          6,557         7,997
 Less: Gain on sale of property and equipment ........................        (966)          (909)         (657)
 Increase (decrease) in deferred tax liability .......................         259           (192)          247
 Increase (decrease) in operating cash flows resulting from:
  Accounts receivable ................................................      (1,088)          (746)         (311)
  Inventories ........................................................        (534)           511            73
  Prepaid expense and other ..........................................         165             69           151
  Accounts payable ...................................................         973           (395)         (402)
  Accrued expenses ...................................................         309            479          (257)
                                                                          --------      ---------      --------
Net Cash Provided by Operating Activities ............................       3,410          4,881         7,053
Cash Flows from Investing Activities:
 Cost of acquisitions, net ...........................................         (96)        (3,481)       (1,710)
 Purchases of property and equipment
  Rental equipment ...................................................      (4,866)       (10,101)       (3,376)
  Other property and equipment .......................................      (1,070)        (1,277)         (432)
 Proceeds from sale of property and equipment ........................       1,798          2,925         1,860
                                                                          --------      ---------      --------
Net Cash used for Investing Activities ...............................      (4,234)       (11,934)       (3,658)
Cash Flows from Financing Activities:
 Payments of equipment contracts .....................................        (752)        (1,924)       (2,675)
 Retirement of debt on equipment contracts ...........................        (397)        (1,600)         (328)
 Payments/principal reductions on term loan ..........................      (3,015)        (2,166)         (995)
 Payments of other long-term capital financings ......................        (139)          (229)       (3,891)
 Net borrowings under revolving facility .............................       1,156          1,818           332
 Proceeds from Capex notes ...........................................       4,362          7,151         3,466
 Proceeds from issuance of subordinated debentures, including interest
   payable ...........................................................       3,666            337           361
 Cost relating to issuance of subordinated debentures ................         (42)            --            --
 Proceeds from issuance of Series B senior redeemable convertible
   preferred stock, net ..............................................       1,813             --            --
 Cost relating to refinancing of debt agreement ......................          --            129            --
 Dividends paid on preferred stock ...................................        (243)          (243)         (243)
                                                                          --------      ---------      --------
Net Cash Provided by (used for) Financing Activities .................       6,409          3,273        (3,973)
Net Increase (Decrease) in Cash and cash equivalents .................       5,585         (3,780)         (578)
 Cash and cash equivalents at beginning of period ....................         355          5,940         2,160
                                                                          --------      ---------      --------
 Cash and cash equivalents at end of period ..........................    $  5,940      $   2,160      $  1,582
                                                                          ========      =========      ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
 Vendor financing of equipment purchases .............................    $    618      $   8,408      $  1,430
 Business assets acquired through seller financing ...................          90            750           266
 Proceeds from capital lease obligations .............................          --             79            --
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
 Cash paid during the year for:
  Interest ...........................................................    $  1,972      $   3,010      $  2,926
  Income taxes .......................................................          25             70            48

The following notes are an integral part of these consolidated financial statements.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

     The accompanying consolidated financial statements include the accounts of Industrial Equipment Rentals, Inc. ("IER") and its wholly-owned subsidiary, Buckner Rental Service, Inc. ("BRS," formerly IER Acquisition Corp.). IER and BRS (the "Company"), were incorporated in the state of Delaware in May 1993. The Company is a full service equipment rental company servicing industrial, commercial and construction customers along the Gulf Coast. The Company rents, sells and services a broad line of construction and industrial equipment at each of its rental locations.

NOTE 2--SALE OF BUSINESS AND BASIS OF ACCOUNTING

     Effective August 1, 1997, the Company shareholders sold their stock in the Company to Neff Corp. The accompanying consolidated financial statements present the Company's financial position as of July 31, 1996 and 1997 and the results of operations and cash flows for the three years in the period ended July 31, 1997, prior to the sale. Accordingly, the consolidated financial statements do not include any of the expected purchase price adjustments associated with the sale of the Company listed below, among others.

  a. A pushdown of the buyer's purchase accounting, (including elimination of existing goodwill) was made immediately following the sale of the Company.


  b. In connection with the above transaction, the Company's corporate structure has been reorganized. As part of the restructuring, IER was merged into its wholly-owned subsidiary ("BRS"), which has become the wholly-owned subsidiary of another corporate entity. Shortly after closing the transaction, the newly merged entity was merged into its new owner.

  c. Due to the redemption of the 107,500 shares of non-voting $1 par Series
     A Senior Redeemable Convertible Preferred Stock (the "Senior Series A") on August 1, 1997, there was a charge to retained earnings of $0.8 million to accrete the stock to its redemption value (see Note 9). A similar charge of $0.4 million was made for the redemption of the 18,936 shares of non-voting, $1 par Junior Preferred Stock (the "Junior Series") along with adjustments for conversion of the 495,000 shares of voting $1 par Series B Redeemable Convertible Preferred Stock (the "Senior Series B") into one share of common stock which were redeemed for $10.2 million immediately upon sale of the Company (see Note 9).

  d. On August 1, 1997, substantially all of the Company's long-term debt was repaid using proceeds from the sale. As a result, the Company was required to pay approximately $81,000 in prepayment penalties and write off a total of $0.1 milion in unamortized debt issue costs immediately after the long-term debt was paid.

  e. The Company incurred $1 million in closing fees, including $0.3 million in closing bonuses, in conjunction with the sale.

  f. Due to the change of control and separate return limitations as a result of the sale of the Company, the deferred tax assets recorded for federal and state tax net operating losses and alternative minimum tax carryforwards of approximately $2.1 million as of July 31, 1997 will be subject to restrictions on use. No adjustment has been reflected in the accompanying financial statements to allow for such potential restrictions.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and BRS. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     The Company recognizes revenue on monthly contracts and other open contracts based on the number of days of equipment usage occurring prior to the end of the fiscal year. Accounts receivable are net of allowances for doubtful accounts of $0.2 million at July 31, 1996 and 1997.

INVENTORIES

     The Company maintains inventories of equipment for resale, parts, merchandise and tools. Inventories are valued at the lower of cost (first-in, first-out) or market. There was no work-in-process inventory at July 31, 1996 or 1997.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Rental equipment with useful lives of five, seven and ten years is depreciated to a 20 percent salvage value at the end of their useful lives. All other property and equipment is fully depreciated with no salvage value assumed. Prior to August 1, 1994, no salvage values were assumed on rental equipment with useful lives of five and seven years. The change in estimate reduced depreciation expense by approximately $0.6 million in the fiscal year ended July 31, 1995. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs are charged to expense as incurred. Sales of the Company's rental fleet are common but incidental to the Company's primary rental business and are typically made to rental customers. When property is retired, sold or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts, and any proceeds are recognized as revenues and included in the statement of operations.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     In March 1995, Statement of Financial Accounting Standards SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was issued. SFAS No. 121, which became effective for fiscal years beginning after December 15, 1995, requires that certain long-lived assets be reviewed for impairment whenever events indicate that the carrying amount of an asset may not be recoverable and that an impairment loss be recognized under certain circumstances in the amount by which the carrying value exceeds the fair market value of the asset. The Company adopted SFAS No. 121 in the fiscal year ended July 31, 1997, as required, and the adoption did not have a material effect on the Company's results of operations or financial position.

OTHER ASSETS

     Other assets consist of the following at July 31 (in thousands):

                                                     AMORTIZATION
                                                        PERIOD          1996          1997
                                                    -------------   -----------   -----------
   Long-term portion of note receivable .........           N/A      $    247      $     --
   Debt issue costs .............................         5 yrs           204           204
   Goodwill .....................................      5,20 yrs           775           990
   Non-competition agreements ...................       2,5 yrs         2,572         2,772
   Other ........................................           N/A            36            38
                                                                        3,834         4,004
   Less: Accumulated amortization ...............                      (1,528)       (2,217)
                                                                     --------      --------
                                                                     $  2,306      $  1,787
                                                                     ========      ========

ACCOUNTING FOR INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes," which requires that deferred income taxes be computed using the liability method. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of operations in the period of the enactment date.

RECLASSIFICATIONS

     Certain amounts for the prior years have been reclassified to conform with the current year presentation.

NOTE 4--ACQUISITIONS

A-L RENTAL CENTER

     On June 14, 1995, the Company purchased substantially all of the assets of A-l Rental Center. The acquisition price of $186,000 consisted of $90,000 in cash, a $90,000 promissory note with 60 equal

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 4--ACQUISITIONS--(CONTINUED)

monthly payments with final payment due June 14, 2000, and directly related acquisition expenses of $6,000. As part of the transaction, the Company entered into a noncompetition agreement with the seller for the payment of $1,333 per month commencing on July 14, 1995, with the last payment due and payable on June 14, 2000. The Company also entered into an agreement to lease a facility owned by the seller. The lease is an operating lease and requires payments of $2,200 a month over a period of five years.

RENTAL WORLD

     On August 1, 1995, the Company purchased substantially all of the assets of Rental World of the Valley, Inc. ("Rental World"). The acquisition price of $4.3 million consisted of $3.5 million in cash, $1.5 million of which was funded using proceeds of a term loan, a $0.8 million promissory note dated August 1, 1995 bearing interest at 7%, along with directly related acquisition expenses of $55,600, of which $52,800 had been incurred as of July 31, 1995. The promissory note is payable in twenty-four interest-only monthly installments of $4,375 beginning September 1, 1995, and is equal to the interest accrued on the principal, and forty-eight consecutive monthly installments of principal and interest of $17,960 beginning on September 1, 1997. As part of the transaction, the Company entered into a noncompetition agreement with the seller for the payment of $8,333 per month commencing on September 1, 1995 with the last payment due and payable on August 1, 2000.

     In conjunction with the acquisition, the Company entered into five year lease agreements, commencing on the purchase date, to lease four of the rental properties of the previous owner. The yearly rental expense of the four payments is $0.2 million and is included in facilities expense.

CAMERON

     On October 1, 1996, the Company purchased all of the assets of Cameron Rental and Tank, Inc. (Cameron). The acquisition price of $1.5 million consisted of $1.2 million in cash, a $0.3 million non-interest bearing promissory note dated October 1, 1996 and acquisition expenses of $13,500. A portion of the cash purchase price was funded using proceeds from the Capex facility. The promissory note matured on January 28, 1997 and the face amount was reduced by $6,453 in accordance with the terms of the note which required an adjustment for the amount of cash collected by the Company 90 days after the closing from accounts receivable and accrued or unbilled revenue of Cameron above or below $0.3 million. As part of the transaction, the Company entered into non-competition agreements for a period of two years with the two officers of Cameron for the payment of $0.1 million to each payable at closing.

     In conjunction with the acquisition, the Company entered into an agreement to lease a facility owned by one of the officers of Cameron. The lease is an operating lease and requires payments of $2,250 a month over a period of five years.

     The A-1 Rental Center, Rental World and Cameron acquisitions were accounted for as purchases and accordingly, the purchase prices were allocated to assets acquired based on their estimated fair market values. The results of operations of the acquired assets are included in the accompanying financial statements since the effective date of each acquisition.

     The pro forma operating results for these acquisitions have not been disclosed either because the effect of the acquisitions was not material (in the case of A-1 Rental Center) or the acquisitions took place at or near the beginning of the fiscal year.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 5--PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of July 31, 1996 and 1997 (in thousands):

                                                          USEFUL LIFE        1996           1997
                                                         -------------   ------------   ------------
   Rental fleet ......................................     2-10 yrs       $  37,890      $  39,812
   Autos and trucks ..................................   3, 5, 7yrs             621            678
   Buildings .........................................     31.5 yrs             432            432
   Furniture, fixtures and office equipment ..........        5 yrs           1,010          1,091
   Leasehold improvements ............................    5, 10 yrs           1,375          1,572
   Land ..............................................          N/A             322            322
   Shop equipment ....................................        5 yrs             866          1,005
                                                                             42,516         44,912
   Less: Accumulated depreciation ....................                      (10,729)       (16,779)
                                                                          ---------      ---------
                                                                          $  31,787      $  28,133
                                                                          =========      =========

NOTE 6--LONG-TERM DEBT AND SUBORDINATED DEBT

     Substantially all of the Company's debt was repaid subsequent to July 31, 1997 as a result of the sale of the Company and accordingly, is classified as current liabilities in the accompanying consolidated balance sheet (see Note
2).

     Secured and unsecured long-term debt consists of the following at July 31, 1996 and 1997 (in thousands):

                                                           1996          1997
                                                        ----------   -----------
   The Credit Agreement:
    Term Loan and Revolving Facility ................    $ 11,227     $   8,417
    Capex Facility ..................................       5,897         6,435
                                                         --------     ---------
                                                           17,124        14,852
   Equipment Contracts ..............................       9,149         7,592
   Promissory Notes .................................         824           807
                                                         --------     ---------
   Senior Secured Borrowings ........................      27,097        23,251
   Less: Current Portion ............................      (5,809)      (22,630)
                                                         --------     ---------
     Total Long-Term Debt ...........................    $ 21,288     $     621
                                                         ========     =========
   9% Subordinated Debentures plus interest .........    $  4,011     $   4,371
   12% Subordinated Debentures ......................       3,800         3,800
                                                         --------     ---------
     Total Subordinated Debentures ..................    $  7,811     $   8,171
                                                         ========     =========

THE CREDIT AGREEMENT

     On July 31, 1997, the Company had in place a credit facility that originated on June 18, 1993 under a loan and security agreement (the "Credit Agreement") with a financial institution (the "Lender") that initially provided BRS with a borrowing base of up to $12 million which was increased to $18 million on July 21, 1994 ("Amendment No. 1") and $27 million on August 18, 1995 ("Amendment No. 3"). The

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 6--LONG-TERM DEBT AND SUBORDINATED DEBT--(CONTINUED)

Credit Agreement provides for a term loan (the "Term Loan") as well a revolving line of credit (the "Revolving Facility") and a capital expenditure facility (the "Capex Facility").

     The Credit Agreement was significantly amended through Amendment No. 3 to include equipment and other eligible inventory held for resale in the borrowing base and extend the original term of the Credit Agreement to August 31, 2000. The existing balances as of August 18, 1995, in the Revolving Facility and the Capex Facility were converted into the Term Loan and an additional $1 million was funded by the Lender to increase the principal balance in the Term Loan to $15 million. Borrowing capacity under the Capex Facility was increased to $12 million. In consideration of Amendment No. 3, the Company agreed to pay the Lender an amendment fee of $90,000 which was paid upon the execution by Borrower. As of July 31, 1996, the unamortized amount of this fee was $72,000 of which a total of $18,000 was expensed ratably during fiscal year 1997. Due to the significant modification of the Credit Agreement, the remaining unamortized balance of previous debt issue costs related to this Credit Agreement of $0.2 million was expensed during fiscal year ended July 31, 1996 and have been reflected in the Company's consolidated statement of operations as an extraordinary item net of income tax benefit of $83,355. During fiscal 1996 and 1997, minor modifications were made to the Credit Agreement covenants by amendments No. 4, No. 5 and No. 6; the associated costs of these minor amendments were expensed in the respective periods.

     The Lender has a security interest in substantially all of the Company's assets except for otherwise encumbered equipment financed by creditors other than the Lender. The Credit Agreement requires the maintenance of certain covenants. As of July 31, 1997, the Company was in compliance with or obtained waivers for all such covenants. The Credit Agreement restricts BRS from advancing or paying dividends to IER if BRS is in default under the Credit Agreement or if its available borrowings under the Revolving Facility are below a specified amount. Amounts outstanding under the Credit Agreement bear interest at a rate equal to prime rate plus 2.0 percent (10.75 percent effective rate) at July 31, 1995 prior to Amendment No. 3 and prime plus 1.5 percent thereafter or, alternatively, at the Company's option, LIBOR plus 4 percent. The Company elected the LIBOR option and as of July 31, 1996 and 1997, the effective rates were 9.45 percent and 9.63 percent, respectively.

     The Revolving Facility may be used by the Company to meet general working capital requirements, purchase equipment, finance down payments on certain third-party financed equipment purchases, and issue letters of credit. The total borrowings available under the Revolving Facility are approximately equal to 80 percent of the Company's eligible accounts receivable, 65 percent of eligible inventory of equipment held for sale, and 50 percent of eligible inventory comprised of all goods (other than equipment) intended for sale, rental or lease and all work in process and raw materials not to exceed $0.4 million. Additionally, the Revolving Facility is limited to remaining borrowings under the $27 million total credit facility after subtraction of the Term Loan and the Capex Facility. As of July 31, 1996 and 1997, there were no outstanding balances on the Revolving Facility. As calculated, $3.2 million and $4.7 million of additional borrowing was available as of July 31, 1996 and 1997, respectively.

     In accordance with the Credit Agreement, proceeds from the sale of collateralized rental equipment sold in the ordinary course of business of $1.3 million during fiscal 1996 and $1 million during fiscal 1997 were applied to the outstanding principal balance of the Term Loan and, as a result, the scheduled monthly payments of principal were reduced. The outstanding balance on the Term Loan and Revolving Facility was $11.2 million and $8.4 million as of July 31, 1996 and 1997, respectively, and was paid in full on August 1, 1997 in conjunction with the sale of the Company (see Note 2).

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 6--LONG-TERM DEBT AND SUBORDINATED DEBT--(CONTINUED)

     The Capex Facility may be used by the Company to finance up to 80 percent of the purchase price of capital expenditures. At six month intervals, any outstanding Capex Loan balance is converted into a Capex Note which must be repaid in sixty ratable monthly payments. During August 1996 and March 1997, portions of the Capex Loan were converted into Capex Notes in the amount of $6.1 million and $1.3 million, respectively. During fiscal 1997, $1.2 million in principal payments were made against these notes. Interest on the Capex Loan is charged against the Revolving Facility each month.

EQUIPMENT CONTRACTS

     The equipment contracts, bearing interest at rates ranging from 7.5 percent to 11 percent, are secured by equipment purchased and are payable in various monthly principal installments.

SUBORDINATED DEBENTURES

     The total amount of subordinated debentures outstanding was $7.8 million and $8.2 million as of July 31, 1996 and 1997, respectively. These amounts include $3.8 million as of July 31, 1996 and 1997 of subordinated debentures that bear interest which is payable quarterly at a rate of 12 percent per annum (the "12% Subordinated Debentures") and $3.7 million in subordinated debentures that bear interest at a rate of nine percent per annum (the "9% Subordinated Debentures") as well as accrued interest payable of $0.3 million at July 31, 1996 and $0.7 million at July 31, 1997 on the 9% Subordinated Debentures. All debentures are owed to a group of the Company's preferred shareholders and were paid in full on August 1, 1997 in conjunction with the sale of the Company (see
Note 2). As of July 31, 1996 and 1997, accrued interest payable on the 12% Subordinated Debentures was $38,000.

DEBT MATURITIES

     The aggregate annual maturities of the senior secured subordinated and unsecured debt as of July 31, 1997 are as follows (in thousands):

YEAR ENDED                   CREDIT       EQUIPMENT CONTRACTS     SUBORDINATED
 JULY 31                   AGREEMENT     AND PROMISSORY NOTES      DEBENTURES       TOTAL
-----------------------   -----------   ----------------------   -------------   ----------
     1998 .............     $14,852             $7,778               $8,171       $30,801
     1999 .............          --                200                   --           200
     2000 .............          --                213                   --           213
     2001 .............          --                208                   --           208
     2002 .............          --                 --                   --            --
   Thereafter .........          --                 --                   --            --
                            -------             ------               ------       -------
                            $14,852             $8,399               $8,171       $31,422
                            =======             ======               ======       =======

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 7--LEASES

     At July 31, 1997, the Company had minimum annual lease commitments under noncancelable operating leases as follows (in thousands):

YEAR ENDED JULY 31      OPERATING LEASES
--------------------   -----------------
     1998 ..........         $  698
     1999 ..........            403
     2000 ..........            367
     2001 ..........            148
     2002 ..........             48
                             ------
                             $1,664
                             ======

     The Company leases its facilities at various monthly rental terms which expire at various dates through September 2006. The above amounts include commitments from the A-l Rental Center, Rental World, and Cameron acquisitions (see Note 4). Total rent of $0.4 million, $0.7 million and $0.7 million for the periods ended July 31, 1995, 1996, and 1997 were charged to facilities expense.

     At July 31, 1997, the Company had future payments under capital leases as follows (in thousands):

YEAR ENDED JULY 31                         CAPITAL LEASE OBLIGATIONS
---------------------------------------   --------------------------
     1998 .............................             $  85
     1999 .............................                --
     2000 .............................                --
     2001 .............................                --
     2002 .............................                --
                                                    -----
                                                       85
   Less: Interest .....................               (11)
                                                    -----
   Capital Lease Obligations ..........             $  74
                                                    =====

     The Company is party to several capital leases primarily related to computers and computer-related equipment. These leases have been capitalized using interest rates ranging from 7 percent to 12 percent. Amortization on the capitalized amounts is included in depreciation expense. All of the capitalized leases were repaid subsequent to July 31, 1997 as a result of the sale of the Company and accordingly, all capital leases payable were classified as current liabilities in the accompanying consolidated balance sheets.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 8--INCOME TAXES

     The provision (benefit) for income taxes consists of the following for the years ended July 31 (in thousands):

                         1995       1996       1997
                        ------   ---------   -------
   Current
    Federal .........    $ --     $   --      $ --
    State ...........       8         --        --
                         ----     ------      ----
                            8         --        --
                         ----     ------      ----
   Deferred
    Federal .........     233       (117)      266
    State ...........      26        (13)       29
                         ----     ------      ----
                          259       (130)      296
                         ----     ------      ----
                         $267     $ (130)     $296
                         ====     ======      ====

     The reconciliation of the tax provision to the tax provision computed at statutory rates is as follows for the years ended July 31 (in thousands):

                                                  1995       1996        1997
                                                 ------   ----------   -------
   Federal tax at statutory rate (34%) .......    $195      $ (212)     $173
   Nondeductible expenses ....................      42          54        48
   State taxes ...............................      22         (25)       20
   Valuation allowance and other .............       8          53        55
                                                  ----      ------      ----
                                                  $267      $ (130)     $296
                                                  ====      ======      ====

     The deferred income tax balances consist of the following (in thousands):

                                                                         JULY 31,
                                                                   ---------------------
                                                                      1996        1997
                                                                   ---------   ---------
           DEFERRED TAX LIABILITIES:
             Property and equipment basis differences ..........    $2,694      $3,336
                                                                    ------      ------
             Total deferred tax liabilities ....................     2,694       3,336
                                                                    ------      ------
           DEFERRED TAX ASSETS:
             Net operating loss carryforwards ..................     1,371       1,721
             Alternative minimum tax credit ....................       627         627
             Other .............................................       279         324
                                                                    ------      ------
             Total deferred tax assets .........................     2,277       2,672
           Valuation allowance for deferred tax assets .........      (177)       (226)
                                                                    ------      ------
           Net deferred tax assets .............................     2,100       2,446
                                                                    ------      ------
           Net deferred tax liabilities ........................    $  594      $  890
                                                                    ======      ======

     Included in prepaid expense and other are current deferred tax assets of $237 and $188 at July 31, 1996 and 1997, respectively.

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 8--INCOME TAXES--(CONTINUED)

     The Company had net operating loss carryforwards for federal and state income tax purposes of approximately $0.8 million and $2.2 million, respectively, at July 31, 1995, $3.5 million and $4.4 million, respectively, at July 31, 1996 and $4.4 million and $5.7 million, respectively, at July 31, 1997. The Company also has alternative minimum tax credit carryovers of approximately $627,000 for federal income tax purposes at July 31, 1995, 1996 and 1997. For financial reporting, the loss and credit carryforwards were recognized as deferred tax assets and an appropriate valuation allowance was recorded to reflect the uncertainty about ultimate realization.

NOTE 9--PREFERRED STOCK

SERIES A SENIOR MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The holders of the 107,500 shares of non-voting, $1 par Senior Series A are entitled to receive dividends thereon in cash at the rate of 6% per annum based on a face value of $20 per share when, as and if declared by the Company's Board of Directors, out of legally available funds. The dividends compound and accrue quarterly and are cumulative from the date of issuance. As of July 31, 1996 and 1997, accrued dividends payable for Senior Series A shares were $10,750. The Senior Series A was recorded at issuance at its estimated fair market value of $0.9 million ($7.93 per Senior Series A share) and is being accreted up to its redemption value through charges to retained earnings over the period from June 18, 1993 to the date it is mandatorily redeemable. As of July 31, 1996 and 1997, accumulated accretion from June 18, 1993 on Senior Series A shares were $0.4 million and $0.5 million, respectively. Also, dividends on the Senior Series A shares are accrued, whether or not declared, during the period to which they relate since the mandatory redemption amount includes dividends and are included in accrued expenses in the accompanying consolidated balance sheets. On August 1, 1997, the holders of the Senior Series A redeemed their shares upon a change in ownership for $20 per share (see Note 2).

SERIES B SENIOR REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The holders of the 495,000 shares of voting $1 par Senior Series B are not entitled to receive dividends but have the option to redeem their shares upon a change in ownership. The Senior Series B is not mandatorily redeemable. Accretion of the Senior Series B is not necessary as it was recorded at its redemption value of $3.704 per share not including the share of common stock to be received upon redemption. The Senior Series B shares were recorded upon issuance at the amount of net proceeds of $1.8 million which included par value of $0.5 million with excess proceeds over par recorded as additional paid in capital. On August 1, 1997 the holders of the Senior Series B converted their shares into one share of common stock which were redeemed for $10.2 million immediately upon the sale of the Company (see Note 2).

JUNIOR PREFERRED STOCK

     The holders of the 18,936 shares of non-voting, $1 par Junior Series are entitled to receive dividends in cash at the rate of 6% per annum based on a face value of $100 per share when, as and if declared by the Board. The dividends compound and accrue quarterly and are cumulative from the date of issuance. As of July 31, 1996 and 1997, accrued dividends payable for Junior Series shares were $9,468. No dividends shall be declared or paid on the Junior Series unless full cumulative dividends have been declared or paid on the Senior Series. The Junior Series was recorded at issuance at its

               INDUSTRIAL EQUIPMENT RENTALS, INC. AND SUBSIDIARY

NOTE 9--PREFERRED STOCK--(CONTINUED)

estimated fair market value of $1.5 million ($80.75 per Junior Series share). Since the Junior Series is not mandatorily redeemable, it is not being accreted up to its redemption value. Also, dividends on the Junior Series are accrued, whether or not declared, during the period to which they relate and are included in accrued expenses in the accompanying consolidated balance sheets. On August 1, 1997, the holders of the Junior Series redeemed for $1.9 million their shares upon a change in ownership (see Note 2).

NOTE 10--EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution profit sharing plan (the "Plan") covering substantially all of its employees. All employees who are at least
20.5 years old, perform at least 1,000 hours of service annually and have satisfied the six month service requirement, are eligible to participate. Participants accumulate ownership in the Plan assets according to a vesting schedule over a period of six years. Company contributions to the Plan are made on an annual basis at the discretion of management, and are allocated to participants' accounts according to annual compensation. No contribution to the plan was made for the plan years ended July 31, 1995, 1996 or 1997.

     Effective January 1, 1994, an amendment was made to the Plan to allow 401(k) contributions by the employee. The employer matches these contributions at a rate based on a discretionary formula. Since the amendment, the Company agreed to match 50 percent of the employee's contribution up to 6 percent of the participants' gross pay. Such employer contributions vest over a period of six years and totaled $67,263 during fiscal 1995, $86,318 during fiscal 1996 and $104,451 during fiscal 1997. As of July 31, 1995, 1996 and 1997, no material amounts were outstanding and payable from the Company to the Plan.

NOTE 11--RELATED PARTY TRANSACTIONS

     The Company leases eleven facilities from a corporation owned by a stockholder, director and officer of the Company. Lease costs totaling approximately $0.3 million for the years ended July 31, 1995, 1996 and 1997 were incurred under these lease agreements. As of July 31, 1997, these lease agreements require minimum lease payments of approximately $346,800 per year and expire at various times during the years from 1998 to 2002. No amendments or terminations of any of these leases have been made as a result of the sale of the Company (see Note 2).

     The Company held one 5.33 percent interest bearing note receivable as of July 31, 1996 and two 5.33 percent interest bearing notes receivable as of July 31, 1997 totaling approximately $301,000 and $297,000, respectively, from certain stockholders and officers of the Company. Both notes receivable were collected by the Company in full subsequent to July 31, 1997.

     The Company paid a related party $120,000 for consulting services in fiscal years ended July 31, 1995, 1996 and 1997, and subsequently, this agreement was mutually terminated as of August 1, 1997.

NOTE 12--COMMITMENTS AND CONTINGENCIES

     The Company is involved in certain claims and lawsuits arising in the normal course of business. Management does not believe that uninsured losses, if any, resulting form the ultimate resolution of these matters will have a material adverse effect on the financial position, results of operations or liquidity of the Company.

                          INDEPENDENT AUDITORS' REPORT

Richbourg's Sales & Rentals, Inc.:

     We have audited the accompanying balance sheets of Richbourg's Sales & Rentals, Inc. (the "Company") as of December 31, 1996 and 1997, and the related statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Charlotte, North Carolina
February 27, 1998

                       RICHBOURG'S SALES & RENTALS, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

              (IN THOUSANDS, EXCEPT PAR VALUE AND PER SHARE DATA)

                                                                                      1996         1997
                                                                                   ----------   ---------
ASSETS (NOTE 8)
Cash and cash equivalents ......................................................    $   338      $   161
Marketable securities--trading (Note 1) ........................................        670          593
Trade accounts receivable, net of allowance for doubtful accounts of $35 in 1996
  and $81 in 1997 ..............................................................      4,214        3,126
Inventories ....................................................................        396          420
Rental fleet, net of accumulated depreciation of $27,856 in 1996 and $34,351 in
  1997 (Note 1) ................................................................     55,029       57,604
Property and equipment, net (Note 2) ...........................................      4,250        3,068
Other assets ...................................................................        171           12
                                                                                    -------      -------
TOTAL ..........................................................................    $65,068      $64,984
                                                                                    =======      =======
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
 Accounts payable--trade and accrued expenses ..................................    $ 2,283      $   930
 Accounts payable--equipment purchases .........................................      6,468           --
 Revolving credit loan (Note 3) ................................................     16,296       26,526
 Notes payable (Note 4) ........................................................      5,054           --
                                                                                    -------      -------
  Total liabilities ............................................................     30,101       27,456
                                                                                    -------      -------
COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)
STOCKHOLDER'S EQUITY:
 Common stock, $100 par value, 500 shares authorized, 100 shares issued and
   outstanding .................................................................         10           10
 Additional paid-in capital ....................................................         20           20
 Retained earnings .............................................................     34,937       37,498
                                                                                    -------      -------
  Total stockholder's equity ...................................................     34,967       37,528
                                                                                    -------      -------
TOTAL ..........................................................................    $65,068      $64,984
                                                                                    =======      =======

                       See notes to financial statements.

                       RICHBOURG'S SALES & RENTALS, INC.

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                        1995         1996         1997
                                                                     ----------   ----------   ----------
REVENUES:
 Rental of equipment .............................................    $ 26,507     $ 29,717     $ 28,894
 Sales of equipment ..............................................       5,402        5,305        6,510
                                                                      --------     --------     --------
  Total revenues .................................................      31,909       35,022       35,404
                                                                      --------     --------     --------
COST OF REVENUES:
 Depreciation of rental fleet ....................................       6,366        7,899       10,928
 Maintenance of rental fleet .....................................      10,063       10,284       10,714
 Cost of equipment sold ..........................................       2,416        1,851        1,956
                                                                      --------     --------     --------
  Total cost of revenues .........................................      18,845       20,034       23,598
                                                                      --------     --------     --------
GROSS MARGIN .....................................................      13,064       14,988       11,806
                                                                      --------     --------     --------
OPERATING EXPENSES:
 Selling .........................................................       1,342        1,403        1,445
 General and administrative ......................................       2,193        2,692        2,715
 Other depreciation ..............................................         840        1,006          880
                                                                      --------     --------     --------
  Total operating expenses .......................................       4,375        5,101        5,040
                                                                      --------     --------     --------
INCOME FROM OPERATIONS ...........................................       8,689        9,887        6,766
OTHER INCOME (EXPENSE):
 Interest expense ................................................      (1,726)      (1,749)      (2,406)
 Investment income ...............................................         127           84           11
 Realized gain on sale of marketable securities ..................          13           75           41
 Unrealized holding gain (loss) on marketable securities .........          51          (29)          58
 Other ...........................................................         150           90           30
                                                                      --------     --------     --------
  Total other expense, net .......................................      (1,385)      (1,529)      (2,266)
                                                                      --------     --------     --------
INCOME BEFORE EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT .........................................       7,304        8,358        4,500
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF
  DEBT (Note 3) ..................................................          --         (225)          --
                                                                      --------     --------     --------
NET INCOME (Note 1) ..............................................    $  7,304     $  8,133     $  4,500
                                                                      ========     ========     ========

                       See notes to financial statements.

                       RICHBOURG'S SALES & RENTALS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               COMMON STOCK
                                         ------------------------    ADDITIONAL
                                          OUTSTANDING                 PAID-IN       RETAINED
                                             SHARES       AMOUNT      CAPITAL       EARNINGS       TOTAL
                                         -------------   --------   -----------   -----------   ----------
BALANCE, DECEMBER 31, 1994 ...........        100           $10         $20        $ 23,484      $ 23,514
 Net income ..........................         --            --          --           7,304         7,304
 Distribution to stockholder .........         --            --          --          (1,445)       (1,445)
                                              ---           ---         ---        --------      --------
BALANCE, DECEMBER 31, 1995 ...........        100            10          20          29,343        29,373
 Net income ..........................         --            --          --           8,133         8,133
 Distribution to stockholder .........         --            --          --          (2,539)       (2,539)
                                              ---           ---         ---        --------      --------
BALANCE, DECEMBER 31, 1996 ...........        100            10          20          34,937        34,967
 Net income ..........................         --            --          --           4,500         4,500
 Distribution to stockholder .........         --            --          --          (1,939)       (1,939)
                                              ---           ---         ---        --------      --------
BALANCE, DECEMBER 31, 1997 ...........        100           $10         $20        $ 37,498      $ 37,528
                                              ===           ===         ===        ========      ========

                       See notes to financial statements.

                       RICHBOURG'S SALES & RENTALS, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                         1995          1996          1997
                                                                     -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ......................................................    $   7,304     $   8,133     $   4,500
 Adjustments to reconcile net income to net cash provided by operating activities:
   Extraordinary loss on early extinguishment
      of debt ....................................................           --           225            --
   Depreciation ..................................................        7,206         8,905        11,808
   Gain on sale of rental fleet and equipment ....................       (1,385)       (1,065)       (1,481)
   Realized gain on sale of marketable securities ................          (13)          (75)          (41)
   Unrealized (gain) loss on marketable securities ...............          (51)           29           (58)
   Changes in operating assets and liabilities:
    Decrease (increase) in trade accounts
       receivable ................................................       (1,143)         (121)        1,088
    Decrease (increase) in inventories ...........................          807          (287)          (24)
    (Decrease) increase in accounts payable and accrued
       expenses ..................................................          136         1,018        (1,353)
    Decrease (increase) in other assets ..........................         (663)          543           159
    Purchase of trading marketable securities ....................         (979)       (1,938)          (77)
    Proceeds from sale of trading marketable securities ..........        1,025         1,711           252
                                                                      ---------     ---------     ---------
     Net cash provided by operating activities ...................       12,244        17,078        14,773
                                                                      ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of rental fleet and equipment .........................      (19,309)      (20,648)      (22,123)
 Proceeds from sale of rental fleet and equipment ................        1,538         3,557         3,937
                                                                      ---------     ---------     ---------
                                                                        (17,771)      (17,091)      (18,186)
                                                                      ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net advances under revolving credit facility ....................           --        16,296        10,230
 Borrowings under notes payable ..................................       19,069         3,136         2,364
 Repayment of notes payable ......................................      (11,378)      (18,998)       (7,419)
 Distributions to stockholder ....................................       (1,445)       (2,539)       (1,939)
                                                                      ---------     ---------     ---------
     Net cash (used in) provided by financing activities .........        6,246        (2,105)        3,236
                                                                      ---------     ---------     ---------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS ....................................................          719        (2,118)         (177)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR ..............................................        1,737         2,456           338
                                                                      ---------     ---------     ---------
CASH AND CASH EQUIVALENTS,
  END OF YEAR ....................................................    $   2,456     $     338     $     161
                                                                      =========     =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION--Cash paid during the year
  for interest ...................................................    $   1,599     $   1,665     $   2,260
                                                                      =========     =========     =========

                       See notes to financial statements.

                       RICHBOURG'S SALES & RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS--Richbourg's Sales & Rentals, Inc. (the "Company") is engaged in the rental and sale of construction and industrial machinery and equipment. The Company presently operates from sixteen locations in the southeastern United States.

     USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     INVESTMENT IN MARKETABLE SECURITIES--The Company's securities investments are classified as trading securities and are primarily investments in stocks of publicly traded companies. Trading securities are recorded at fair value in the accompanying balance sheets, with the change in fair value during the period included in earnings. Realized gains or losses in the sale of securities are based on the specific identification method. The fair value of securities is based on quoted market prices.

     Proceeds from sales of investments for the years ended December 31, 1995, 1996 and 1997 were $1.0 million, $1.7 million and $0.3 million, respectively. Realized and unrealized gains (losses) on trading securities during 1995, 1996 and 1997 were not significant.

     ACCOUNTS RECEIVABLE--The Company carries trade accounts receivable at the amount it deems to be collectible. Accordingly, the Company provides allowances for trade accounts receivable it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that becomes uncollectible could differ from those estimated. The majority of the Company's customers are engaged in the construction business. The Company assesses its customers' credit worthiness prior to extending credit. The collectibility of these receivables is dependent, in part, on the economic conditions within the construction industry.

     INVENTORIES--Inventories, which consist principally of repair parts and supplies, are stated at the lower of cost or market (cost is determined on the first-in, first-out basis).

     RENTAL FLEET--Rental fleet is comprised principally of heavy construction equipment which is leased by the Company to customers under operating leases. The rental fleet is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years, giving effect to an estimated salvage value of one-tenth of original cost. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost. The Company sells equipment in its rental fleet as part of its regular operations; accordingly, a portion of the rental fleet may be sold within one year. The remaining book value is charged to cost of equipment when sold.

     PROPERTY AND EQUIPMENT--Property and equipment, which consists of land, buildings, service and office equipment utilized in the Company's operations, is stated at cost less accumulated depreciation.

                       RICHBOURG'S SALES & RENTALS, INC.

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Significant improvements are capitalized at cost; repairs and maintenance are expensed as incurred.

     ADVERTISING COSTS--The Company expenses advertising costs as incurred. Advertising costs for the years ending December 31, 1995, 1996 and 1997 amounted to $0.1 million each year.

     REVENUE RECOGNITION--Rental revenues are recognized over the rental period using the straight-line method. Sales of assets in the rental fleet are recognized at the time of shipment.

     INCOME TAXES--The Company has elected S Corporation status for income tax purposes. Accordingly, no provision for federal and state income taxes has been made in these financial statements because any income tax liability is the responsibility of the stockholder.

     LONG-LIVED ASSETS--Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The adoption of this standard had no effect on the Company's results of operations or financial position. On an ongoing basis, the Company will evaluate its long-lived assets. If circumstances suggest that their value may be impaired, an assessment of recoverability will be performed.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                          DECEMBER 31,            ESTIMATED
                                                    -------------------------    USEFUL LIVES
                                                        1996          1997        (IN YEARS)
                                                    -----------   -----------   -------------
   Land .........................................    $    428      $    428            --
   Buildings and leasehold improvements .........       2,529         1,779          7-31
   Service equipment ............................       4,558         4,625           2-5
   Office furniture and equipment ...............         583           569           2-5
                                                     --------      --------
                                                        8,098         7,401
   Less accumulated depreciation ................      (3,848)       (4,333)
                                                     --------      --------
                                                     $  4,250      $  3,068
                                                     ========      ========

NOTE 3. REVOLVING CREDIT LOAN

     In September 1996, the Company entered into a revolving credit line (revolving loan) with a bank. Initial proceeds from this revolving loan were used to pay off existing notes payable with another bank, as well as to fund new equipment purchases. In connection with this refinancing, the Company was charged a penalty of $0.2 million by the former bank lender for early payoff of the notes payable. This charge is shown as "Extraordinary Loss on Early Extinguishment of Debt" in the accompanying Statements of Income.

                       RICHBOURG'S SALES & RENTALS, INC.

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

NOTE 3. REVOLVING CREDIT LOAN--(CONTINUED)

     The revolving loan provided for maximum borrowings up to $35.0 million based on qualified machinery and equipment. Outstanding borrowings were due in September 1999, with interest based on the 90 day LIBOR rate plus 1.85 (7.787% at December 31, 1997). At December 31, 1996 and 1997, the Company had $16.3 million and $26.5 million, respectively, in outstanding borrowings on the revolving loan. Subsequent to December 31, 1997, the Company paid off all borrowings under its revolving credit agreement (see Note 8).

NOTE 4. NOTES PAYABLE

     The Company has historically financed a portion of its rental fleet and other fixed asset purchases through notes payable to banks, equipment vendors, finance companies and others. In contemplation of sale of the business (see
Note 8), during December 1997 the Company paid off all its outstanding notes payable.

     Notes payable at December 31, 1996 consisted of the following (in thousands, except payment amounts):

   Series of 24 installment purchase notes, payable in monthly installments ranging
    from $276 to $797, plus interest at 6.9%..............................................    $  204
   6.8% installment purchase note, payable in monthly installments of $7,116, including
    interest .............................................................................       165
   7.3% installment purchase note, payable in monthly installments of $9,576, including
    interest .............................................................................       222
   6.5% installment purchase note, payable in monthly installments of $4,841, including
    interest .............................................................................       126
   6.5% installment purchase note, payable in monthly installments of $4,841, including
    interest .............................................................................       121
   7.25%, 10.25% and 10.5% installment purchase notes, payable in monthly
    installments ranging from $1,426 to $3,440, including interest........................     1,755
   Installment purchase note, payable in monthly installments of $43,858..................       570
   Series of seven installment purchase notes, payable in monthly installments ranging from $3,084 to $15,770, including interest (interest rates vary per note from 4.90%
    to 7.75%) ............................................................................       840
   Mortgage payable in monthly installments of $5,000 plus interest at prime (81/4% at
    December 31, 1996) ...................................................................       445
   Mortgage payable in monthly installments of $3,334 plus interest at prime..............       268
   Note payable in monthly installments of $5,000 plus interest at prime..................       225
   Note payable in monthly installments of $1,050 plus interest at prime..................       113
                                                                                              ------
   Total notes payable ...................................................................    $5,054
                                                                                              ======

NOTE 5. RELATED PARTY TRANSACTIONS

     The Company rents certain office and yard space from its sole stockholder on a month to month basis. During 1995, 1996 and 1997, the Company paid rental expense to its sole stockholder of approximately $0.4 million, $0.4 million and $0.5 million, respectively.

                       RICHBOURG'S SALES & RENTALS, INC.

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

NOTE 5. RELATED PARTY TRANSACTIONS--(CONTINUED)

     The Company purchases automobiles and receives automotive electric services from certain companies owned by its sole stockholder. During 1995, 1996 and 1997, the Company paid $0.1 million, $0.1 million and $0.1 million to these related parties.

NOTE 6. RETIREMENT PLAN

     The Company maintains a 401(k) defined contribution plan which covers substantially all employees. Employees may contribute up to 5% of their compensation. Employer matching contributions are not mandatory but the Company is allowed to match employee contributions up to limits specified in the plan. The Company did not make any contributions in 1995, 1996 or 1997.

NOTE 7. LEGAL MATTERS

     The Company is a defendant in legal proceedings arising out of the conduct of the Company's business. In the opinion of management, the ultimate outcome of these legal proceedings will not have a material adverse affect on the financial position or future results of operations and cash flows of the Company.

NOTE 8. SUBSEQUENT EVENT--SALE OF BUSINESS

     Effective January 1, 1998, the Company sold its rental fleet and certain other tangible and intangible assets to Neff Corp., Miami, Florida, for $100.0 million cash. In addition, the purchaser assumed certain liabilities, as defined in the purchase agreement, which consist principally of accounts payable and accrued expenses. After the sale, the Company's assets consist of cash, marketable securities, land, buildings and leasehold improvements. The Company or other affiliated entities will rent certain real estate to Neff Corp. under operating lease agreements.

     The sale of net assets resulted in a significant gain, which will be recorded in 1998. Subsequent to receipt of the sale proceeds the Company paid off the entire balance of borrowings under its revolving loan agreement with bank (see Note 3).

                                    ********

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Sullair Argentina Sociedad Anonima

     1. We have audited the accompanying consolidated balance sheets of Sullair Argentina Sociedad Anonima and its subsidiary Sullair San Luis Sociedad Anonima as of December 31, 1997 and 1996, and the related consolidated statements of income and of changes in shareholders' equity and in financial position (cash flows) for the years ended December 31, 1997, 1996 and 1995, all expressed in constant Argentine pesos--P$--through August 31, 1995 and in nominal pesos thereafter (see Note 1.2.). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     2. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     3. Accounting principles generally accepted in Argentina require companies with controlling financial interest in the other companies to present both parent company, where investments in subsidiaries are accounted for by the equity method, and consolidated financial statements, as primary and supplementary information, respectively. Because of the special purpose of these financial statements, parent company financial statements are not included. This procedure has been adopted for the convenience of the reader of the financial statements.

     4. In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Sullair Argentina Sociedad Anonima and its subsidiary Sullair San Luis Sociedad Anonima at December 31, 1997 and 1996, and the results of their operations, the changes in their shareholders' equity and the changes in their financial position (cash flows) for the years ended December 31, 1997, 1996 and 1995 in conformity with accounting principles generally accepted in Argentina.

     5. Accounting principles generally accepted in Argentina vary in certain important respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income expressed in constant Argentine pesos through August 31, 1995 and in nominal pesos thereafter (see Note 1.2.) for each of the three mentioned years, and the determination of consolidated shareholders' equity and financial position also expressed in constant Argentine pesos through August 31, 1995 and in nominal pesos thereafter (see
Note 1.2.) at December 31, 1997, 1996 and 1995 to the extent summarized in Notes 10, 11, and 12 to the consolidated financial statements.

     6. The accompanying consolidated financial statements expressed in constant Argentine pesos through August 31, 1995 and in nominal pesos thereafter include a column that gives effect to the translation into U.S. dollars of the balances at December 31, 1997, on the basis described in Note 1.2.c). This translation should not be construed as representing that the peso amounts actually represent or have been, or could be, converted into U.S. dollars.

Buenos Aires, Argentina     PRICE WATERHOUSE & CO.
March 25, 1998              Daniel A. Lopez Lado (Partner)

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

                          CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                            THEREAFTER--NOTE 1.2.)

                                                                       YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------------
                                                                 1997            1997            1996
                                                            -------------   -------------   -------------
                                                                US$(1)                   P$
                                                            -------------   -----------------------------
ASSETS
CURRENT ASSETS
Cash and banks ..........................................       305,876         305,876         542,989
Accounts receivable (Note 2.a)) .........................    13,961,371      13,961,371      10,533,229
Other receivables (Note 2.b)) ...........................     2,321,217       2,321,217       4,694,592
Inventories (Note 2.c)) .................................    12,687,639      12,687,639      11,596,926
                                                             ----------      ----------      ----------
Total current assets ....................................    29,276,103      29,276,103      27,367,736
                                                             ----------      ----------      ----------
NON-CURRENT ASSETS
Other receivables (Note 2.d)) ...........................       657,658         657,658         657,658
Long-term investments (Note 2.e)) .......................       233,756         233,756         266,756
Property and equipment, net (Note 3) ....................    26,477,686      26,477,686      24,702,859
Other ...................................................        67,377          67,377          67,377
                                                             ----------      ----------      ----------
Total non-current assets ................................    27,436,477      27,436,477      25,694,650
                                                             ----------      ----------      ----------
Total assets ............................................    56,712,580      56,712,580      53,062,386
                                                             ==========      ==========      ==========
LIABILITIES
CURRENT LIABILITIES
Accounts payable (Note 2.f)) ............................    11,737,769      11,737,769      13,138,278
Short-term bank borrowings (Note 2.g)) ..................     6,613,730       6,613,730       8,311,896
Taxes payable ...........................................     1,059,209       1,059,209         181,630
Payroll and social security .............................       274,995         274,995         238,974
Advances from customers .................................       116,978         116,978         593,339
Other ...................................................            --              --         490,440
                                                             ----------      ----------      ----------
Total current liabilities ...............................    19,802,681      19,802,681      22,954,557
                                                             ----------      ----------      ----------
NON-CURRENT LIABILITIES
Long-term bank borrowings (Note 2.h)) ...................     5,342,376       5,342,376       3,560,501
                                                             ----------      ----------      ----------
Total non-current liabilities ...........................     5,342,376       5,342,376       3,560,501
                                                             ----------      ----------      ----------
Total liabilities .......................................    25,145,057      25,145,057      26,515,058
                                                             ----------      ----------      ----------
MINORITY INTEREST IN CONSOLIDATED
 SUBSIDIARY .............................................           727             727             450
                                                             ----------      ----------      ----------
SHAREHOLDERS' EQUITY (as per related statement) .........    31,566,796      31,566,796      26,546,878
                                                             ----------      ----------      ----------
Total liabilities and shareholders' equity ..............    56,712,580      56,712,580      53,062,386
                                                             ==========      ==========      ==========

----------------
(1) See Note 1.2.c).

     The accompanying notes are an integral part of these consolidated financial statements.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

                       CONSOLIDATED STATEMENTS OF INCOME

(EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                            THEREAFTER--NOTE 1.2.)

                                                                            YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------------------------------
                                                            1997             1997             1996             1995
                                                      ---------------- ---------------- ---------------- ----------------
                                                           US$(1)                              P$
                                                      ---------------- --------------------------------------------------
Net sales, rentals and services (Note 2.j)) .........     57,322,289       57,322,289       39,368,237       35,297,551
Operating costs
 Cost of sales, rentals and services
   (Note 2.k)) ......................................    (44,086,860)     (44,086,860)     (29,151,402)     (28,096,627)
 Administrative expenses ............................     (1,830,707)      (1,830,707)      (1,446,250)      (1,222,513)
 Selling expenses ...................................     (3,205,862)      (3,205,862)      (2,763,704)      (2,707,561)
 Other ..............................................       (676,674)        (676,674)        (690,775)        (778,873)
                                                         -----------      -----------      -----------      -----------
Operating income ....................................      7,522,186        7,522,186        5,316,106        2,491,977
Non-operating income (expenses)
 Financial expenses (Note 2.l)) .....................     (1,118,454)      (1,118,454)      (1,545,224)        (925,601)
 Other non-operating income net
   (Note 7.a)) ......................................        629,000          629,000          681,521          628,734
                                                         -----------      -----------      -----------      -----------
Income before taxes, minority interest and
 extraordinary results ..............................      7,032,732        7,032,732        4,452,403        2,195,110
Income tax ..........................................     (2,012,537)      (2,012,537)      (1,128,499)        (300,578)
                                                         -----------      -----------      -----------      -----------
Income before minority interest and
 extraordinary results ..............................      5,020,195        5,020,195        3,323,904        1,894,532
Minority interest in results of
 consolidated subsidiaries ..........................           (277)            (277)            (172)            (161)
                                                         -----------      -----------      -----------      -----------
Net income before extraordinary results .............      5,019,918        5,019,918        3,323,732        1,894,371
                                                         -----------      -----------      -----------      -----------
Extraordinary results (Note 9)(2) ...................             --               --         (709,666)              --
                                                         -----------      -----------      -----------      -----------
Net income for the year .............................      5,019,918        5,019,918        2,614,066        1,894,371
                                                         ===========      ===========      ===========      ===========

----------------
(1) See Note 1.2.c).
(2) This amount includes P$349,537 (Gain) corresponding to the effect of income taxes.

     The accompanying notes are an integral part of these consolidated financial statements.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                            THEREAFTER--NOTE 1.2.)

                                                                                   EARNINGS
                                                          ADJUSTMENTS     ---------------------------
                                                          TO CAPITAL                   UNAPPROPRIATED        TOTAL
                                            CAPITAL          STOCK          LEGAL         RETAINED       SHAREHOLDERS'
                                             STOCK      (NOTE 1.5. I))     RESERVE        EARNINGS          EQUITY
                                           ---------   ----------------   ---------   ---------------   --------------
At December 31, 1994 ...................    86,000          12,723         26,708        21,913,010       22,038,441
Net income for the year ................        --              --             --         1,894,371        1,894,371
                                            ------          ------         ------        ----------       ----------
At December 31, 1995 ...................    86,000          12,723         26,708        23,807,381       23,932,812
Net income for the year ................        --              --             --         2,614,066        2,614,066
                                            ------          ------         ------        ----------       ----------
At December 31, 1996 ...................    86,000          12,723         26,708        26,421,447       26,546,878
Net income for the year ................        --              --             --         5,019,918        5,019,918
                                            ------          ------         ------        ----------       ----------
At December 31, 1997 ...................    86,000          12,723         26,708        31,441,365       31,566,796
                                            ======          ======         ======        ==========       ==========
At December 31, 1997 in US$(1) .........    86,000          12,723         26,708        31,441,365       31,566,796
                                            ======          ======         ======        ==========       ==========

----------------
(1) See Note 1.2.c).

     The accompanying notes are an integral part of these consolidated financial statements.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

                     CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                            THEREAFTER--NOTE 1.2.)

                                                                              YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------------------
                                                               1997            1997             1996             1995
                                                         --------------- --------------- ----------------- ---------------
                                                              US$(1)                            P$
                                                         --------------- -------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year ................................     5,019,918       5,019,918       2,614,066         1,894,371
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation .........................................     6,360,947       6,360,947       3,272,048         2,281,111
  Allowance for doubtful accounts ......................       300,176         300,176         307,633           527,235
  Minority interest ....................................           277             277             172               161
  Fixed assets disposals ...............................     1,526,084       1,526,084         658,570           966,698
  Taxes on income ......................................     2,012,537       2,012,537         778,962           300,578
  Financial and holding results on assets other than
    cash or cash equivalents and on liabilities ........      (163,833)       (163,833)        281,219         1,831,085
  Decrease (increase) in assets:
   Accounts receivable .................................    (3,699,866)     (3,699,866)     (5,097,293)          106,500
   Other receivables ...................................     2,643,375       2,643,375        (556,051)       (1,926,963)
   Other assets ........................................            --              --              (3)               34
   Inventories .........................................    (1,090,713)     (1,090,713)     (1,337,138)       (2,079,787)
  Increase (decrease) in liabilities:
   Accounts payable ....................................    (1,400,509)     (1,400,509)      5,554,258           385,394
   Payroll and social security .........................        36,021          36,021          14,062           (56,403)
   Other liabilities ...................................      (490,440)       (490,440)         12,143           452,310
   Taxes payable .......................................       848,287         848,287         (48,074)       (1,530,653)
   Advances from customers .............................      (476,361)       (476,361)       (106,140)          413,295
                                                            ----------      ----------      ------------      ----------
Cash provided by operations ............................    11,425,900      11,425,900       6,348,434         3,564,966
                                                            ----------      ----------      ------------      ----------
CASH FLOWS FROM INVESTMENT
 ACTIVITIES
Purchases of property and equipment ....................    (9,580,339)     (9,580,339)     (4,524,287)       (3,405,256)
Investments other than cash equivalents ................        33,000          33,000         537,384                --
                                                            ----------      ----------      ------------      ----------
Cash used in investment activities .....................    (9,547,339)     (9,547,339)     (3,986,903)       (3,405,256)
                                                            ----------      ----------      ------------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans ...............................    39,132,529      39,132,529      13,269,291         6,388,024
Repayments of bank loans ...............................   (39,476,652)    (39,476,652)    (13,838,018)       (5,617,809)
Interest and related cost payments .....................    (1,771,551)     (1,771,551)     (1,632,095)         (716,609)
                                                           -----------     -----------     -------------      ----------
Cash (used in) provided by financing activities ........    (2,115,674)     (2,115,674)     (2,200,822)           53,606
                                                           -----------     -----------     -------------      ----------
(DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS ......................................      (237,113)       (237,113)        160,709           213,316
Cash and cash equivalents at the beginning of year .....       542,989         542,989         382,280           168,964
                                                           -----------     -----------     -------------      ----------
CASH AND CASH EQUIVALENTS AT THE END
 OF YEAR ...............................................       305,876         305,876         542,989           382,280
                                                           ===========     ===========     =============      ==========

----------------
(1) See Note 1.2.c).

The accompanying notes are an integral part of these consolidated financial statements.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

1.1. BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

     These consolidated financial statements include the accounts of Sullair Argentina Sociedad Anonima and its subsidiary, Sullair San Luis Sociedad Anonima. All material intercompany balances, transactions and profits have been eliminated.

     Sullair Argentina Sociedad Anonima holds 99.99% of the shares of Sullair San Luis Sociedad Anonima. In addition to its participation in Sullair San Luis Sociedad Anonima, Sullair Argentina Sociedad Anonima holds 100% of the shares of Bahian S.A., a company located in Uruguay. Bahian S.A. holds 49% of the shares of Sullair Do Brasil Ltd., a Brazilian company.

     The participation in Bahian S.A. has not been consolidated in view of its low materiality and is shown in the consolidated financial statements under non-current investments, at its cost value. This situation does not give rise to any significant distortion that could affect the valuation and disclosure of the consolidated financial statements.

     The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting years. Actual results may differ from these estimates.

1.2. RECOGNITION OF THE EFFECTS OF INFLATION

     a) Pursuant to the restatement methodology established under technical pronouncements issued by the Federacion Argentina de Consejos Profesionales de Ciencias Economicas (Argentine Federation of Professional Councils in Economic Sciences, or "FACPCE"), the consolidated financial statements of Sullair Argentina Sociedad Anonima were stated in constant Argentine pesos through August 31, 1995. To account for the effects of inflation in Argentina and in accordance with Argentine GAAP, prior to September 1, 1995, the Company's financial statements were periodically restated based on the changes in the Precios Mayoristas Nivel General (General Wholesale Price Index, or "WPI"). However, pursuant to resolutions of the Inspeccion General de Justicia (General Inspection of Justice or "IGJ"), Argentine companies are not permitted to reflect the effects of inflation on their financial statements as of any date or for any period after September 1, 1995.

     Accordingly, for fiscal year 1995, Sullair Argentina Sociedad Anonima and Sullair San Luis Sociedad Anonima are required to reflect the effects of inflation on their financial statements through August 31, 1995, but are not permitted to do so for the four-month period ended December 31, 1995 or for subsequent periods. Except for the portion of the fiscal year ended December 31, 1995 prior to August 31, 1995, which has been restated in constant pesos at August 31, 1995, financial data at and for such fiscal year has not been restated in constant pesos. For the years ended December 31, 1997 and 1996, as the change in the WPI since August 31, 1995 has been less than 8%, financial statements prepared in accordance with Argentine GAAP need not be adjusted for inflation after that date. Financial statements that are not restated to reflect the effects of inflation will not include the

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)


NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

restatement of non-monetary assets and the net gain or loss (holding gains or losses) on exposure of monetary assets and liabilities to price level changes. In March 1992, the monetary correction system was discontinued for tax purposes in Argentina.

     b) On January 1, 1992 the peso replaced the austral as Argentina's official currency at a convertion rate of 10,000 australes per peso. One peso currently is, and current Argentine law requires that one peso will continue to be, exchangeable for not less than one dollar.

     The following table shows, for the years indicated, certain information regarding the exchange rates for U.S. dollars, expressed in nominal pesos per dollar. The Federal Reserve Bank of New York does not report a non-buying rate for Argentine pesos.

 YEAR ENDED
DECEMBER 31,              HIGH          LOW        AVERAGE(1)     END OF PERIOD
-------------------   -----------   -----------   ------------   --------------
     1995 .........       1.0000        0.9990        0.9995          1.0000
     1996 .........       1.0000        1.0000        1.0000          1.0000
     1997 .........       1.0000        1.0000        1.0000          1.0000

----------------
(1) Average of month-end rates.
SOURCES: CENTRAL BANK--BANCO DE LA NACION ARGENTINA.

     c) The consolidated financial statements of Sullair Argentina Sociedad Anonima at December 31, 1997, as well as the related notes and exhibits, have been prepared in Argentine pesos on the basis of accounting records carried in Argentina in that currency. These financial statements include a column that gives effect to the translation into U.S. dollars of the balances at December 31, 1997. Balances have been translated at the exchange rate at December 31, 1997, indicated in Note 1.2.b).

1.3. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The consolidated financial statements have been prepared in accordance with Argentine GAAP and with the requirements of the IGJ, and are presented in Argentine pesos ("P$").

1.4. CASH AND CASH EQUIVALENTS

     In the consolidated statements of cash flows, the Company considers cash and cash equivalents all its highly liquid investments purchased with an original maturity at three months or less.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

1.5. VALUATION CRITERIA

     The principal valuation criteria used in the preparation of the consolidated financial statements are as follows:

     a) Foreign currency

     Assets and liabilities denominated in foreign currency are presented at the nominal value of the foreign currency converted to local currency at year-end exchange rates. Exchange differences have been included in the determination of the net income.

     b) Accounts receivable

     Accounts receivable are stated at estimated realizable values and an allowance for doubtful accounts is provided in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts.

     c) Inventories

     Inventories are valued at replacement cost which, in the aggregate, is less than recoverable value on the following basis:

       Imported raw materials and supplies: at replacement cost in the currency of origin converted at the year-end exchange rate plus the percentage of import duties incurred.

       Domestic raw materials and supplies: at replacement cost.

       Imports in progress: at their import cost in the currency of origin converted at the year-end exchange rate plus expenses incurred since the date of origin through each year end.

     d) Property and equipment

     Property and equipment are presented at cost restated through August 31, 1995 (Note 1.2.), less accumulated depreciation.

     Depreciation commences in the month following acquisition or placement of the assets in service and is computed on a straight-line basis over the estimated useful lives of the assets. Aggregate net value does not exceed recoverable value.

     Management considers that there has been no impairment in the carrying value of property and equipment.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     e) Long-term investments

     The government bond of "Argentina Bond" has been valued at its cost, increased on a exponential basis according to the internal rate of return at the time of its incorporation to assets and time elapsed thereafter.

     Equity investment in Bahian S.A. (Note 1.1.)

     f) Administrative and selling expenses

     Administrative and selling expenses are charged to income when incurred.

     g) Employee severance indemnities

     Employee severance indemnities are expensed as paid.

     h) Income tax

     Income taxes are those estimated to be paid for each year. The income tax has been estimated by applying the 33% statutory tax rate to taxable income of the years ended December 31, 1997 and 1996 and the 30% statutory tax rate to taxable income of the year ended December 31, 1995. The resulting amount was charged to income tax in the consolidated statement of income.

     i) Shareholders' equity

     Shareholders' equity accounts have been restated in constant pesos as of the end of each year (Note 1.2.), except for the capital stock account which is stated at nominal value. The adjustment required to restate such value into constant pesos is included in the "Adjustment to capital" account.

     j) Sales, rentals and services recognition

     Sales, rentals and services are recognized on an accrual basis. The Company's revenues are presented net of sales discounts.

     k) Statement of income

     These accounts have been restated on a constant Argentine pesos basis through August 31, 1995 (Note 1.2.), as follows:

   --Accounts accumulating monetary transactions throughout the year
     (revenues, direct operating costs and non-operating expenses) have been restated as from the month when the transaction took place.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   --Charges to income related to non-monetary assets reflect their adjustment to restated cost (depreciation of property and equipment), and charges related to materials reflect their adjustment to replacement cost.

NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS

                                                                            YEAR ENDED DECEMBER 31,
                                                               -------------------------------------------------
                                                                    1997             1997              1996
                                                               --------------   --------------   ---------------
                                                                   US$(1)                      P$
                                                               --------------   --------------------------------
 BALANCE SHEETS
 CURRENT ASSETS
 a) Accounts receivable
     Trade receivable ......................................     11,359,844       11,359,844         7,577,756
     Notes receivable ......................................      2,009,205        2,009,205         3,099,894
     Export letters receivable .............................        864,046          864,046         1,462,404
     Less: Allowance for doubtful account (Note 4) .........       (271,724)        (271,724)       (1,606,825)
                                                                 ----------       ----------        ----------
                                                                 13,961,371       13,961,371        10,533,229
                                                                 ==========       ==========        ==========
 b) Other receivables
     Recoverable taxes .....................................      1,399,761        1,399,761         2,055,431
     Advances to employees .................................        132,078          132,078            72,173
     Prepaid expenses ......................................        355,698          355,698           225,731
     Commissions receivable ................................        165,228          165,228            73,917
     Prepaid insurance .....................................        196,362          196,362           106,743
     Loans to Directors ....................................         34,651           34,651         1,348,933
     Others ................................................         37,439           37,439           688,848
     Export credit bonds ...................................             --               --           122,816
                                                                 ----------       ----------        ----------
                                                                  2,321,217        2,321,217         4,694,592
                                                                 ==========       ==========        ==========
 c) Inventories
     Finished goods ........................................      7,458,646        7,458,646         7,919,539
     Manufactured materials ................................      2,505,660        2,505,660         1,795,516
     Supplies in transit ...................................      2,427,091        2,427,091         1,856,765
     Advances to suppliers .................................        296,242          296,242            25,106
                                                                 ----------       ----------        ----------
                                                                 12,687,639       12,687,639        11,596,926
                                                                 ==========       ==========        ==========

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS--(CONTINUED)

                                                                      YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                                1997            1997            1996
                                                           -------------   -------------   -------------
                                                               US$(1)                   P$
                                                           -------------   -----------------------------
 NON-CURRENT ASSETS
 d) Other receivables
     Receivables due to the partial suspension of the
       tax credit ......................................        41,396          41,396          41,396
     Credits Decree No. 2054/92--VAT Purchases .........       608,604         608,604         608,604
                                                               -------         -------         -------
     Subtotal (Note 7.b)) ..............................       650,000         650,000         650,000
     Other tax credits .................................         7,658           7,658           7,658
                                                               -------         -------         -------
                                                               657,658         657,658         657,658
                                                               =======         =======         =======
 e) Long-term investments
     Bahian S.A. .......................................       199,756         199,756         199,756
     Argentina Bond ....................................        34,000          34,000          67,000
                                                               -------         -------         -------
                                                               233,756         233,756         266,756
                                                               =======         =======         =======
 CURRENT LIABILITIES
 f) Accounts payable
     Trade
      Suppliers ........................................    10,627,915      10,627,915      12,379,320
      Related companies ................................     1,109,854       1,109,854         758,958
                                                            ----------      ----------      ----------
                                                            11,737,769      11,737,769      13,138,278
                                                            ==========      ==========      ==========
 g) Short-term bank borrowings (Note 5)
     Banks
      Overdrafts .......................................       596,176         596,176         211,165
      Unsecured notes ..................................     6,017,554       6,017,554       8,100,731
                                                            ----------      ----------      ----------
                                                             6,613,730       6,613,730       8,311,896
                                                            ==========      ==========      ==========
 NON-CURRENT LIABILITIES
 h) Long-term bank borrowings
     Banks
      Unsecured notes ..................................     5,342,376       5,342,376       3,560,501
                                                            ==========      ==========      ==========

----------------
(1) See Note 1.2.c).

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 2--ANALYSIS OF CERTAIN BALANCE SHEETS AND STATEMENTS OF INCOME ACCOUNTS--(CONTINUED)

     i) Aging breakdown of balance sheet accounts (amounts expressed in P$)

                                                                        NOT DUE
                                       -------------------------------------------------------------------------
                                           1ST         2ND          3RD        4TH         2ND
ITEMS                                    QUARTER     QUARTER      QUARTER    QUARTER      YEAR         TOTAL
-------------------------------------- ----------- ----------- ------------ --------- ------------ -------------
   ASSETS
   Accounts receivable ...............  8,697,997   5,202,381     332,717         --          --    14,233,095
   Other receivables .................    731,402     866,588     670,226     53,001     657,658     2,978,875
                                        ---------   ---------     -------     ------     -------    ----------
   Total assets ......................  9,429,399   6,068,969   1,002,943     53,001     657,658    17,211,970
                                        =========   =========   =========     ======     =======    ==========
   LIABILITIES
   Accounts payable ..................  5,519,884   6,217,885          --         --          --    11,737,769
   Notes payable to banks(1) .........  3,181,602   1,771,986     889,308    770,834   5,342,376    11,956,106
   Social security charges ...........    274,995          --          --         --          --       274,995
   Accrued taxes .....................    162,041     897,168          --         --          --     1,059,209
   Advances from customers ...........    116,978          --          --         --          --       116,978
                                        ---------   ---------   ---------    -------   ---------    ----------
   Total liabilities .................  9,255,500   8,887,039     889,308    770,834   5,342,376    25,145,057
                                        =========   =========   =========    =======   =========    ==========

----------------
(1) Corresponding to an annual rate of 7.70%.

                                                                     YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------------------
                                                  1997               1997               1996               1995
                                            ----------------   ----------------   ----------------   ----------------
                                                 US$(1)                                  P$
                                            ----------------   ------------------------------------------------------
 STATEMENTS OF INCOME
 j) Net revenues
     Sales, rentals and services
      Sales .............................       37,403,570         37,403,570         25,000,149         25,067,779
      Rentals and services ..............       20,673,613         20,673,613         14,927,114         10,433,168
      Discounts .........................         (754,894)          (754,894)          (559,026)          (203,396)
                                                ----------         ----------         ----------         ----------
                                                57,322,289         57,322,289         39,368,237         35,297,551
                                                ==========         ==========         ==========         ==========
 k) Cost of sales, rentals and services
     Sales ..............................      (31,074,571)       (31,074,571)       (19,739,648)       (19,566,701)
     Rentals and services ...............      (13,012,289)       (13,012,289)        (9,411,754)        (8,529,926)
                                               -----------        -----------        -----------        -----------
                                               (44,086,860)       (44,086,860)       (29,151,402)       (28,096,627)
                                               ===========        ===========        ===========        ===========
 l) Financial expenses
     On assets ..........................          670,402            670,402            998,317            (19,979)
     On liabilities .....................       (1,788,856)        (1,788,856)        (2,543,541)          (905,622)
                                               -----------        -----------        -----------        -----------
                                                (1,118,454)        (1,118,454)        (1,545,224)          (925,601)
                                               ===========        ===========        ===========        ===========

----------------
(1) See Note 1.2.c).

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 3--PROPERTY AND EQUIPMENT

                                                          YEAR ENDED DECEMBER 31, 1997
                                         --------------------------------------------------------------
                                          AVERAGE
                                          ANNUAL    ORIGINAL     ACCUMULATED    NET BOOK     NET BOOK
                                           RATE       VALUE     DEPRECIATION      VALUE        VALUE
                                         -------- ------------ -------------- ------------ ------------
                                             %                       P$                       US$(1)
                                         -------- ---------------------------------------- ------------
   Fixed assets
     Land ..............................    --      2,638,964            --     2,638,964    2,638,964
     Buildings .........................     2      3,740,035       713,284     3,026,751    3,026,751
     Fixtures ..........................     2        273,077        38,650       234,427      234,427
     Vehicles ..........................    20      1,917,016     1,308,577       608,439      608,439
     Machines and equipment ............    10      1,119,784       771,071       348,713      348,713
     Office and equipment ..............    10      1,004,644       558,161       446,483      446,483
     Other .............................    25      1,393,747     1,050,953       342,794      342,794
                                                    ---------     ---------     ---------    ---------
   Subtotal ............................           12,087,267     4,440,696     7,646,571    7,646,571
   Rental machines and equipment .......    20     17,838,062     8,161,271     9,676,791    9,676,791
   Fixed assets investment Petrolera
     Argentina San Jorge S.A. ..........     8     11,908,436     2,754,112     9,154,324    9,154,324
                                                   ----------     ---------     ---------    ---------
   Total ...............................           41,833,765    15,356,079    26,477,686   26,477,686
                                                   ==========    ==========    ==========   ==========

----------------
(1) See Note 1.2.c).

     Depreciation for 1997 amounted to P$6,360,947 of which P$6,107,952 was allocated to "Cost of sales, rentals and services"; P$126,497 to "Administrative expenses" and P$126,498 to "Selling expenses".

                                                              YEAR ENDED DECEMBER 31, 1996
                                                 -------------------------------------------------------
                                                  AVERAGE
                                                  ANNUAL      ORIGINAL       ACCUMULATED      NET BOOK
                                                   RATE         VALUE       DEPRECIATION        VALUE
                                                 --------   ------------   --------------   ------------
                                                     %                           P$
                                                 --------   --------------------------------------------
   Fixed assets
     Land ....................................      --       2,638,964               --      2,638,964
     Buildings ...............................       2       3,348,076          638,484      2,709,592
     Fixtures ................................       2         265,812           33,189        232,623
     Vehicles ................................      20       1,632,683        1,079,824        552,859
     Machines and equipment ..................      10         962,189          685,937        276,252
     Office and equipment ....................      10         780,130          481,577        298,553
     Other ...................................      25       1,212,486        1,010,100        202,386
                                                            ----------       ----------     ----------
   Subtotal ..................................              10,840,340        3,929,111      6,911,229
   Rental machines and equipment .............      14      12,178,247        4,675,613      7,502,634
   Fixed assets investment Petrolera Argentina
    San Jorge S.A. ...........................       8      11,725,018        1,436,022     10,288,996
                                                            ----------       ----------     ----------
   Total .....................................              34,743,605       10,040,746     24,702,859
                                                            ==========       ==========     ==========

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 3--PROPERTY AND EQUIPMENT--(CONTINUED)

     Depreciation for 1996 amounted to P$3,272,048; of which P$3,133,470 was allocated to "Cost of sales, rentals and services"; P$55,491 to "Administrative expenses" and P$69,140 to "Selling expenses" and P$13,947 to "Other".

NOTE 4--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------
                                                          1997                  1997                1996
                                                    ---------------   -----------------------   ------------
                                                         US$(1)                         P$
                                                    ---------------   --------------------------------------
   Balance at the beginning of the year .........       1,606,825             1,606,825          1,309,587
   Increase .....................................         300,176               300,176            307,633
   Decrease .....................................      (1,635,277)           (1,635,277) (2)       (10,395)
                                                       ----------            ----------          ---------
   Balance at the end of the year ...............         271,724               271,724          1,606,825
                                                       ==========            ==========          =========

----------------
(1) See Note 1.2.c).
(2) Until the year ended December 31, 1996 the Company held in its accounts receivable an amount of long-outstanding bad debts which was offset by a corresponding allowance. During 1997 the Company reduced the bad debt allowance by P$1,635,277 with a corresponding reduction in the related accounts receivable. This adjustment has had no impact on results for the year.

NOTE 5--SHORT-TERM BANK BORROWINGS

                                                          YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                                   1997             1997             1996
                                              --------------   --------------   --------------
                                                  US$(1)                     P$
                                              --------------   -------------------------------
   Credit balances with banks .............        596,176          596,176          211,165
   Loans ..................................      6,017,554        6,017,554        8,100,731
                                                 ---------        ---------        ---------
                                                 6,613,730        6,613,730        8,311,896
                                                 =========        =========        =========
   Weighted average interest rate .........           7.70%            7.70%            9.50%

----------------
(1) See Note 1.2.c).

NOTE 6--TRANSACTIONS WITH RELATED PARTIES

                                        YEAR ENDED DECEMBER 31,
                                  ------------------------------------
                                      1997          1997        1996
                                  -----------   -----------   --------
                                     US$(1)               P$
                                  -----------   ----------------------
   Sullair Corporation(2)
     Accounts payable .........   1,109,854     1,109,854     758,958
                                  =========     =========     =======

----------------
(1) See Note 1.2.c).
(2) Sullair Argentina Sociedad Anonima and Sullair San Luis Sociedad Anonima buy Sullair Corporation machines and equipment.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 7--SUBSTITUTION OF THE INDUSTRIAL PROMOTION REGIME IN SULLAIR SAN LUIS SOCIEDAD ANONIMA

     a) The fiscal benefits obtained by Sullair San Luis Sociedad Anonima under the industrial promotion regime were substituted as established by Decree No. 2054/92 of the National Government. These benefits were replaced by crediting US$ 5,422,675 to a DGI (tax authorities) computerized current account which can be applied, up to a maximum per year, to the payment of tax obligations corresponding to the remaining years of the project.

     During the year ended December 31, 1997 Sullair San Luis Sociedad Anonima has used US$629,000 from the computerized current account, which is shown in the consolidated statement of income under the "Other non-operating income net" line, some filings have been made as established by Decree No. 804/96.

     b) In accordance with Decree No. 2054/92, the companies which were exempt from payment of VAT on purchases until Decree No. 435/90 was annulled were granted a tax credit for an amount equivalent to the tax paid to suppliers of raw material and semi-manufactured products from April 1, 1990 up to November 30, 1992. Decree No. 2054/92 also established the maximum amount of the tax credit to be recognized which cannot be exceeded. Despite the total amount of the VAT credit paid during the abovementioned period by Sullair San Luis Sociedad Anonima amounted to US$ 1,599,128, the Company management believes that, although the Company is entitled to file claims, the amount to be credited by the DGI in accordance with the provisions of the abovementioned decree will not exceed US$650,000.

     During June 1995, in compliance with the terms of DGI Resolutions Nos. 3838 and 3905, Sullair San Luis Sociedad Anonima applied to this authority for the fiscal credit certificates. The DGI has resolved to grant $232,144.68 as an anticipated refund without recognizing the origin of the credit requested under the terms of General Resolution No. 3838, pursuant to the provisions of General Resolution No. 4182 by virtue of the period of suspension of the promotion benefits implemented by sections IV and V of Law No. 23697 and complementary regulations. The DGI has not as yet issued any opinion as regards General Resolution No. 3905.

NOTE 8--CONTRACT WITH PETROLERA ARGENTINA SAN JORGE S.A.

     During March 1995, the Company signed a contract with Petrolera Argentina San Jorge S.A. for a term of 10 years for the execution of work for the expansion of the power station located at the "El Trapial" field in the province of Neuquen, and for the providing of an electricity supply service that includes the making available of certain turbo-generators and power plants, as well as their maintenance and commissioning.

     In fiscal 1997, income has been generated for approximately US$4,107,113 and costs have been generated for approximately US$1,721,770.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 9--EXTRAORDINARY RESULTS

     In 1996, during the execution of work carried out under the agreement with Petrolera Argentina San Jorge S.A., the Company incurred in extraordinary costs in the amount, net of the effect of income taxes, of P$ 709,666, from the incorporation of equipment of a higher standard than originally planned to improve service and client attention, as well as in the absorption of unplanned expenditure during the construction and development stage of this new business.


NOTE 10--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA

     The consolidated financial statements have been prepared in accordance with Argentine GAAP, which differ in certain significant respects from US GAAP. The significant differences as at and for the years ended December 31, 1997, 1996 and 1995 are reflected in the reconciliations provided in Note 11 and principally relate to the items discussed in the following paragraphs:

     a) Restatement of financial statements for general price-level changes

     The Argentine GAAP consolidated financial statements of the Company were restated through August 31, 1995 and updated through August 31, 1995 price-levels to reflect the effects of inflation in accordance with specified rules as more fully explained in Note 1.2.

     In most circumstances, US GAAP do not allow for the restatement of financial statements. Under US GAAP, account balances and transactions are generally stated in the units of currency of the year when the transactions originated. This accounting model is commonly known as the historical cost basis of accounting. However, as the economy of Argentina experienced periods of significant inflation prior to September 1995, the presentation of the consolidated financial statements restated for general price-level changes is substantially similar to the methodology prescribed by Accounting Principles Board Statement ("APB") No. 3, "Financial Statements Restated for General Price Level Changes". This statement requires that companies operating in hyper-inflationary environments in which inflation has exceeded 100% over the last three years and which report in local currency restate their financial statements on the basis of a general price-level index. August 1993 was the first month in which the rate of inflation in Argentina, as measured by the WPI, was below 100% for the first time in 36 consecutive months since the release of Statement of Financial Accounting Standards ("SFAS") No. 52 "Foreign Currency--Translation". The US GAAP reconciliation does not reverse the effects of the general price-level restatement included in the Argentine GAAP financial statements through August 31, 1995.

     b) Presentation of the parent company financial statements

     Argentine GAAP require companies with controlling financial interest in other companies to present both parent company, where investments in subsidiaries are accounted for by the equity method, and consolidated financial statements, as primary and supplementary information, respectively. Because of the special purpose of these financial statements, parent financial statements are not included.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 10--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA--(CONTINUED)

     c) Capitalized interest

     Argentine GAAP do not require capitalization of interest on work in progress. Under US GAAP interest incurred on working progress should be capitalized as part of the cost of acquiring the assets until placed into service. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 11.

     d) Advances to suppliers

     Under Argentine GAAP, funds advanced to suppliers are capitalized and included under Property and equipment prior to purchase and specific identification. Under US GAAP these funds are treated as a deposit until the related assets procured by such funds have been purchased and specifically identified. Accordingly, such funds are generally classified as "Other assets".

     However, due to the nature of such funds and their relative immateriality to the consolidated financial statements taken as a whole (Note 3), the quantitative difference between Argentine and US GAAP would be a reclassification from Property and equipment to Other assets and, accordingly, it does not affect the reconciliation of net income and shareholders' equity in
Note 11.

     e) Recoverability of long-lived assets to be held and used in the business

     Management reviews long-lived assets, primarily Property and equipment, to be held and used in the business, and Long-term investments for the purposes of determining and measuring impairment. Under US GAAP, SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", requires a company to review assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

     Management estimates that there is no significant impairment of assets.

     f) Vacation accrual

     Under Argentine GAAP, there are no specific requirements governing the recognition of accruals for vacations. The accepted practice in Argentina is to expense vacation when taken and to accrue only the amount of vacation in excess of normal remuneration.

     Under US GAAP, vacation expense is fully accrued in the year the employee renders service to earn such vacation. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 11.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 10--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA--(CONTINUED)

     g) Income taxes

     Under Argentine GAAP, income tax expense is generally recognized based upon the estimate of the current income tax liability. When income and expense recognition for financial statement purposes does not occur in the same period as income and expense recognition for tax purposes, the resulting temporary differences are not considered in the computation of income tax expense for the year.

     Under US GAAP, the liability method is used to calculate the income tax provision. Under the liability method, deferred tax assets or liabilities are recognized with a corresponding charge or credit to income for differences between the financial and tax basis of assets and liabilities at each year-end. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 11.

     h) Severance indemnities

     US GAAP require the accrual of liability for certain post-employment benefits if they are related to services already rendered, are related to rights that accumulate or vest, or are likely to be paid and can be reasonable estimated.

     As described in Note 1.5.g), the Company expenses severance indemnities when paid. Under Argentine law, the Company is required to pay a minimum severance indemnity based on years of service and age when an employee is dismissed without adequate justification. While the Company expects to make severance payments in the future, it is unable to reasonably estimate the amount of liability, if any, at the present time. As a result, no adjustment has been made in the US GAAP reconciliation.

     i) Earnings per share

     Argentine GAAP do not require disclosure of earnings per share. Under US GAAP SFAS No. 128, "Earning per share", earnings per share have been calculated based on the weighted average number of common shares outstanding during the year. The calculation is presented in Note 11.

     j) Inventories

     As described in Note 1.5.c) the Company values its inventories at replacement cost. Under US GAAP inventories are to be valued at the lower of cost or realizable value. There are no material differences between the replacement cost and the US GAAP cost. As a result, no adjustment has been made in the US GAAP reconciliation.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 10--SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES ADOPTED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA--(CONTINUED)

     k) Extraordinary items

     Unplanned expenditures during the construction of the project described in
Note 9 are included as an extraordinary loss under Argentine GAAP.

     This concept does not qualify as an extraordinary item under US GAAP.

NOTE 11--RECONCILIATION OF NET INCOME (LOSS) AND SHAREHOLDERS' EQUITY TO US
         GAAP

     The following is a summary of the significant adjustments to net income and shareholders' equity for the years ended December 31, 1997, 1996 and 1995, which would be required if US GAAP were applied instead of Argentine GAAP in the financial statements.

                                                   YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------
                                             1997                          1997
                                 ----------------------------- -----------------------------
                                            US$(1)                          P$
                                 ----------------------------- -----------------------------
                                      NET       SHAREHOLDERS'       NET       SHAREHOLDERS'
                                     INCOME         EQUITY         INCOME         EQUITY
                                 ------------- --------------- ------------- ---------------
AMOUNTS PER
  ACCOMPANYING
  FINANCIAL STATEMENTS .........   5,019,918     31,566,796      5,019,918     31,566,796
US GAAP ADJUSTMENTS
Deferred income tax ............      74,911        (79,187)        74,911        (79,187)
Vacation accrual ...............     (29,738)      (399,033)       (29,738)      (399,033)
Capitalized interest ...........       7,486         16,104          7,486         16,104
                                   ---------     ----------      ---------     ----------
AMOUNTS UNDER
  US GAAP ......................   5,072,577     31,104,680      5,072,577     31,104,680
                                   =========     ==========      =========     ==========

                                          YEAR ENDED DECEMBER 31,
                                 ------------------------------------------
                                             1996                  1995
                                 ----------------------------- ------------
                                                     P$
                                 ------------------------------------------
                                      NET       SHAREHOLDERS'       NET
                                     INCOME         EQUITY        INCOME
                                 ------------- --------------- ------------
AMOUNTS PER
  ACCOMPANYING
  FINANCIAL STATEMENTS .........   2,614,066     26,546,878     1,894,371
US GAAP ADJUSTMENTS
Deferred income tax ............     134,320       (154,098)       90,063
Vacation accrual ...............      54,092       (369,295)      (23,387)
Capitalized interest ...........     (11,428)         8,618        20,046
                                   ---------     ----------     ---------
AMOUNTS UNDER
  US GAAP ......................   2,791,050     26,032,103     1,981,093
                                   =========     ==========     =========

----------------
(1) See Note 1.2.c).

                                                 YEAR ENDED DECEMBER 31,
                                    -------------------------------------------------
                                       1997         1997         1996         1995
                                    ----------   ----------   ----------   ----------
                                      US$(1)                      P$
                                    ----------   ------------------------------------
  EARNINGS PER SHARE
  US GAAP
   Net income per share .........       58.37        58.37        30.39        22.03

----------------
(1) See Note 1.2.c).

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 12--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS

     a) Income taxes

     The Company's deferred income taxes under US GAAP are comprised as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------
                                                     1997           1997            1996            1995
                                                 ------------   ------------   -------------   -------------
                                                    US$(1)                           P$
                                                 ------------   --------------------------------------------
   Deferred tax assets
     Allowance for doubtful accounts .........           --             --           8,416              --
     Other temporary differences .............       11,686         11,686          11,686          46,870
                                                     ------         ------          ------          ------
                                                     11,686         11,686          20,102          46,870
   Deferred tax liabilities
     Other ...................................      (90,873)       (90,873)       (174,200)       (335,288)
                                                    -------        -------        --------        --------
                                                    (90,873)       (90,873)       (174,200)       (335,288)
                                                    -------        -------        --------        --------
   Net deferred tax assets ...................      (79,187)       (79,187)       (154,098)       (288,418)
                                                    =======        =======        ========        ========

----------------
(1) See Note 1.2.c).

     The provision for income taxes computed in accordance with US GAAP differs from that computed at the statutory tax rate (December 31, 1997 and 1996: 33%; December 31, 1995: 30%) as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------------
                                                        1997            1997            1996            1995
                                                   -------------   -------------   -------------   -------------
                                                       US$(1)                           P$
                                                   -------------   ---------------------------------------------
   Income tax expense (benefit) at statutory
    tax rate on pretax income in accordance
    with US GAAP ...............................     2,313,367       2,313,367       1,133,778         657,482
   Change of statutory income tax rate .........            --              --          28,842              --
   Restatement in constant currency(2) .........      (168,171)       (168,171)       (293,076)       (259,341)
   Permanent differences(3) ....................      (207,570)       (207,570)       (224,902)       (187,626)
                                                     ---------       ---------       ---------        --------
   Income tax expense (benefit) in accordance
    with US GAAP ...............................     1,937,626       1,937,626         644,642         210,515
                                                     =========       =========       =========        ========

----------------
(1) See Note 1.2.c).
(2) Effects of differing price-level adjustments for tax and financial statement purposes.
(3) Fiscal benefits obtained by Sullair San Luis Sociedad Anonima (see Note
    7.a)).

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 12--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS--(CONTINUED)

     b) Supplementary cash flow information

     Cash and cash equivalents at the end of each year comprises:

                                                         YEAR ENDED DECEMBER 31,
                                               --------------------------------------------
                                                  1997        1997        1996       1995
                                               ---------   ---------   ---------   --------
                                                 US$(1)                   P$
                                               ---------   --------------------------------
   Cash and banks ..........................   305,876     305,876     542,989     382,280
                                               -------     -------     -------     -------
   Total cash and cash equivalents .........   305,876     305,876     542,989     382,280
                                               =======     =======     =======     =======

----------------
(1) See Note 1.2.c).

     The Company has included all highly liquid investments, having an original maturity which does not exceed 3 months as from the year, in cash and cash equivalents.

     The Company has applied the indirect method in order to reconcile net income of each year with the cash flow provided by operating activities.

     Breakdown of amounts paid during the years is as follows:

                             YEAR ENDED DECEMBER 31,
                          -----------------------------
                            1997       1997       1996
                          --------   --------   -------
                           US$(1)            P$
                          --------   ------------------
   Income tax .........   14,646     14,646     43,820
                          ======     ======     ======

     Main non-cash transactions

     Main non-cash transactions, consequently eliminated in the Statement of cash flows, are the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------
                                                         1997          1997          1996         1995
                                                     -----------   -----------   -----------   ----------
                                                        US$(1)                       P$
                                                     -----------   --------------------------------------
   Fixed assets acquisitions financed by loans and
    accounts payable .............................           --            --    5,763,979     6,081,494
                                                      ---------     ---------    ---------     ---------
                                                             --            --    5,763,979     6,081,494
                                                      =========     =========    =========     =========

----------------
(1) See Note 1.2.c).

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 12--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS--(CONTINUED)

     Main investing activities

     Proceeds from investments other than cash equivalents are as follows:

                                              YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                      1997        1997        1996       1995
                                    --------   ---------   ---------   --------
                                     US$(1)                   P$
                                    --------   --------------------------------
   Current investments ..........        --         --      504,387         --
    1998 Argentina Bond .........    33,000     33,000       33,000         --
                                     ------     ------      -------    -------
   Total ........................    33,000     33,000      537,387         --
                                     ======     ======      =======    =======

----------------
(1) See Note 1.2.c).

     The Company has no cash balances in currency other than U.S. dollars. Since the exchange rates remained unchanged for the years ended December 31, 1997, 1996 and 1995, no foreign exchange gains/losses shall be adjusted for US GAAP purposes.

     c) Fair value of financial instruments

     In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", information is provided about the fair value of certain financial instruments for which it is practicable to estimate that value.

     For the purposes of SFAS No. 107, the estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of the Companies' financial instruments as of December 31, 1997, 1996 and 1995 approximate management's best estimate of their fair values. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   --The fair value of certain financial assets carried at cost, including cash, short-term investments, trade receivables and other current assets is considered to approximate their respective carrying value due to their short-term nature.

   --The fair value of accounts payable and accrued liabilities, short-term bank borrowings, tax payable and other current liabilities is considered to approximate their respective carrying value due to their short-term nature.

                      SULLAIR ARGENTINA SOCIEDAD ANONIMA
             AND ITS SUBSIDIARY SULLAIR SAN LUIS SOCIEDAD ANONIMA

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   (EXPRESSED IN CONSTANT PESOS--P$--OF AUGUST 31, 1995 AND IN NOMINAL PESOS
                 THEREAFTER--NOTE 1.2.--UNLESS OTHERWISE STATED)

NOTE 12--OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS--(CONTINUED)

     d) Financial instruments with off-balance sheet risk and concentrations of credit risk

     The Company has not used financial instruments to hedge its exposure to fluctuations in foreign currency exchange or interest rates and, accordingly, has not entered into transactions that create off-balance sheet risks associated with such financial instruments.

     Accounts receivable substantially comprise balances with a large number of clients. Management does not believe significant concentrations of credit risk exist.

NOTE 13--IMPACT OF NEW ACCOUNTING STANDARD NOT YET ADOPTED

     In June 1997, the Financial Accounting Board issued its Statement No. 130, "Reporting Comprehensive Income". Among other provisions, SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It does not address issues of recognition or measurement for comprehensive income and its components. Management does not expect the adoption of SFAS No. 130 to have material impact on its financial statements.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         INTERNATIONAL PROSPECTUS COVER

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED         , 1998

                                         SHARES

                                  NEFF CORP.

                             CLASS A COMMON STOCK
                                ---------------

OF THE            SHARES OF CLASS A COMMON STOCK OFFERED HEREBY,         SHARES
 ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE
 INTERNATIONAL UNDERWRITERS AND         SHARES ARE BEING OFFERED INITIALLY IN
 THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." ALL
 OF THE         SHARES OF CLASS A COMMON STOCK BEING OFFERED HEREBY ARE BEING
 SOLD BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT
 THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $      AND $      PER SHARE.
 SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                ---------------
APPLICATION WILL BE MADE TO LIST THE CLASS A COMMON STOCK ON THE NEW YORK STOCK
                        EXCHANGE UNDER THE SYMBOL "NFF."
                                ---------------
         SEE "RISK FACTORS" BEGINNING ON PAGE    FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

                                PRICE $  A SHARE
                                ---------------

                            UNDERWRITING
               PRICE TO     DISCOUNTS AND   PROCEEDS TO
                PUBLIC     COMMISSIONS(1)   COMPANY(2)
PER SHARE   $             $                $
TOTAL(3)    $             $                $

-------
 (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
 (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT
     $         .
 (3) THE COMPANY HAS GRANTED U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF
     ADDITIONAL SHARES OF CLASS A COMMON STOCK AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVERALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS
     AND PROCEEDS TO COMPANY WILL BE $       , $        AND $
     RESPECTIVELY. SEE "UNDERWRITERS."

                                ---------------
     THE SHARES OF CLASS A COMMON STOCK ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY CAHILL GORDON & REINDEL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR
ABOUT      , 1998 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK,
N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                                ---------------
MORGAN STANLEY DEAN WITTER
      BT ALEX. BROWN INTERNATIONAL
                                       DONALDSON, LUFKIN & JENRETTE
                                               INTERNATIONAL

       , 1998

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following sets forth expenses and costs payable by the Company (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement. All amounts are estimated except for the SEC registration fee and the NASD filing fee.

                                                          AMOUNT
                                                      --------------
   Registration fee under Securities Act ..........    $
   NASD filing fee ................................
   New York Stock Exchange fees ...................
   Legal fees and expenses ........................
   Accounting fees and expenses ...................
   Blue Sky fees and expenses .....................
   Printing and engraving expenses ................
   Registrar and transfer agent fees ..............
   Miscellaneous expenses .........................
     Total ........................................    $
                                                       =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that the Company shall indemnify to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Company's Certificate of Incorporation provides that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

     Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (I.E., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

     The Company intends to obtain primary and excess insurance policies insuring the directors and officers of the Company and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

     Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provide for indemnification by the Underwriters of the Company, its directors and officers who sign the Registration Statement and persons who control the Company, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has issued securities in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereunder.

     On December 29, 1995, the Company issued warrants to GE Capital to acquire 2,257,362 shares of Common Stock pursuant to the terms of the Stock Purchase Warrant dated as of December 29, 1995 between GE Capital and the Company.

     On December 22, 1995, the Company issued 300,000 shares of Series A Preferred Stock to GE Capital in consideration for the receipt of $12,000,000 pursuant to the terms of the Securities Purchase Agreement dated as of December 22, 1995 between GE Capital and the Company.

     On December 30, 1996, GE Capital exercised the Stock Purchase Warrant dated as of December 29, 1995 and acquired 2,257,362 shares of Common Stock, which it exchanged, pursuant to the terms of the Securities Exchange Agreement dated as of December 23, 1996 between GE Capital and the Company, for 800,000 shares of Series B Convertible Preferred Stock of the Company. Also, on December 30, 1996, GE Capital purchased 800,000 shares of Series C Convertible Preferred Stock of the Company in exchange for consideration of $32,000,000 pursuant to the terms of the Securities Purchase Agreement dated as of December 30, 1996 between GE Capital and the Company.

     On March   , 1998, GE Capital exchanged 800,000 shares of Series B
Preferred Stock and 800,000 shares of Series C Preferred Stock for       shares
of Class B Common Stock, pursuant to the terms of the Securities Exchange
Agreement dated as of March   , 1998 between GE Capital and the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following documents are filed as exhibits to this registration statement:


 EXHIBIT    DESCRIPTION
---------   --------------------------------------------------------------------------------------------
  1.1       Form of Underwriting Agreement.*
  3.1       Certificate of Incorporation of the Company, as amended and restated.*
  3.2       By-Laws of the Company, as amended and restated.
  4.1       Form of Certificate of Common Stock.*
  4.2       Registration Rights Agreement, by and between Neff Corp. and GECFS, Inc., dated as of
            March 25, 1998.
  4.3       Registration Rights Agreement, by and between Neff Corp. and Santos Fund I, L.P., dated as of March 25, 1998.
  4.4       Registration Rights Agreement, by and between Neff Corp. and Santos Capitol Advisors, Inc., dated as of March 25, 1998.

 EXHIBIT    DESCRIPTION
---------   -----------------------------------------------------------------------------------------------
  4.5       Amended and Restated Stockholders' Agreement by and among Jorge Mas, Juan Carlos Mas,
            Jose Ramon Mas, General Electric Capital Corporation, GECFS, Inc., Kevin P. Fitzgerald,
            Santos Fund I, L.P., Santos Capital Advisors, Inc. and Neff Corp., dated as of March 25, 1998.
  5.1       Opinion of Fried, Frank, Harris, Shriver & Jacobson.*
 10.1       Amended and Restated Credit Agreement, by and among Neff Corp., Neff Machinery, Inc.
            and Neff Rental, Inc., and General Electric Capital Corporation, as Agent, dated as of
            December 31, 1997.*
 10.2       Form of John Deere Light Industrial Equipment Dealer Agreement.*
 10.3       Form of John Deere Light Industrial Equipment Security Agreement.*
 10.4       Stock Purchase and Redemption Agreement by and among Neff Corp., Industrial Equipment
            Rentals, Inc. and all of the Shareholders and Holders of Subordinated Debentures, dated
            July 14, 1997.**
 10.5       The Asset Purchase Agreement by and among Richbourg's Sales & Rentals, Inc., Bruce E.
            Richbourg and Neff Corp., dated December 23, 1997.**
 10.6       Stock Option Agreement, by and between Neff Corp. and Kevin P. Fitzgerald.*
 10.7       Stock Option Agreement, by and between Neff Corp. and Robert G. Warren.
 10.8       Form of Lock-up Agreement.*
 21.1       Subsidiaries of the Company.
 23.1       Consents of Deloitte & Touche, LLP
 23.2       Consent of Arthur Andersen LLP
 23.3       Consent of Price Waterhouse & Co.
 23.4       Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above).
 24.1       Power of Attorney (included on Signature Page of this Registration Statement).
 27.1       Financial data schedule.**

----------------
*  To be filed by amendment.
** Previously filed.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) To provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on March 16, 1998.

                                     NEFF CORP.

                                     By: /s/ KEVIN P. FITZGERALD
                                         ---------------------------------------
                                         Kevin P. Fitzgerald
                                         President and Chief Executive Officer

     The undersigned directors and officers of Neff Corp. hereby constitute and appoint Kevin P. Fitzgerald and Bonnie S. Biumi and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-1 and any and all amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and hereby ratify and confirm all that such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                               TITLE                          DATE
-------------------------------   ---------------------------------------   ---------------

/s/ JORGE MAS                     Chairman of the Board                     April 27, 1998
-------------------------------
Jorge Mas

/s/ KEVIN P. FITZGERALD           President and Chief Executive Officer     April 27, 1998
-------------------------------   (Principal Executive Officer)
Kevin P. Fitzgerald

/s/ JOSE RAMON MAS                Director                                  April 27, 1998
-------------------------------
Jose Ramon Mas

/s/ BONNIE S. BIUMI               Chief Financial Officer                   April 27, 1998
-------------------------------   (Principal Financial Officer and
Bonnie S. Biumi                   Accounting Officer)



                          INDEPENDENT AUDITORS' REPORT

To Neff Corp.:

     We have audited the financial statements of Neff Corp. and subsidiaries (the "Company") as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated March 11, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Miami, Florida


March 11, 1998, except for the preferred stock exchange referred to in Note 1 and for the third paragraph of Note 5 as to which the dates are March 25, 1998 and April 23, 1998, respectively

                                                                    SCHEDULE II

                                   NEFF CORP.

                VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                (IN THOUSANDS)

                                                BALANCE       CHARGED TO                                  BALANCE
                                             AT BEGINNING      COSTS AND                                  AT END
                                               OF PERIOD       EXPENSES      OTHER     DEDUCTIONS(1)     OF PERIOD
                                            --------------   ------------   -------   ---------------   ----------
Classification
YEAR ENDED 12/31/95:
Allowance for doubtful accounts .........        $246            $270        $ --         $ (219)         $  297
                                                 ====            ====        ====         ======          ======
YEAR ENDED 12/31/96:
Allowance for doubtful accounts .........        $297            $520        $ --         $ (442)         $  375
                                                 ====            ====        ====         ======          ======
YEAR ENDED 12/31/97:
Allowance for doubtful accounts .........        $375            $957        $ --         $ (240)         $1,092
                                                 ====            ====        ====         ======          ======

----------------
(1) Deductions represent bad debt write-offs and adjustments to accumulated amortization for assets sold.

                               INDEX TO EXHIBITS


                                                                                                SEQUENTIALLY
 EXHIBIT                                                                                          NUMBERED
  NUMBER    DESCRIPTION                                                                             PAGE
---------   --------------------------------------------------------------------------------   -------------
 3.2        By-Laws of the Company, as amended and restated.
 4.2        Registration Rights Agreement, by and between Neff Corp. and GECFS, Inc., dated as of March 25, 1998.
 4.3        Registration Rights Agreement, by and between Neff Corp. and Santos Fund I,
            L.P., dated as of March 25, 1998.
 4.4        Registration Rights Agreement, by and between Neff Corp. and Santos Capitol
            Advisors, Inc., dated as of March 25, 1998.
 4.5        Amended and Restated Stockholders' Agreement by and among Jorge Mas,
            Juan Carlos Mas, Jose Ramon Mas, General Electric Capital Corporation,
            GECFS, Inc., Kevin P. Fitzgerald, Santos Fund I, L.P., Santos Capital Advisors,
            Inc. and Neff Corp., dated as of March 25, 1998.
10.7        Stock Option Agreement, by and between Neff Corp. and Robert G. Warren.
23.1        Consents of Deloitte & Touche, LLP
23.2        Consent of Arthur Andersen LLP
23.3        Consent of Price Waterhouse & Co.